       As filed with the Securities and Exchange Commission on November 25, 1998
                                                     Registration No. 333-_____
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ___________________________________
                                   FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                      ___________________________________

                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

     NEVADA                         2834                          95-3872914
 (State or other         (Primary Standard Industrial          (I.R.S. Employer
 jurisdiction of         Classification Code Number)         Identification No.)
incorporation or
  organization)

                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ALLEN CHAO, PH.D.
                          WATSON PHARMACEUTICALS, INC.
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
   Michel J. Feldman, Esq.                             Keith S. Crow, Esq.
     Steve Curtis, Esq.                               Gerald T. Nowak, Esq.
     D'Ancona & Pflaum                                  Kirkland & Ellis
    30 N. LaSalle Street                             200 E. Randolph Street
     Chicago, IL 60602                                 Chicago, IL 60601
      (312) 580-2000                                    (312) 861-2000

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the proposed merger of TheraTech, Inc. ("TheraTech") with a subsidiary of the registrant, as described in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 23, 1998, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1993, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                       PROPOSED          PROPOSED
                                                      AMOUNT           MAXIMUM           MAXIMUM        AMOUNT OF
                                                      TO BE         OFFERING PRICE      AGGREGATE     REGISTRATION
       TITLE OF EACH CLASS OF SECURITIES          REGISTERED (1)      PER SHARE       OFFERING PRICE  FEE (2), (3)
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0033 par value per share.......     6,300,612           N/A               N/A         $79,700.00
==================================================================================================================

(1) Based on the maximum number of shares of Watson common stock to be issued in connection with the Merger.
(2) Estimated pursuant to Rule 457(f)(1), solely for the purpose of calculating the registration fee, based upon the average of the high and low price reported for TheraTech common stock on the Nasdaq National Market ("Nasdaq NMS") on November 19, 1998.
(3) A registration fee of $56,800 was previously paid in connection with the filing by TheraTech of its Schedule 14A (File No. 000-20063) on November 19, 1998. Accordingly, pursuant to Rule 457(b), the registration fee has been reduced by the amount of the fee previously filed and a fee of $22,900 has been paid herewith.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                [THERATECH LOGO]

                                                                December 7, 1998

Fellow Stockholders:

  I am pleased to invite you to attend a special meeting of stockholders of TheraTech, Inc. to be held on January 14, 1999 at 9:00 a.m., local time, at TheraTech's offices at 417 Wakara Way, Salt Lake City, Utah.

  THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN THERATECH.

  At this special meeting, you will be asked to vote on a merger between TheraTech and a wholly-owned subsidiary of Watson Pharmaceuticals, Inc., and on any other business to come before the special meeting. In the merger, each share of TheraTech common stock that you hold will be converted into the right to receive not less than 0.2663 or more than 0.29589 shares of Watson common stock. Subject to the above minimum and maximum, the exact ratio of Watson common stock that you will receive for each share of your TheraTech common stock will be calculated as follows: twelve divided by the average daily closing price of Watson common stock as quoted on the New York Stock Exchange during the ten consecutive trading day period ending on the second trading day before the closing date of the merger.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER, WHICH WE BELIEVE IS IN YOUR BEST INTERESTS AND IS CONSISTENT WITH THERATECH'S LONG-TERM BUSINESS STRATEGIES.

  We have enclosed a Proxy Statement/Prospectus discussing the merger and describing the Watson common stock you will receive if the merger is approved, and a proxy card so you can vote on the merger without attending the meeting. The Agreement and Plan of Merger, which governs the transaction, is included in the Proxy Statement/Prospectus. We encourage you to read these documents carefully.

  After the merger is completed, we will notify you as to how you should proceed to exchange your TheraTech certificates for Watson certificates. DO NOT SEND IN YOUR CERTIFICATES UNTIL YOU RECEIVE THIS NOTIFICATION.

  This letter is your notice of the special meeting and is being sent to stockholders of record as of the close of business on November 23, 1998, who are the only holders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. NOT RETURNING YOUR CARD OR NOT INSTRUCTING YOUR BROKER HOW TO VOTE ANY SHARES HELD FOR YOU IN "STREET NAME" WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT/PROSPECTUS.

                                          By order of the TheraTech Board of
                                           Directors,

                                          Dinesh C. Patel, Ph.D.
                                          Chairman, President and
                                          Chief Executive Officer
                                          TheraTech, Inc.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Where You Can Find More Information.......................................   2
Summary...................................................................   4
Risk Factors..............................................................  17
The Merger................................................................  25
Information Regarding Watson..............................................  44
Information Regarding TheraTech...........................................  45
Special Meeting of Stockholders...........................................  46
The Merger Agreement......................................................  49
Description of Watson Capital Stock.......................................  61
Comparison of Rights of Holders of Watson Common Stock
 and TheraTech Common Stock...............................................  62
Legal Matters.............................................................  72
Experts...................................................................  72
Unaudited Pro Forma Condensed Combined Financial Statements............... F-1
Notes to Unaudited Pro Forma Condensed Combined Financial Statements...... F-8
Index of Certain Defined Terms
Appendices
  Appendix A--Agreement and Plan of Merger................................ A-1
  Appendix B--Fairness Opinion of CIBC Oppenheimer........................ B-1

THERATECH, INC.                                     WATSON PHARMACEUTICALS, INC.

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Board of Directors of TheraTech, Inc. has approved a merger proposal whereby TheraTech will merge with Jazz Merger Corp., a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. that was formed solely for the purpose of this transaction. If approved by you, the proposed transaction will result in TheraTech becoming a wholly-owned subsidiary of Watson.

In the merger each share of TheraTech common stock that you hold will be converted into the right to receive not less than 0.2663 or more than 0.29589 shares of Watson common stock. Subject to the above minimum and maximum, the exact ratio of Watson common stock that you will receive for each share of your TheraTech common stock will be calculated as follows: twelve divided by the average daily closing price of Watson common stock as quoted on the New York Stock Exchange during the ten consecutive trading day period ending on the second trading day before the closing date of the merger. Fractional shares will be paid in cash. Additionally, each outstanding option to purchase TheraTech common stock will be assumed by Watson and converted into the right to purchase Watson common stock at the exchange ratio described above.

We cannot complete this merger unless you approve it. TheraTech will hold a special meeting of its stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

The date, time and place of the special meeting is as follows:

                   THERATECH SPECIAL MEETING OF STOCKHOLDERS
                    January 14, 1999, 9:00 a.m., local time
                                 417 Wakara Way
                              Salt Lake City, Utah

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN RISKS INVOLVED WITH AN INVESTMENT IN WATSON COMMON STOCK.

This Proxy Statement/Prospectus provides you with detailed information about the special meeting and the proposed merger. We encourage you to read this entire document carefully. You can also get information about both Watson and TheraTech from publicly available documents that both companies file with the Securities and Exchange Commission.


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY
 STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Proxy Statement/Prospectus dated December 7, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

  Information regarding Watson and TheraTech, including historical financial statements and detailed descriptions of the businesses of Watson and TheraTech, is included in documents other than this Proxy Statement/Prospectus. Watson and TheraTech each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, statements or other information about Watson and TheraTech on file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also find Watson's and TheraTech's Securities and Exchange Commission filings through commercial document retrieval services and the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. You may find additional information about Watson and TheraTech via their respective websites: http://www.watsonpharm.com; and http://www.thrt.com. Information in the companies' web sites is intended to be timely and accurate; however, there can be no assurance that this is the case. Such information is expressly excluded from this Proxy Statement/Prospectus.

  Watson has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Watson common stock to be issued to TheraTech stockholders in exchange for shares of TheraTech common stock in the merger. This document is a part of that registration statement and is a prospectus of Watson as well as a proxy statement of TheraTech for the special meeting of TheraTech stockholders. Additional information is included in the registration statement, which has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For complete information, you should read this entire document and any other document that we refer you to, including documents filed with the Securities and Exchange Commission and all appendices and exhibits to this or any other document.

                      DOCUMENTS INCORPORATED BY REFERENCE

  This Proxy Statement/Prospectus refers you to information about Watson and TheraTech located in other documents. The information in those documents, which are identified below, is specifically deemed to be a part of this Proxy Statement/Prospectus and to have been delivered to you in connection with making your decision to vote on the merger. You can obtain a free copy of these and other documents on the Securities and Exchange Commission's web site or by writing, calling or faxing:

  Mr. Alexander L. Searl                  Ms. Sara Swee
  Senior Vice President and               Director of Corporate Communications
  Chief Financial Officer                 Watson Pharmaceuticals, Inc.
  TheraTech, Inc.                         311 Bonnie Circle
  417 Wakara Way                          Corona, California 91720
  Salt Lake City, Utah 84108              Tel: (909) 270-1400, ext. 4278
  Tel: (801) 588-6200                     Fax: (909) 270-1429
  Fax: (801) 583-0050

  In order to ensure timely delivery of these documents to you prior to the special meeting of TheraTech stockholders, you must request them by December 23, 1998.

  The following Watson documents are incorporated by reference in this Proxy Statement/Prospectus:

  1. Annual Report on Form 10-K for the year ended December 31, 1997, as amended.

  2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended.

  3. Current Reports on Form 8-K dated February 28, 1998, April 30, 1998 and May 13, 1998.

  4. The description of the Watson common stock contained in its Registration Statement on Form 8-A dated April 3, 1992.

  The following TheraTech documents are incorporated by reference in this Proxy Statement/Prospectus:

  1. Annual Report on Form 10-K for the year ended December 31, 1997.

  2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended.

  3. Current Report on Form 8-K dated October 28, 1998.

  4. The description of the TheraTech common stock contained in its Registration Statement on Form 8-A dated May 13, 1992.

  You should also consider as a part of this document all documents that Watson and TheraTech file under the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement/Prospectus but prior to the date of the special meeting. If any document Watson or TheraTech files under the Securities Exchange Act of 1934 during this time period changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information, rendering the earlier statements invalid to the extent they are modified.

  You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information. You should only consider this Proxy Statement/Prospectus an offer to purchase the securities discussed in this Proxy Statement/Prospectus or a solicitation of your proxy if it is lawful in the jurisdiction in which you reside. Although we believe we have provided you with all the information which would be helpful to you in your decision to vote, it is possible that after we have delivered this Proxy Statement/Prospectus to you events may occur at Watson or TheraTech which might affect your decision or the value of your stock.

                              CAUTIONARY STATEMENT

  This Proxy Statement/Prospectus contains forward-looking statements regarding Watson and TheraTech within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus. You should carefully consider the information in this Proxy Statement/Prospectus before deciding whether to vote in favor of the merger.

                                    SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for more complete descriptions of the terms of the merger, you should read carefully this entire document and the documents we have referred you to.

An index of certain capitalized terms used in this Proxy Statement/Prospectus is included at the end of this document before the Appendices. Also, please refer to "Where You Can Find More Information" on page 2.

QUESTIONS AND ANSWERS ABOUT THE MERGER

WHO IS WATSON?

Watson is a fully integrated pharmaceutical company engaged in the research and development, production, marketing and distribution of off-patent and branded pharmaceutical products.

Watson has made significant recent acquisitions of businesses, products and technologies. Watson continues to regularly review potential opportunities to acquire or invest in other technologies, products or product rights and businesses compatible with its existing business. See "Information Regarding Watson" on page 44.

Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720, and its telephone number is (909) 270-1400.

WHO IS THERATECH?

TheraTech develops advanced controlled-release and other drug delivery products which administer drugs through the skin, by oral delivery to the gastrointestinal tract, through tissues in the oral cavity, through absorption in the lungs and by other means. TheraTech believes its products provide advantages over existing controlled-release drug delivery products and conventional oral, injectable, inhalation and continuous infusion methods by increasing efficacy, safety, bioavailability and/or patient compliance and comfort. See "Information Regarding TheraTech" on page 45.

TheraTech's principal executives offices are located at 417 Wakara Way, Salt Lake City, Utah 84108 and its telephone number is (801) 588-6200.

WHAT ARE THERATECH'S REASONS FOR THE MERGER?

TheraTech's Board of Directors believes that the merger will help implement and accelerate TheraTech's business strategy, by giving TheraTech access to Watson's significant marketing capabilities and financing strength. In reaching its conclusion to approve the merger, TheraTech's Board considered a variety of factors, including the exchange ratio in the merger, TheraTech's business and prospects (both on a stand-alone and a combined basis), industry conditions and market conditions. See "The Merger -- TheraTech's Reasons for the Merger" beginning on page 28.

ARE THERE RISKS I SHOULD CONSIDER?

Your decision to approve the merger and to exchange your TheraTech shares for Watson shares involves certain risks that you should be aware of. Risks associated with holding Watson common stock may differ from risks associated with holding TheraTech common stock. See "Risk Factors" beginning on page 17.

 . TheraTech and Watson may experience difficulties in integrating their two businesses.

 . The price of Watson common stock fluctuates significantly from time to time, and Watson has no present intention of paying any dividends.

 . Certain directors and officers of TheraTech have interests in the merger in addition to their interests as TheraTech stockholders.

 . Your legal rights as a Watson stockholder will be different in some respects from your legal rights as a TheraTech stockholder.

 . The number of shares of Watson common stock you receive in exchange for your TheraTech shares will depend on the market price of Watson common stock before the merger is completed. See "What Will I Receive for My TheraTech Common Stock," below.

WHAT DOES THE THERATECH BOARD OF DIRECTORS RECOMMEND?

The TheraTech Board of Directors has unanimously approved the merger and recommends that TheraTech stockholders vote FOR the proposal to approve the Agreement and Plan of Merger.

WHAT WILL I RECEIVE FOR MY THERATECH COMMON STOCK?

Each share of your TheraTech common stock will be exchanged for not less than
0.2663 or more than 0.29589 shares of Watson common stock. Subject to the above minimum and maximum, the exact exchange ratio of Watson common stock that you will receive for each share of your TheraTech common stock will be calculated as follows: twelve (12) divided by the average closing price of Watson common stock for the ten (10) consecutive trading days ending on the second trading day immediately prior to the closing date of the merger.

UNDER THIS FORMULA:

 . The minimum exchange ratio of 0.2663 of a share of Watson common stock will apply if the average closing price of Watson common stock is $45.06 or more for the specified period.

 . The maximum exchange ratio of 0.29589 of a share of Watson common stock will apply if the average closing price of Watson common stock is $40.56 or less for the specified period.

 . The exchange ratio will vary between the minimum and maximum if the average closing price of Watson common stock is between $40.56 and $45.06 for the specified period.

 . The value of Watson common stock may fluctuate between the time the exchange ratio is determined and when you receive your shares of Watson common stock.

In addition, you will receive a cash payment for the value of any fraction of a share of Watson common stock to which you would otherwise be entitled under the exchange ratio.

FOR EXAMPLE:

 . If the average closing price of Watson common stock as quoted on the New York
  Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the closing date is $43.00, then twelve divided by $43.00 equals 0.27907, which means you will receive 0.27907 of a share of Watson common stock for each share of your TheraTech common stock. If you have 100 shares of TheraTech common stock, you will receive 27 shares of Watson common stock (100 x 0.27907 = 27.907 shares) and a cash payment in the amount of $39.00 (0.907 shares x $43.00 = $39.00), since no fractional shares will be issued in connection with the merger.

If the average closing price of Watson common stock for the specified period is at or between $40.56 and $45.06, then pursuant to the exchange ratio a portion of a share of Watson common stock having a market value at that time of $12.00 will be issued for each share of TheraTech common stock (based on the average closing price of Watson common stock for the specified period).

The market value of that portion of a share of Watson common stock to be issued for each share of the TheraTech common stock in the merger may exceed $12.00 if the average closing price of Watson common stock for the specified period exceeds $45.06. Conversely, the market value of such portion of a share of Watson common stock to be issued in the merger will be less than $12.00 if the average closing price of Watson common stock for the specified period is less than $40.56.

FOR EXAMPLE:

 . If the average closing price of Watson common stock for the specified period is $55.00, you will receive the minimum portion of a share of Watson common stock under the exchange ratio of 0.2663. However, due to the higher average closing price of Watson common stock, the market value as determined over the specified period will be approximately $14.65, rather than $12.00.

 . If the average closing price of Watson common stock for the specified period is $35.00, you will receive the maximum portion of a share of Watson common stock under the exchange ratio of 0.29589. However, due to the lower average closing price of Watson common stock, the market value as determined over the specified period will be approximately $10.36, rather than $12.00.

The table below shows the average closing prices on the New York Stock Exchange for Watson common stock and the Nasdaq National Market System for TheraTech common stock for the ten (10) consecutive trading day period ending on October 23, 1998, the last trading day before the public announcement of the merger, and the average closing price for the ten (10) consecutive trading day period ending on November 23, 1998, the most recent day for which closing prices were available at the time we mailed this Proxy Statement/Prospectus. The table also shows the market value at that time of the shares of Watson common stock that TheraTech stockholders would have received for each share of their TheraTech common stock in the merger applying the exchange ratio based on the average closing price of Watson common stock for each specified period. This example is provided to you for explanatory purposes as the actual calculation cannot be provided in advance.

                                             AVERAGE TEN DAY           VALUE OF
                                              CLOSING PRICE             WATSON
                                             ---------------- ASSUMED   COMMON
                                             THERATECH WATSON EXCHANGE  STOCK
          SPECIFIED PERIOD ENDING:             PRICE   PRICE   RATIO   RECEIVED
-------------------------------------------- --------- ------ -------- --------
October 23, 1998............................  $ 8.76   $49.98  0.2663   $13.31
November 23, 1998...........................  $13.44   $51.55  0.2663   $13.73

Stockholders are urged to obtain current market quotations for Watson common stock and TheraTech common stock.

IS THE PRICE FAIR?

TheraTech engaged CIBC Oppenheimer Corp. and William Blair & Company, L.L.C. as its financial advisors in connection with the merger. CIBC Oppenheimer issued an opinion letter dated October 23, 1998 addressed to the TheraTech Board of Directors stating that the number of shares of Watson common stock you will receive for your TheraTech common stock is fair from a financial point of view. The scope of William Blair's engagement did not include, and William Blair was not asked to issue, such an opinion letter. See "The Merger--Opinion of TheraTech's Financial Advisor" on page 29.

WILL I BE TAXED ON THE MERGER?

We expect that for U.S. federal income tax purposes:

 . You will not have taxable gain or loss on the exchange of your TheraTech common stock for Watson common stock (except with respect to any cash you receive in lieu of a fractional share of Watson common stock); and,

 . The holding period for the Watson common stock that you receive in the merger generally will include the holding period for your TheraTech common stock.
  See "The Merger--Certain Federal Income Tax Consequences of the Merger" on page 42.

WHEN WILL THE MERGER BE COMPLETED?

We expect the merger to be completed on or about January 14, 1999. However, delays in obtaining regulatory approvals and other factors could delay the merger.

In addition, the obligations of each of the parties to consummate the merger is subject to certain conditions to closing that, if not satisfied, would allow such party to terminate the Agreement and Plan of Merger. Consequently, we cannot assure you that the merger will be completed.

WHAT CIRCUMSTANCES MIGHT PREVENT THE MERGER?

EITHER WATSON OR THERATECH MAY WITHDRAW FROM THE MERGER IF, AMONG OTHER
CIRCUMSTANCES:

 . The merger is not approved by TheraTech stockholders.

 . The merger is not cleared by regulatory authorities.

 . Government or court action prevents or has a material adverse effect on the merger.

 . The merger has not occurred by March 31, 1999.

Also, neither TheraTech nor Watson intends to complete the merger unless each receives opinions confirming that the merger will be treated as a tax-free reorganization under the Internal Revenue Code and a pooling of interests for accounting purposes. The opinions will not, however, bind the Internal Revenue Service or the Securities and Exchange Commission, either of which could take a contrary position. TheraTech and Watson expect to receive these opinions.

Watson and TheraTech can also withdraw from the merger by mutual consent or in the following circumstances:

WATSON MAY WITHDRAW IF:

 . TheraTech breaches certain representations, warranties or promises it made to Watson or doesn't satisfy its obligations under the Agreement and Plan of Merger.

 . TheraTech receives and accepts an alternative proposal for a transaction with a third party.

 . TheraTech's Board of Directors withdraws or modifies its approval or recommendation of the merger.

 . There has been a material adverse change in TheraTech's business.

 . TheraTech fails to obtain third-party consents to certain agreements.

 . Dr. Dinesh C. Patel and Dr. Charles D. Ebert fail to execute amended employment agreements and non-competition agreements.

THERATECH MAY WITHDRAW IF:

 . Watson breaches certain representations, warranties or promises it made to TheraTech or doesn't satisfy its obligations under the Agreement and Plan of Merger.

 . TheraTech receives an unsolicited alternative proposal which its board believes is superior to Watson's offer.

 . There has been a material adverse change in Watson's business.

WHAT HAPPENS IF THERATECH RECEIVES A BETTER PROPOSAL?

If TheraTech receives an unsolicited written alternative proposal from a third party the Board of Directors of TheraTech determines in good faith to be more favorable to TheraTech stockholders than Watson's proposal, it may accept the superior proposal, so long as the TheraTech Board satisfies certain conditions. See "The Merger Agreement--Alternative Proposals" on page 54.

IS THERE A COST TO THERATECH FOR FAILING TO COMPLETE THE MERGER AGREEMENT?

TheraTech has agreed to pay Watson a $5 million fee if the merger is not completed under any of the following circumstances:

 . If TheraTech terminates the Agreement and Plan of Merger in order to accept a superior proposal, or

 . If Watson terminates the Agreement and Plan of Merger because the TheraTech
  Board has accepted an alternative proposal, or

 . If TheraTech terminates the Agreement and Plan of Merger because the merger did not occur by March 31, 1999, and TheraTech enters into an agreement, or consummates a transaction, relating to an alternative proposal within four months of such termination, or

 . If Watson terminates the merger agreement because TheraTech has breached the Agreement and Plan of Merger, and TheraTech enters into an agreement, or consummates a transaction, relating to an alternative proposal within four months of such termination, or

 . If Watson terminates the Agreement and Plan of Merger because the TheraTech
  Board of Directors withdrew or modified its recommendation of the merger, and TheraTech enters into an agreement, or consummates a transaction, relating to an alternative proposal within one year of such termination.

HOW WILL THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

Watson expects the merger to qualify as a pooling of interests, which means that for accounting and financial reporting purposes Watson will treat Watson and TheraTech as if they had always been a combined entity.

WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

The special meeting of TheraTech stockholders to vote on the merger will be held at 9:00 a.m., local time, on January 14, 1999, at TheraTech's headquarters at 417 Wakara Way, Salt Lake City, Utah.

WHO CAN VOTE ON THE MERGER?

Holders of TheraTech common stock at the close of business on November 23, 1998 can vote at the special meeting.

WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

The merger must be approved by holders of a majority of the voting power of the outstanding shares of TheraTech common stock.

The directors, executive officers and affiliates of TheraTech, as a group, own approximately 28% of the outstanding shares of TheraTech common stock entitled to vote at the special meeting. TheraTech presently expects that all of these shares will be voted in favor of the merger. Except as provided below, however, there are no agreements to this effect. Dr. Dinesh C. Patel and Dr. William I. Higuchi have each agreed to vote all their shares of TheraTech common stock in favor of the merger. As of November 23, 1998, Dr. Dinesh C. Patel held approximately 12.6% of the outstanding TheraTech common stock and Dr. William
I. Higuchi held approximately 10.6% of the outstanding TheraTech common stock.

WHAT SHOULD I DO NOW TO VOTE ON THE MERGER?

Just vote and sign your proxy card and mail it as soon as possible in the enclosed return envelope, so that your shares can be voted at the special meeting of TheraTech stockholders.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker cannot vote your shares for you without your instructions. You should instruct your broker to vote your shares, following the directions your broker provides to you. Shares that are not voted because you do not instruct your broker will be counted as votes against the merger.

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

Yes, you can change your vote at any time before your proxy is voted at the special meeting of TheraTech stockholders. You can do this in three ways: (1) you can send TheraTech a written statement that you would like to revoke your proxy; (2) you can send TheraTech a new proxy card (if you choose either (1) or (2), you should send your revocation or new proxy card to TheraTech's Secretary); or (3) you can attend the special meeting and vote in person. However your attendance alone will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions.

DO THE OFFICERS OR DIRECTORS OF THERATECH HAVE ANY OTHER INTERESTS?

You should be aware that certain members of management and the Board of Directors of TheraTech have certain interests in the merger in addition to their interests as TheraTech stockholders. These interests include that:

 . Watson has agreed to assume all of the options outstanding under each of (i) the TheraTech 1992 Amended and Restated Employees' Stock Option Plan, which will be exercisable for approximately 654,835 shares of Watson common stock,
  (ii) the TheraTech 1992 Amended and Restated Directors' Stock Option Plan, which will be exercisable for approximately 60,983 shares of Watson common stock and (iii) any options otherwise issued outside of any plan, which will be exercisable for approximately 80,356 shares of Watson common stock. The conversion of TheraTech common stock to Watson common stock in this paragraph and elsewhere in this Proxy Statement/Prospectus has been calculated using an assumed exchange ratio of 0.2663. Information with respect to outstanding stock options is as of October 31, 1998.

 . Upon consummation of the merger, Dr. Dinesh C. Patel and Dr. Charles D. Ebert of TheraTech will enter into amendments to their employment agreements that provide for, among other terms, the grant of options to purchase shares of Watson common stock.

 . TheraTech options held by four individuals have vesting periods that will accelerate and become immediately exercisable upon consummation of the merger.

 . Certain severance payments to Alexander L. Searl, the Senior Vice President and Chief Financial Officer of TheraTech, will be triggered by the merger.

 . Watson has agreed to cause TheraTech to indemnify the directors and officers of TheraTech and to maintain a directors and officers liability insurance policy for a period of two years following the merger, subject to market availability and cost limitations. See "The Merger -- Interests of Certain Persons in the Merger" on page 38.

DO THERATECH STOCKHOLDERS HAVE APPRAISAL RIGHTS?

No. Under Delaware law, TheraTech stockholders do not have appraisal rights in connection with the merger.

HOW WILL MY RIGHTS AS A WATSON STOCKHOLDER BE DIFFERENT FROM MY RIGHTS AS A THERATECH STOCKHOLDER?

Your rights as a Watson stockholder will differ in certain ways, including that:

 . Watson has a classified board of directors, therefore it will be more difficult for you to change the composition of Watson's Board of Directors;

 . It will be more difficult for you to bring an action against an officer or director of Watson after the merger because Nevada law limits your ability to do so;

 . As a Watson stockholder you will have the ability to act through a written consent in lieu of a stockholder meeting where you did not have that ability as a stockholder of TheraTech;

 . You will not have the ability to amend the Bylaws of Watson as you did with TheraTech;

 . Transactions involving interested persons may be more difficult to challenge as a Watson stockholder than as a TheraTech stockholder;

 . Unless you own at least 15% of the outstanding shares of Watson, you will not have the ability to review the books and records of Watson; and

 . Situations may arise in which appraisal rights, which might have been available to you as a TheraTech stockholder, will not be available to you as a Watson stockholder.

SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

No. After the merger is completed you will receive written instructions for exchanging your TheraTech certificates for Watson certificates.

WHAT IS THE VALUE OF THE WATSON COMMON STOCK TO BE EXCHANGED?

Based on 21,576,676 shares of TheraTech common stock outstanding on November 23, 1998 and assuming an exchange ratio of 0.2663:

 . TheraTech stockholders will receive approximately 5,745,869 shares of Watson common stock in the merger, or approximately 6.0% of the issued and outstanding shares of Watson common stock following the merger.

 . The aggregate value of Watson common stock to be exchanged for TheraTech common stock in the merger will be approximately $296 million.

These calculations assume that, for purposes of the exchange ratio, the average closing price of Watson common stock as quoted on the New York Stock Exchange for the ten (10) consecutive trading days ending on the second trading day immediately preceding the closing date was the same as the average closing price of Watson common stock for the ten (10) consecutive trading days ending on November 23, 1998 (which was the latest practicable day for which closing prices were available when we mailed this Proxy Statement/Prospectus to you) and that there are 89,475,000 shares of Watson common stock outstanding as of November 23, 1998. See "What Will I Receive for My TheraTech Common Stock" on page 5.

ARE ANY REGULATORY APPROVALS REQUIRED?

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Watson and TheraTech from completing the merger until each has furnished certain information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and a required waiting period has expired or been terminated. On November 18, 1998 Watson and TheraTech completed the required filings to the Antitrust Division and the U.S. Federal Trade Commission. We expect the waiting period to expire on or before December 18, 1998 unless additional information is requested.

CAN THE AGREEMENT AND PLAN OF MERGER BE AMENDED OR WAIVED?

TheraTech and Watson may mutually agree to amend in writing the terms of the Agreement and Plan of Merger. Additionally, either party can agree in writing to waive a requirement set forth in the Agreement and Plan of Merger which the other party is required to perform. However, after the merger is approved by the TheraTech stockholders neither party may materially change the Agreement and Plan of Merger without the approval of the TheraTech stockholders.

WHERE ARE THE WATSON COMMON STOCK AND THERATECH COMMON STOCK TRADED?

TheraTech common stock is listed on the Nasdaq National Market System under the symbol "THRT." TheraTech common stock will be delisted after the merger.

Watson common stock is listed on the New York Stock Exchange under the symbol "WPI." Prior to September 17, 1997, Watson common stock was traded on the Nasdaq National Market System under the symbol "WATS."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are derived from, and should be read in conjunction with, the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of each of Watson and TheraTech, which are incorporated by reference in the Proxy Statement/Prospectus. The condensed consolidated financial statements of each of Watson and TheraTech as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited; however, in the respective managements' opinions, they reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The interim financial statements are not necessarily indicative of full year operating results or year-end financial position of the companies. See "Where You Can Find More Information" on page 2.

                          WATSON PHARMACEUTICALS, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------------------- -----------------
                          1993 (3)(4)(5) 1994 (3)(4) 1995 (3)   1996     1997     1997   1998 (6)
                          -------------- ----------- -------- -------- -------- -------- --------
CONSOLIDATED INCOME
 STATEMENT DATA (1)(2):                                                            (UNAUDITED)
Product sales...........     $99,022      $127,894   $170,227 $223,639 $324,015 $214,251 $409,703
Royalty revenue.........         --          1,209     22,247   27,162   14,249   14,249      --
                             -------      --------   -------- -------- -------- -------- --------
 Total revenues.........      99,022       129,103    192,474  250,801  338,264  228,500  409,703
Net income..............      47,670        37,025     48,181   78,562   90,184   60,761   78,413
Basic earnings per
 share..................        0.60          0.45       0.58     0.92     1.04     0.70     0.88
Diluted earnings per
 share..................        0.59          0.44       0.56     0.89     1.01     0.68     0.86
Weighted shares, basic..      78,982        81,849     83,317   85,028   86,991   86,712   88,942
Weighted shares,
 diluted................      81,128        83,563     85,515   88,081   89,325   89,037   91,383

                                         DECEMBER 31,
                         -------------------------------------------- SEPTEMBER 30,
                           1993     1994     1995     1996     1997     1998 (6)
                         -------- -------- -------- -------- -------- -------------
CONSOLIDATED BALANCE
 SHEET DATA (1):                                                       (UNAUDITED)
Current assets.......... $183,783 $207,467 $235,398 $326,930 $246,789  $   384,376
Working capital.........  151,670  179,132  195,735  293,675  146,949      275,205
Total assets............  266,493  299,121  364,879  473,581  755,005    1,000,371
Long-term debt..........    2,143    5,091    3,758    3,864    2,385      150,093
Other long-term
 liabilities............   25,477   15,691      706   12,226   86,887       56,625
Total stockholders'
 equity.................  206,760  250,004  320,752  423,835  565,034      683,482

-------

(1) Watson merged with Circa Pharmaceuticals, Inc. in July 1995, Oclassen Pharmaceuticals, Inc. in February 1997 and Royce Laboratories, Inc. in April 1997 in separate transactions accounted for as poolings of interests. All Watson historical financial data include the accounts of Circa, Oclassen and Royce for all periods presented. The special charges associated with these mergers were $13.9 million in 1995 and $14.7 million in 1997.
(2) In October 1997, Watson effected a two-for-one stock split in the form of a 100% stock dividend. Share and per share amounts for all periods have been restated to reflect the stock split.
(3) Included in net income for the years ended December 31, 1993, 1994, and 1995 were gains from the sale of common stock of Marsam Pharmaceuticals, Inc. of $14.5 million, $3.2 million and $6.2 million, respectively. Watson has no remaining investment in Marsam.
(4) Included in net income for the years ended December 31, 1993 and 1994 was a provision for $7.6 million and a gain of $2.3 million, respectively, from legal settlements in which Circa was involved.
(5) As a result of the pooling of interests accounting for Watson's 1995 merger with Circa, an income tax benefit of $29.8 million was recorded in 1993. This tax benefit resulted from a reduction in the valuation allowance for Circa's net deferred tax assets. These net deferred tax assets represented net operating loss and tax credit carryforwards generated by Circa prior to its merger with Watson.
(6) Watson acquired The Rugby Group, Inc. in February 1998 in a transaction accounted for as a purchase. Rugby's results of operations have been recorded in Watson's financial statements since the date of acquisition. In connection with the Rugby acquisition, Watson recorded a special non-cash charge of $18.8 million for the write-off of in-process research and development associated with Rugby's wholly-owned subsidiary, Chelsea Laboratories, Inc.

                                THERATECH, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        NINE MONTHS
                                                                           ENDED
                                  YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                          ------------------------------------------- ---------------
                           1993     1994      1995     1996    1997    1997    1998
                          -------  -------  --------  ------- ------- ------- -------
                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA (1):
Product sales...........  $   --   $   --   $  4,318  $11,296 $15,470 $10,680 $14,007
Research and development
 and licensing revenue..    5,363    7,505    18,713   23,412  22,736  17,268  20,075
                          -------  -------  --------  ------- ------- ------- -------
 Total revenues.........    5,363    7,505    23,031   34,708  38,206  27,948  34,082
Net income (loss).......   (7,875) (11,637)   (7,841)   4,225   5,851   3,863   4,941
Basic earnings (loss)
 per share..............    (0.50)   (0.61)    (0.40)    0.21    0.28    0.19    0.23
Diluted earnings (loss)
 per share..............    (0.50)   (0.61)    (0.40)    0.20    0.27    0.18    0.23
Weighted shares, basic..   15,695   18,972    19,789   20,292  20,778  20,714  21,190
Weighted shares,
 diluted................   15,695   18,972    19,789   21,587  21,734  21,621  21,726

                                      DECEMBER 31,
                         --------------------------------------- SEPTEMBER 30,
                          1993    1994    1995    1996    1997       1998
                         ------- ------- ------- ------- ------- -------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Current assets.......... $19,433 $23,648 $23,443 $30,254 $32,121    $32,828
Working capital.........  14,831  20,012  14,530  22,302  24,710     25,420
Total assets............  28,060  49,818  50,836  53,847  61,861     60,581
Long-term debt..........     652   8,662  10,320   8,661   7,261      1,243
Other long-term
 liabilities............     212     212   1,212   1,212   3,632      3,252
Total stockholders'
 equity.................  22,595  37,307  30,391  36,022  43,557     48,679

-------
(1) In June 1996, TheraTech effected a three-for-two split of its common stock in the form of a stock dividend. Share and per share amounts have been adjusted retroactively for all years presented to reflect the split.

                               WATSON / THERATECH

                          SUMMARY UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The summary unaudited pro forma condensed combined financial information has been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial statements included elsewhere in this Proxy Statement/Prospectus. It has been prepared to give effect to the merger under the pooling of interests method and reflects an assumed exchange ratio of
0.2663 of a share of Watson common stock for each share of TheraTech common stock. Such pro forma information assumes the merger had been effective as of January 1, 1995 for purposes of the income statement information and as of September 30, 1998 for the balance sheet information. This information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial position that would have occurred if the merger had occurred as of January 1, 1995 or on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere in this Proxy Statement/Prospectus.

                                                              NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,    SEPTEMBER 30,
                                   -------------------------- -----------------
                                     1995     1996     1997     1997     1998
                                   -------- -------- -------- -------- --------
PRO FORMA CONDENSED COMBINED
 INCOME STATEMENT DATA:
Product sales....................  $174,545 $234,935 $339,485 $224,931 $423,710
Royalty, research and development
 and licensing revenue...........    40,960   50,574   36,985   31,517   20,075
                                   -------- -------- -------- -------- --------
    Total revenues...............   215,505  285,509  376,470  256,448  443,785
Net income.......................    43,940   83,182   95,650   64,369   81,501
Basic earnings per share.........      0.50     0.92     1.03     0.70     0.86
Diluted earnings per share.......      0.48     0.89     1.01     0.68     0.84
Weighted shares, basic...........    88,587   90,432   92,524   92,228   94,585
Weighted shares, diluted.........    91,135   93,830   95,113   94,795   97,169

                                                                   SEPTEMBER 30,
                                                                       1998
                                                                   -------------
PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Current assets....................................................  $  417,204
Working capital...................................................     286,626
Total assets......................................................   1,064,562
Long-term debt....................................................     151,336
Other long-term liabilities.......................................      61,985
Total stockholders' equity........................................     719,663

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Watson and TheraTech and Watson/TheraTech combined per share data on an unaudited pro forma basis, prepared to give effect to the merger under the pooling of interests accounting method. Pro forma combined earnings per share information assumes the merger had been effective as of January 1, 1995. The pro forma comparative per share data gives effect to the merger at an assumed exchange ratio of 0.2663 assuming the average per share closing price of Watson common stock was equal to or greater than $45.06. The following table sets forth the earnings and book value per share for TheraTech on an unaudited per share equivalent pro forma basis. The equivalent pro forma combined for TheraTech earnings and book value per share are calculated by multiplying the pro forma combined per share amounts by the assumed exchange ratio of 0.2663. Book value per share has been adjusted to include the shares of Watson common stock to be issued in the merger and assumes that the merger had been effective at the end of each period presented. The pro forma comparative per share data does not purport to represent what Watson's financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project Watson's financial position or results of operations for any future date or period. This data should be read in conjunction with the unaudited pro forma condensed combined financial statements included elsewhere herein and the separate historical financial statements and notes thereto of Watson and TheraTech incorporated by reference into this Proxy Statement/Prospectus.

                                                YEARS ENDED       NINE MONTHS
                                                DECEMBER 31,         ENDED
                                             ------------------- SEPTEMBER  30,
                                              1995   1996  1997       1998
                                             ------  ----- ----- --------------
                                                                  (UNAUDITED)
Watson--Historical:
  Basic earnings per share.................  $ 0.58  $0.92 $1.04     $0.88
  Diluted earnings per share...............    0.56   0.89  1.01      0.86
  Book value per share.....................    3.81   4.96  6.43      7.64
Watson/TheraTech Pro Forma Combined
 (unaudited):
  Basic earnings per share.................  $ 0.50  $0.92 $1.03     $0.86
  Diluted earnings per share...............    0.48   0.89  1.01      0.84
  Book value per share.....................    3.81   4.95  6.40      7.57
TheraTech--Historical:
  Basic (loss) earnings per share..........  $(0.40) $0.21 $0.28     $0.23
  Diluted (loss) earnings per share........   (0.40)  0.20  0.27      0.23
  Book value per share.....................    1.52   1.75  2.07      2.29
Equivalent Pro Forma Combined for TheraTech
 (unaudited):
  Basic earnings per share.................  $ 0.13  $0.24 $0.27     $0.23
  Diluted earnings per share...............    0.13   0.24  0.27      0.22
  Book value per share.....................    1.01   1.32  1.70      2.02

                            COMPARATIVE MARKET DATA

  Watson common stock is traded on the New York Stock Exchange under the trading symbol "WPI." TheraTech common stock is traded on the Nasdaq National Market System under the trading symbol "THRT." Prior to September 17, 1997, Watson's common stock was traded on the Nasdaq National Market System under the symbol "WATS." The following table presents trading information for Watson common stock and TheraTech common stock on October 23, 1998 and November 23, 1998. October 23, 1998 was the last full trading day prior to the announcement of the signing of the Agreement and Plan of Merger. November 23, 1998 was the last trading day for which information was available prior to the date of the first mailing of this Proxy Statement/Prospectus.

                                              WATSON             THERATECH
                                       -------------------- --------------------
                                        HIGH   LOW   CLOSE   HIGH   LOW   CLOSE
                                       ------ ------ ------ ------ ------ ------
      October 23, 1998................ $52.81 $51.56 $52.25 $10.25 $ 9.50 $ 9.75
      November 23, 1998............... $53.75 $51.75 $51.19 $13.94 $13.63 $13.88

  Stockholders are urged to obtain current market quotations for Watson common stock and TheraTech common stock.

  The following table sets forth, for the periods indicated, the high and low sales price per share, based on published financial sources, of Watson common stock and TheraTech common stock. All numbers have been adjusted to reflect the October 1997 Watson common stock two-for-one stock split and the June 1996 TheraTech common stock three-for-two stock split, both of which were effected as stock dividends.

                                                      WATSON       THERATECH
                                                   COMMON STOCK  COMMON STOCK
                                                   ------------- -------------
                                                    HIGH   LOW    HIGH   LOW
                                                   ------ ------ ------ ------
      1996:
        First Quarter............................. $24.75 $18.50 $16.83 $10.42
        Second Quarter............................  24.25  18.25  16.33  12.00
        Third Quarter.............................  20.00  13.00  14.00   8.38
        Fourth Quarter............................  23.00  15.88  13.63   9.38
      1997:
        First Quarter............................. $23.06 $17.69 $14.75 $ 9.50
        Second Quarter............................  22.25  16.00  12.25   7.50
        Third Quarter.............................  30.38  21.63  12.13   9.69
        Fourth Quarter............................  34.13  27.00  12.13   7.00
      1998:
        First Quarter............................. $42.94 $30.50 $11.00 $ 7.44
        Second Quarter............................  49.50  36.25  11.00   7.88
        Third Quarter.............................  52.88  40.25  10.75   5.75
        Fourth Quarter (through November 23,
         1998)....................................  56.81  42.00  14.81   6.88

  Watson and TheraTech have not paid any cash dividends on their common stock to date and have no present intention of paying cash dividends in the near future.

  As of November 23, 1998, there were approximately 10,700 record holders of Watson common stock and approximately 220 record holders of TheraTech common stock.

                                  RISK FACTORS

  This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should be aware that any such statements are projections or estimates as to future events, which may or may not occur. In addition to the other information in this Proxy Statement/Prospectus, you should carefully consider the following risk factors before voting on the merger.

DIFFICULTIES INTEGRATING THE BUSINESSES OF WATSON AND THERATECH

  The merger involves the integration of two companies that have previously operated independently. Watson and TheraTech may encounter difficulties in integrating their businesses, which could have a material adverse effect on the operating results or financial condition of the combined company's business. Watson or TheraTech may experience disruption in its business or employee base as a result of uncertainty following announcement of the merger and during the integration process if the merger is consummated. There is also a risk that key employees of TheraTech may seek employment elsewhere, including with competitors. Furthermore, the operations, management and personnel of the two companies may not be compatible, and Watson or TheraTech may also experience the loss of key personnel for that reason. We also cannot assure you that the companies will be able to successfully blend their products and technology to create the advantages which this merger is intended to create. Further, there may be overlap between the products or customers of Watson and TheraTech which may create conflicts in relationships or other commitments detrimental to the integrated businesses.

DEPENDENCE ON PRODUCT DEVELOPMENT AND COMMERCIALIZATION

  Watson's and TheraTech's future results of operations will depend to a significant extent upon their ability to successfully commercialize new proprietary and off-patent pharmaceutical products in a timely manner. As a result, new products must be continually developed, tested and manufactured and, in addition, must meet regulatory standards and receive requisite regulatory approvals. Products of Watson or TheraTech currently in development may or may not receive the regulatory approvals necessary for marketing by TheraTech, Watson or other third-party partners. Furthermore, the development and commercialization process is time-consuming and costly, and we cannot assure you that any of Watson's or TheraTech's products, if and when developed and approved, can be successfully commercialized. Risk particularly exists with respect to the development of proprietary products, because of the uncertainties and higher costs associated with research and development of such products and the unproven market acceptability of such products. Delays or unanticipated costs in any part of the process or the inability of Watson and TheraTech to obtain regulatory approval for their products, including failure to maintain their manufacturing facilities in compliance with all applicable regulatory requirements, could adversely affect the combined company's operating results.

EFFECT OF FUTURE TRANSACTIONS ON WATSON'S BUSINESS OR STOCK PRICE IS UNCERTAIN

  Watson regularly reviews potential transactions related to technologies, products or product rights and businesses complementary to its business. Such transactions could include mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, Watson may choose to enter into such transactions at any time. The impact of transactions on the market price of a company's stock is often uncertain, but may cause substantial fluctuations to the market price. Consequently, you should be aware that any announcement of any such transaction could have a material adverse effect upon the market price of Watson's common stock. Moreover, depending upon the nature of any transaction, Watson may experience a charge to earnings, which could be material, and possibly have an adverse impact upon the market price of Watson common stock. In connection with the TheraTech merger, Watson expects to record merger expenses of approximately $14 million. In addition, any such transaction could be disruptive to the management of Watson, and any such disruption could also have a material adverse effect on its business or financial condition.

WATSON'S AND THERATECH'S BUSINESSES ARE AFFECTED BY GOVERNMENT REGULATION

  All pharmaceutical manufacturers are subject to extensive, complex, costly and evolving governmental regulations and restrictions administered by the Federal Food and Drug Administration ("FDA"), other federal and state agencies, and numerous governmental authorities in other countries. Moreover, Watson and TheraTech and certain of their vendors are subject to the periodic inspection of their facilities and operations and/or the testing of their products by the FDA, the U.S. Drug Enforcement Agency ("DEA"), the U.S. Environmental Protection Agency ("EPA") and similar state, local and foreign regulatory authorities. Each of these organizations conducts periodic inspections to confirm continued compliance with its regulations. Failure to comply with any of these regulations could result in fines, unanticipated compliance expenditures, interruption of production and criminal prosecution. Although Watson and TheraTech have instituted internal compliance programs, we cannot assure you that such programs will meet regulatory agency standards and that any lack of compliance will not have a material adverse effect on Watson or TheraTech.

  In recent years, the process for obtaining governmental approval to market pharmaceutical products has become more rigorous, time-consuming and costly, and neither Watson nor TheraTech can predict the extent to which they may be affected by legislative and regulatory developments. Watson and TheraTech are dependent on receiving FDA and other governmental approvals prior to marketing and shipping their respective products. Consequently, there is always the chance that the FDA or other applicable agency will not approve products, or that the rate, timing and cost of such approvals will adversely affect Watson's or TheraTech's product introduction plans or results of operations. The Uruguay Round Agreements Act ("URAA"), which became effective June 8, 1994, lengthens the term of existing and future patents by changing the patent term to the longer of 17 years from the date of patent grant or 20 years from the date of patent application. These URAA changes could postpone approval eligibility of some products.

INDUSTRY IS COMPETITIVE

  The pharmaceutical industry is intensely competitive. Watson's and TheraTech's competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug delivery systems. Such competitors include the major brand name and off-patent manufacturers of pharmaceuticals, especially those doing business in the United States. Many competitors have been in business for a longer period of time than either Watson or TheraTech, have a greater number of products on the market and have greater financial and other resources. Newly introduced off-patent products with limited or no off-patent competition are typically sold at higher selling prices, often resulting in increased gross profit margins. As competition from other manufacturers intensifies, selling prices typically decline. Consequently, the maintenance of profitable operations will depend, in part, on both companies' ability to maintain efficient production capabilities and to develop and introduce new products in a timely and cost-effective manner. It is possible that developments by others will make Watson's or TheraTech's products or technologies noncompetitive or obsolete.

WATSON IS DEPENDENT ON KEY PERSONNEL

  The success of Watson's present and future operations will depend, to a great extent, upon the experience, abilities and continued services of certain executive officers of Watson, including Allen Chao, Ph.D. The loss of the services of any of these officers could have a material adverse effect on the combined company. Watson has entered into employment agreements with certain of its executive officers, including Dr. Chao, and, effective on consummation of the merger, Dinesh C. Patel, Ph.D. Watson does not carry key-man life insurance on any of its officers. The success of the combined company also will depend upon its ability to attract and retain other highly qualified scientific, managerial, sales and manufacturing personnel. However, when two companies merge, there is a risk of departure of employees due to certain factors, including factors relating to the integration process, and such departures may occur with respect to the combined company. Competition for such personnel is intense. In this respect, Watson and TheraTech compete with numerous pharmaceutical and healthcare companies, as well as universities and nonprofit research organizations. We cannot assure you that the combined company will continue to attract and retain qualified personnel.

POTENTIAL VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

  The market prices for securities of companies engaged primarily in pharmaceutical development, manufacture and distribution have historically been highly volatile, and the market price of Watson's common stock has been and may continue to be volatile. For example, the market price of Watson's common stock fluctuated during the past twelve months between $27.00 per share and $57.88 per share and may continue to fluctuate. Generally market price fluctuations in a company's stock may be due to acquisition or other material public announcements, along with a variety of additional factors including, without limitation, (i) new product introductions, (ii) the purchasing practices of a company's customers, (iii) changes in the degree of competition for a company's products, (iv) the announcement of technological innovations or new commercial products by a company or its competitors, (v) governmental regulation, (vi) regulatory approvals or regulatory issues, (vii) developments relating to patents or proprietary rights, (viii) publicity regarding actual or potential clinical results with respect to products under development by a company or others and (ix) political developments or proposed legislation in the pharmaceutical or healthcare industry. Any of these factors, among others, could have a significant impact on the market price of the Watson common stock.

  Watson has not paid any cash dividends since inception, although certain of its wholly-owned subsidiaries may have paid dividends prior to a combination with Watson. After the merger, Watson does not anticipate paying cash dividends in the foreseeable future. Certain financing contracts and arrangements between Watson and third parties restrict Watson's ability to pay dividends.

DIFFICULTY IN OBTAINING AND PROTECTING PATENTS AND PROPRIETARY RIGHTS

Watson's and TheraTech's success with their proprietary products will depend in part on their ability to obtain patent protection for their products. Both Watson and TheraTech have a number of U.S. and foreign patents issued and pending. However, we cannot assure you that Watson's or TheraTech's patent applications will be approved, or if approved will be upheld in a court of law. We also cannot assure you that such patents will provide competitive advantages for their respective products or will not be challenged or circumvented by competitors.

  Watson and TheraTech also rely on trade secrets and proprietary know-how which they seek to protect, in part, through confidentiality agreements with their respective partners, customers, employees and consultants. It is possible that these agreements will be breached or that they won't be enforceable in every instance, and that Watson or TheraTech will not have adequate remedies for any such breach. It is also possible that Watson's or TheraTech's trade secrets will become known or independently developed by competitors.

  Watson and TheraTech may be required or may desire to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. We cannot assure you that the combined company will be able to obtain these licenses on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid or enforceable. In addition, intellectual property law is subject to change by the courts and other governmental bodies. For example, a 1997 Supreme Court ruling could impact a party's ability to enforce its patents and to defend against potential patent infringement claims by third parties. The combined company's ability to commercialize its products will depend on it not infringing the valid patent rights of others. Litigation concerning patents and proprietary technologies can be protracted and expensive and brand companies are increasingly suing competitors as a way of delaying the introduction of competitors' products. Any such litigation may be costly and time consuming, and could result in a substantial delay in a new product introduction, any of which could have a material adverse effect on the combined company's business, financial condition or results of operations.

INCREASED COMPETITION RELATED TO CERTAIN SIGNIFICANT PRODUCTS

  During the nine months ended September 30, 1998, sales of Dilacor XR(R) and Diltiazem XR accounted for approximately 18% of Watson's total revenues. In the same period, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 15% of Watson's total revenues. During fiscal year 1997, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 23% of total revenues. Also in fiscal year 1997, sales of Dilacor XR(R) and Diltiazem XR accounted for approximately 22% of total revenues following the purchase by Watson of Dilacor XR(R) in June of 1997. In fiscal years 1996 and 1995, sales in the hydrocodone bitartrate/acetaminophen product group accounted for approximately 29% and 35% of total 1996 and 1995 revenues, respectively. Due to FDA approval of products that will compete with Watson's products, there has been and will continue to be increased price competition with respect to the hydrocodone group, Dilacor XR(R) and Diltiazem XR. Consequently Watson may experience a reduction in future sales of such products which, absent additional offsetting revenues, could have a material adverse effect on the financial condition and results of operations of Watson.

DEPENDENCE ON CERTAIN SUPPLIERS

  Some materials used in Watson's and TheraTech's manufactured products, and some products sold by Watson and TheraTech, are currently available only from sole or limited suppliers. This includes products which have historically accounted for a significant portion of Watson's revenues. In addition, sources for materials for Watson's and TheraTech's products must be approved by the FDA, the DEA and/or other governmental agencies or bodies. For some products sold by Watson and TheraTech, only one or very few suppliers have been approved for certain materials or products used in Watson's or TheraTech's products. Any interruption or delay in supply of materials or products from sole or limited source suppliers, or delays in the applicable governmental approval of new suppliers, or delay in approving Watson as the manufacturer of such products, could have a material adverse effect on the combined company's business.

WATSON'S AND THERATECH'S ABILITY TO ADDRESS THE YEAR 2000 ISSUE

  Each of Watson and TheraTech has assessed and continues to assess the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue concerns the inability of information systems and computer software programs to properly recognize and process date sensitive information relating to the Year 2000 and beyond. Each of Watson and TheraTech has several information system improvement initiatives underway which management believes will adequately address the Year 2000 Issue. However, if third party payors, suppliers, distributors, transporters or joint venture partners do not adequately address their Year 2000 Issues or if Watson and/or TheraTech fail to successfully complete their respective Year 2000 initiatives, the combined company could be adversely affected in the future. For more information on the companies' Year 2000 preparedness, see also Watson's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 and TheraTech's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998. Each of these documents is incorporated by reference into this Proxy Statement/Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER MAY CONFLICT WITH INTERESTS OF THERATECH STOCKHOLDERS

  Certain members of TheraTech's management and TheraTech's Board of Directors have interests in the merger that may conflict with the interests of TheraTech stockholders. Specifically, by virtue of the merger (i) all options currently outstanding under existing TheraTech stock option plans will be assumed by Watson, (ii) the TheraTech employment agreements with Dr. Dinesh C. Patel and Dr. Charles D. Ebert will be amended upon consummation of the merger and continued after the merger and will provide for, among other things, the grant of additional options to purchase shares of Watson common stock to such individuals, (iii) severance payments to Alexander L. Searl, the Senior Vice President and Chief Financial Officer of TheraTech, will be triggered by the merger, (iv) Watson has agreed to cause TheraTech to indemnify the TheraTech officers and directors following the merger, and to continue to maintain liability insurance covering the TheraTech officers and directors for a period of two years following the merger, subject to market availability and cost limitations and (v) the vesting of TheraTech options held by four individuals will be accelerated upon closing of the merger. See "The Merger -- Interests of Certain Persons in the Merger" on page 38.

DILUTION

  In April, 1998, Watson filed a registration statement with the SEC which allows Watson to raise up to $300 million from offerings of senior or subordinated debt securities, common stock, preferred stock or a combination thereof, at such times and in such amounts as Watson deems appropriate. To date, Watson has issued $150 million in senior unsecured notes pursuant to such registration statement. In addition, (i) Watson may engage in future transactions, including the acquisition of technologies, products, products rights and businesses, which could involve the issuance of its securities and
(ii) Watson has commitments pursuant to existing option plans and free-standing options and warrants which are likely to result in the issuance of additional shares of Watson common stock. You should be aware that the issuance of any securities for these or other reasons could result in dilution of your equity interest in Watson. In addition, the Watson Board of Directors has the authority to issue, without vote or action of shareholders, shares of preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions thereof. You should be aware that any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Watson common stock. The Watson Board of Directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future.

THE MERGER IS CONDITIONED UPON SEVERAL FACTORS

  The Agreement and Plan of Merger requires certain conditions to be satisfied before the merger can be consummated. If any of these conditions are not satisfied and not waived by the other party, the merger may not be consummated. A waiver of a material condition to the merger, including the conditions that
(i) the merger qualify for pooling of interests treatment for accounting purposes and (ii) the merger qualify as a tax-free reorganization under applicable tax laws, may require a resolicitation of the vote of the TheraTech stockholders prior to consummation of the merger.

UNCERTAINTY OF JOINT VENTURE INCOME

  A portion of Watson's net income is derived from joint ventures. In addition, a substantial portion of Watson's efforts in developing controlled-release technology prior to the merger has been primarily conducted through joint ventures. These arrangements involve various partners. Watson does not control the joint ventures or the commercial exploitation of the licensed products, and we cannot assure you that such joint ventures will be, or, if profitable, will continue to be profitable. Although restrictions contained in certain of Watson's joint venture arrangements have not in the past had a material adverse impact on Watson's marketing of its products, any such marketing restriction could affect future revenues and have a material adverse effect on the operations of the combined company. Further, in connection with its proprietary drug delivery systems, TheraTech has depended upon certain partners to fund all or a portion of the costs of, or to undertake, product development, testing, regulatory approval and marketing. We cannot assure you that Watson or TheraTech could replace such collaborative arrangements or successfully develop, test and market such products on their own. The combined company's earnings could be negatively impacted if existing collaborative partners withdraw or if these products are not timely developed, approved or successfully commercialized. Additionally, it is uncertain how the combination of Watson and TheraTech will affect TheraTech's ability to continue its collaborative efforts and partnerships with certain third parties, including large pharmaceutical companies.

PRODUCT LIABILITY INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN

  The design, development and manufacture of Watson's and TheraTech's products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive and difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although Watson and TheraTech currently maintain product liability insurance for their products in the amounts each company believes to be commercially reasonable, we cannot assure you that the coverage limits of Watson's or TheraTech's insurance policies will be adequate. A claim brought against Watson or TheraTech, whether fully covered by insurance or not, could have a material adverse effect upon the combined company.

YOUR RIGHTS AS A WATSON STOCKHOLDER WILL DIFFER FROM YOUR RIGHTS AS A THERATECH STOCKHOLDER

  After the merger, you will no longer be a stockholder of TheraTech, which is a Delaware corporation. You will be a stockholder of Watson, which is a Nevada corporation. While your rights as a stockholder of a Delaware corporation are similar to the rights of a stockholder in a Nevada corporation, some differences do exist. In addition, the Certificate or Articles of Incorporation and Bylaws of each of TheraTech and Watson contain further differences. Certain of these differences are identified in this Proxy Statement/Prospectus under "Summary" beginning on page 4, and "Comparison of Rights of Holders of Watson Common Stock and TheraTech Common Stock" beginning on page 62.

  Certain provisions of Nevada law could make an unsolicited acquisition of control of Watson more difficult and/or expensive. In addition, provisions of Watson's Articles of Incorporation permitting the issuance of preferred stock by the Board of Directors and the existence of a staggered board of directors may also make an unsolicited acquisition of control more difficult or expensive. See "Comparison of Rights of Holders of Watson Common Stock and TheraTech Common Stock -- Structure of the Board" on page 62 and "-- Required Vote for Certain Business Combinations and Other Anti-Takeover Provisions" on page 67.

FLUCTUATIONS IN THE EXCHANGE RATIO MAY AFFECT THE MERGER CONSIDERATION WHICH YOU WILL RECEIVE

  Each share of your TheraTech common stock will be exchanged for not less that
0.2663 or more than 0.29589 shares of Watson common stock. Subject to the above minimum and maximum, the exact exchange ratio of Watson common stock that you will receive for each share of your TheraTech common stock will be calculated as follows: twelve (12) divided by the average closing price of Watson common stock for the ten (10) consecutive trading days ending on the second trading day immediately prior to the closing date of the merger.

  If the average closing price of Watson common stock for the specified period is at or between $40.56 and $45.06, then pursuant to the exchange ratio a portion of a share of Watson common stock having a market value at that time of $12.00 will be issued for each share of TheraTech common stock (based on the average closing price of Watson common stock for the specified period).

  The market value of that portion of a share of Watson common stock to be issued for each share of TheraTech common stock in the merger may exceed $12.00 if the average closing price of Watson common stock for the specified period exceeds $45.06. Conversely, the market value of such portion of a share of Watson common stock to be issued in the merger will be less than $12.00 if the average closing price of Watson common stock for the specified period is less than $40.56.

  The market value of Watson common stock may fluctuate between the time the exchange ratio is determined and when you receive your shares of Watson common stock.

THERATECH WILL NO LONGER BE AN INDEPENDENT COMPANY; THERATECH WILL BE A WHOLLY-OWNED SUBSIDIARY OF WATSON.

  As a result of the merger, TheraTech will no longer be an independent company and will become a wholly-owned subsidiary of Watson. TheraTech stockholders will become Watson stockholders. Your continuing direct interest will cease in the business of TheraTech and you will have a direct interest in the business of Watson. As a Watson stockholder, you will be entitled to vote on all matters submitted to a vote of the Watson stockholders; however, you will no longer have the right to vote on matters specifically affecting TheraTech.

                                   THE MERGER

GENERAL

  The Agreement and Plan of Merger dated as of October 23, 1998 (the "Merger Agreement") provides for a business combination between Watson Pharmaceuticals, Inc. ("Watson") and TheraTech, Inc. ("TheraTech") in which Jazz Merger Corp., a newly formed, wholly-owned subsidiary of Watson (the "Sub"), will be merged with and into TheraTech (the "Merger") and the holders of TheraTech common stock, $0.01 par value per share ("TheraTech Common Stock"), will be issued shares of Watson common stock, $0.0033 par value per share ("Watson Common Stock") (plus cash in lieu of any fractional shares), in a transaction intended to qualify as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A and which is incorporated herein by reference.

EXCHANGE RATIO

  In the Merger, each share of TheraTech Common Stock outstanding immediately prior to the time of consummation of the Merger will be converted into the right to receive a portion of a share of Watson Common Stock (the "Exchange Ratio") equal to twelve (12) divided by the Average Closing Price (as defined below); provided that the Exchange Ratio shall not be less than 0.2663 or greater than 0.29589. The "Average Closing Price" will equal the average of the per share last daily closing price of Watson Common Stock as quoted on the New York Stock Exchange (the "NYSE") for the ten (10) consecutive trading days ending on the second trading day immediately preceding the closing date.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware. The Certificate of Merger will be filed as promptly as practicable after approval by TheraTech's stockholders has been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time").

BACKGROUND OF THE MERGER

  The TheraTech Board and management regularly consider TheraTech's strategic alternatives as part of their ongoing efforts to enhance stockholder value. These alternatives have included: (i) continuing TheraTech's strategy of entering into alliances with larger pharmaceutical companies for the development, commercialization and marketing of TheraTech's products and technologies, (ii) seeking additional financing, which would enhance TheraTech's ability to develop, commercialize and market its products and technologies on an independent basis or (iii) merging with a strategic partner to gain access to greater financial resources and marketing capabilities.

  Over the past several years, directors and management of TheraTech have had contacts with a number of organizations that were potentially interested in a strategic combination. These organizations have included both research and development companies and large pharmaceutical firms. All of these discussions remained preliminary. In January 1995, TheraTech retained William Blair & Company, L.L.C. ("William Blair") as a financial advisor in connection with the evaluation of strategic alternatives from time to time.

  In October 1996, Dinesh C. Patel, Ph.D., Chairman of the Board, President and Chief Executive Officer of TheraTech, and Allen Chao, Ph.D, Chairman of the Board, Chief Executive Officer and President of Watson, first met and held introductory discussions concerning their respective businesses. On February 19, 1997, TheraTech and Watson entered into a confidentiality agreement in order to generally explore business opportunities between them. On March 12, 1997, Dr. Patel and William Blair made a presentation to the TheraTech Board regarding TheraTech's alternatives, including a possible business combination with Watson. At this time, the TheraTech Board authorized management to investigate the possibility of a merger with Watson. However, the TheraTech Board ultimately concluded that TheraTech should continue to execute its business strategy on an independent basis and exploratory discussions with Watson were terminated.

  In April 1998, TheraTech engaged CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to provide financial advice in connection with (i) financing alternatives which would permit TheraTech to expand its product development and commercialization activities and (ii) possible strategic combinations. With CIBC Oppenheimer's assistance, TheraTech reviewed potential sources of financing, including the creation of a research and development vehicle that would offer interests to outside investors. TheraTech and its financial advisors also analyzed a possible strategic combination with Watson and others. In late April 1998, Drs. Chao and Patel also held preliminary discussions regarding a possible transaction between Watson and TheraTech.

  On May 4, 1998, Dr. Patel made a presentation to the Watson Board concerning TheraTech and the possible strategic advantages of a merger of the two companies. On May 5, 1998, Dr. Chao made a presentation to the TheraTech Board concerning Watson and the strategic advantages of a merger between the two companies. Among the benefits reviewed at both meetings were Watson's need for additional research and development capabilities, which TheraTech could address, and TheraTech's need for additional financing and marketing capabilities, which Watson could address. After the meeting on May 5, 1998, the TheraTech Board instructed management and its financial advisors to continue exploratory discussions with Watson. Watson and TheraTech executed a standstill agreement on May 13, 1998. Discussions between TheraTech and Watson occurred periodically for the next few months, although no agreement was reached to proceed with a merger or as to possible terms.

  Over the summer of 1998, TheraTech also had exploratory discussions with, and furnished confidential information to, five other potential strategic partners. Meanwhile, in early August 1998 TheraTech and Watson held discussions, regarding both the strategic advantages of a merger and a possible exchange ratio. On August 31, 1998, Watson delivered a letter to TheraTech (the "Watson Proposal") setting forth key terms of a proposed merger.

  At a meeting held on September 2, 1998, the TheraTech Board considered TheraTech's strategic alternatives in light of conditions in the capital markets, the results of exploratory discussions with other potential merger partners and the terms of the Watson Proposal. At the meeting, TheraTech's financial advisors made a presentation to the TheraTech Board concerning Watson and the proposed terms of a merger. The TheraTech Board directed management and its advisors to continue to analyze Watson and the proposed merger, as well as other options. In addition, the TheraTech Board directed management to arrange a meeting between the members of the TheraTech Board and senior managers of Watson, which meeting took place in Salt Lake City, Utah on September 10, 1998.

  Also at its September 2, 1998 meeting, the TheraTech Board discussed a written offer received from a third party for a stock-for-stock merger. Subsequent to the meeting, the TheraTech Board and management conducted due diligence concerning the third party and held discussions to clarify the terms of its offer. During the due diligence process, TheraTech concluded that a merger with this party would not fully address TheraTech's strategic needs for increased access to financing and marketing capabilities. In addition, during discussions to clarify the proposal, TheraTech concluded that the third party's proposal would yield less value per share than the Watson Proposal.

  At a meeting held on September 16, 1998, the TheraTech Board again considered its strategy of remaining an independent company. Based on a variety of factors, including the expected two-to-three year time horizon for commercialization of several of TheraTech's key products and conditions in the capital markets, the TheraTech Board concluded that it would be desirable to pursue a combination with a strategic partner with more significant financial resources and marketing capabilities. After a further review of the Watson Proposal, as well as Watson's financial resources, marketing capabilities and success to date in the pharmaceutical industry, the TheraTech Board instructed management and its advisors to pursue a transaction with Watson. Detailed due diligence commenced in late September 1998. On October 9, 1998, TheraTech signed an agreement under which it committed to negotiate exclusively with Watson until October 21, 1998. Beginning on October 9, 1998, the parties and their counsel had a series of negotiations over the terms of the Merger Agreement.

  On October 20, 1998, the TheraTech Board met to discuss the Merger, the terms of the Merger Agreement and the proposed exchange ratio. Representatives of CIBC Oppenheimer, William Blair and TheraTech's legal counsel attended the meeting. At the meeting, CIBC Oppenheimer discussed the Exchange Ratio and delivered its opinion to the TheraTech Board that the proposed Exchange Ratio is fair from a financial point of view to the TheraTech stockholders. The TheraTech Board noted that the Exchange Ratio allows TheraTech stockholders to benefit from increases in the Average Closing Price of Watson Common Stock above $45.06 and yields TheraTech stockholders $12.00 of Watson Common Stock per share of TheraTech Common Stock, as of the date the Exchange Ratio is determined, if the Average Closing Price is between $45.06 and $40.56. The TheraTech Board noted that, conversely, the Exchange Ratio is fixed at prices below $40.56 per share, meaning that TheraTech stockholders would receive, as of the date the Exchange Ratio is determined, less than $12.00 in value should the Average Closing Price of Watson Common Stock be below this level. The TheraTech Board also considered the other key terms of the Merger Agreement, including the termination and non-solicitation provisions. These provisions permit the Board to consider and, if desirable, accept an unsolicited superior proposal in the event one is presented prior to the Closing Date. The TheraTech Board also gave specific consideration to the termination fee of $5 million contained in the Merger Agreement. The TheraTech Board determined that such fee is both reasonable and customary in the market, and was demanded by Watson as a condition to executing the Merger Agreement. The TheraTech Board then conditionally approved the Merger Agreement, subject to continued negotiation and the approval of a special committee of the TheraTech Board, consisting of Dr. Dinesh C. Patel, James O'Brien and Robert K. deVeer, Jr.

  Negotiations continued over the next several days between representatives of Watson and TheraTech. On October 23, 1998, representatives of Watson and TheraTech approved the final terms of the Merger Agreement and authorized its execution.

THERATECH'S REASONS FOR THE MERGER

  In reaching its conclusion to approve the Merger Agreement, the TheraTech Board consulted with management of TheraTech, as well as its financial and legal advisors and considered a number of factors, including the following:

  1. The TheraTech Board considered the importance of the Merger in implementing and accelerating TheraTech's basic long-term growth strategy in light of the current economic, financial and business environment.

  2. The TheraTech Board analyzed TheraTech's financial condition, results of operations, business and prospects, and compared them to those of the combined companies. In considering this financial information, the TheraTech Board took into account TheraTech's and Watson's recent and historic stock prices and earnings performances, as well as its own analysis of the business opportunities presented by the Merger. The TheraTech Board considered detailed financial analyses and pro forma and other financial data presented by CIBC Oppenheimer and William Blair, as well as the TheraTech Board's own knowledge of the industry and of TheraTech and Watson and their respective businesses.

  3. The TheraTech Board considered the terms of the Merger Agreement, as well as other information concerning the Merger, including the terms and structure of the Merger. Among other things, the Board considered the expectation that the Merger will be treated as a tax-free transaction for U.S. federal income tax purposes both to TheraTech stockholders and to Watson and will be accounted for as a pooling of interests transaction. See "The Merger--Certain Federal Income Tax Consequences of the Merger" on page 42 and "The Merger--Accounting Treatment" on page 38.

  4. The TheraTech Board considered Watson's access to capital to finance research and development which would enable TheraTech to (i) pursue more product development and (ii) license products to others at a later stage in development, thereby increasing its share of profits.

  5. The TheraTech Board considered economies of scale, since the pharmaceutical industry is characterized by intense competition and consolidation. See "Risk Factors--Industry is Competitive" on page 18.

  6. The TheraTech Board considered TheraTech's existing dependence on certain products, particularly Androderm(R) which is marketed by SmithKline Beecham and Alora(R) which is marketed by Proctor & Gamble, Inc. The TheraTech Board believes the Merger will reduce TheraTech's dependence on these products.

  7. The TheraTech Board considered TheraTech's access to Watson's marketing expertise which TheraTech believes it can leverage in certain co-promotion agreements.

  8. The TheraTech Board considered the effect on TheraTech stockholders of TheraTech continuing as a stand-alone entity compared to the effect of TheraTech combining with Watson, in light of the factors summarized above.

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

  The TheraTech Board also considered a number of potential risks relating to the Merger, including (i) the difficulty and management distraction inherent in integrating two businesses, (ii) risks relating to the disparate nature of TheraTech's and Watson's core businesses, (iii) the risk that the Merger would not be consummated and (iv) the charge that Watson is expected to incur in connection with the Merger. See "Risk Factors" on page 17. The TheraTech Board believed that these risks were outweighed by the potential benefits to be realized from the Merger.

  The foregoing discussion of the information and factors considered by the TheraTech Board is not intended to be exhaustive but is believed to include all material factors considered by the TheraTech Board in approving the Merger. In view of the wide variety of information and factors considered, the TheraTech Board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

OPINION OF THERATECH'S FINANCIAL ADVISOR

  TheraTech retained CIBC Oppenheimer and William Blair to act as its financial advisors and CIBC Oppenheimer to render an opinion to the Board of Directors of TheraTech as to the fairness of the Merger, from a financial point of view, to the stockholders of TheraTech. TheraTech selected CIBC Oppenheimer and William Blair based on their qualifications, expertise and familiarity with the drug delivery and generic and specialty pharmaceuticals industries and with TheraTech and Watson in particular.

  CIBC Oppenheimer has delivered its written opinion, dated October 23, 1998, to the TheraTech Board of Directors to the effect that, subject to the various considerations set forth in such opinion, as of such date, the Exchange Ratio to be received by TheraTech stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of TheraTech (the "CIBC Oppenheimer Opinion"). CIBC Oppenheimer did not recommend to TheraTech that any specific amount of consideration constituted the appropriate consideration for the Merger. The Exchange Ratio was established by the parties to the Merger. No limitations were imposed by the TheraTech Board of Directors on CIBC Oppenheimer with respect to the investigations made or procedures followed by it in rendering the CIBC Oppenheimer Opinion. The CIBC Oppenheimer Opinion addresses only the fairness, from a financial point of view, of the Exchange Ratio to be received by TheraTech stockholders, and does not constitute a recommendation to any TheraTech stockholder as to how such stockholder should vote at the TheraTech Special Meeting.

  The summary of the CIBC Oppenheimer Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the CIBC Oppenheimer Opinion attached hereto as Appendix B. TheraTech's stockholders are urged to read the CIBC Oppenheimer Opinion carefully in its entirety in conjunction with this Proxy Statement/Prospectus for the assumptions made, procedures followed, matters considered and limits of the review by CIBC Oppenheimer.

  As set forth in the CIBC Oppenheimer Opinion, CIBC Oppenheimer relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by the managements of TheraTech and Watson and their respective representatives. Each of TheraTech and Watson provided CIBC Oppenheimer with financial projections for their respective companies. CIBC Oppenheimer assumed that all such projections were prepared on a reasonable basis reflecting the best available information, estimates and judgment of the respective managements of the two companies and that such projections will be realized in the amounts and time periods currently estimated by the managements of TheraTech and Watson. In arriving at its opinion, CIBC Oppenheimer neither made nor obtained any independent valuation or appraisal of the assets or liabilities of TheraTech or Watson. CIBC Oppenheimer also assumed the accuracy of the advice and conclusions of TheraTech's legal counsel and accountants with respect to tax and accounting matters as provided to CIBC Oppenheimer by TheraTech's management, including, without limitation, the treatment of the Merger as a tax-free reorganization for federal income tax purposes and as a pooling of interests for accounting and financial reporting purposes. The CIBC Oppenheimer Opinion is based upon CIBC Oppenheimer's analyses of certain factors in light of its assessment of general economic, financial and market conditions that could be evaluated by it as of the date of the CIBC Oppenheimer Opinion. In all cases, historical results were adjusted for extraordinary items and other non-recurring or non-operating charges.

  In rendering the CIBC Oppenheimer Opinion, CIBC Oppenheimer, among other things: (a) reviewed the Merger Agreement; (b) reviewed TheraTech's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1995, 1996 and 1997 and its quarterly report on Form 10-Q for the three months ended June 30, 1998; (c) reviewed Watson's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1995, 1996 and 1997 and its quarterly report on Form 10-Q for three months ended June 30, 1998; (d) reviewed the Certificate of Incorporation for TheraTech and the Articles of Incorporation for Watson; (e) reviewed certain financial projections prepared by management of Watson and TheraTech;
(f) held discussions with the senior management of each of TheraTech and Watson to review historical and current operations and financial conditions as well as projections and strategies of the respective companies and visited certain of their respective facilities; (g) reviewed current and historical market prices and trading data of the TheraTech Common Stock and the Watson Common Stock; (h) reviewed financial and market data for certain public companies CIBC Oppenheimer deemed comparable to TheraTech and Watson; (i) reviewed and analyzed recent mergers and acquisitions of companies in lines of business CIBC Oppenheimer deemed comparable to TheraTech and Watson; (j) analyzed the financial impact of the Merger on the combined company, including pro forma earnings per share; (k) prepared a discounted cash flow valuation of TheraTech and Watson; (l) reviewed the relative contributions to the combined company of TheraTech and Watson with respect to certain historical and projected financial parameters; and (m) performed such other analyses and reviewed such other documents and information as were deemed appropriate.

  Valuation of TheraTech. CIBC Oppenheimer performed four primary valuation analyses of TheraTech: (i) a comparison of TheraTech with certain publicly traded operating stage and development stage companies in the drug delivery industry (the "Drug Delivery Companies") which analysis consisted of reviewing and considering certain financial and market data for the Drug Delivery Companies (the "TheraTech Comparable Companies Analysis"); (ii) a comparison of the premiums to stock price paid and operating multiples paid in certain merger and acquisition transactions involving companies in the drug delivery and generic and specialty pharmaceuticals industry (the "TheraTech Comparable Merger and Acquisition Transactions Analysis"); (iii) a discounted cash flow analysis which consisted of adding the discounted present value of the projected future cash flows of TheraTech from June 30, 1998 to December 31, 2002 and the discounted present value of the terminal value of TheraTech, based on a multiple of the net income projected for the fiscal year ending December 31, 2002 (the "TheraTech Discounted Cash Flow Analysis") and (iv) a comparison of the premiums to stock price paid in merger and acquisition transactions completed from January 1, 1998 to October 16, 1998 (the "TheraTech Premiums Paid Analysis").

  TheraTech Common Stock Analysis. CIBC Oppenheimer reviewed current and historical market closing prices and trading data of TheraTech's Common Stock over the past year. CIBC Oppenheimer noted that over the past 52 weeks ended October 16, 1998, the high trading price was $12.13, low trading price was $5.75, average trading price was $9.06 and median trading price was $9.06.

  TheraTech Comparable Companies Analysis. CIBC Oppenheimer analyzed 13 Drug Delivery Companies to evaluate the market and aggregate values at which these companies trade relative to their respective historical and projected financial performance. The Drug Delivery Companies in the TheraTech Comparable Companies Analysis consisted of the following companies that are operating stage drug delivery companies or development stage companies focused on the oral, controlled-release and transdermal segments of the drug delivery market: ALZA Corporation, Andrx Corporation, Anesta Corp., Biovail Corporation International, CIMA Labs Inc., Cygnus, Inc., Elan Corporation PLC, Emisphere Technologies, Inc., Flamel Technologies S.A., Fuisz Technologies Ltd., K-V Pharmaceutical Company, Noven Pharmaceuticals, Inc. and SkyePharma plc. CIBC Oppenheimer analyzed, among other things, the market values and certain financial criteria for the Drug Delivery Companies, including their revenue, product sales, earnings before interest and taxes ("EBIT") and earnings per share, in each case, for the most recent twelve-month periods for which financial data was available and on an estimated basis for 1998 and 1999. Such estimates for the Drug Delivery Companies were derived from publicly available research reports published by a variety of investment firms and research analysts. The average and median values, respectively, for market value of treasury method diluted common equity on October 16, 1998 plus total debt and preferred stock less cash ("Aggregate Value") as a multiple of each of the indicated statistics for the Drug Delivery Companies were as follows: (a) trailing twelve months ("TTM") revenue: 7.7x and 4.3x; (b) TTM product sales:
8.1x and 6.9x; (c) TTM EBIT: 21.6x and 22.5x; (d) 1998 revenue: 4.4x and 3.2x;
(e) 1998 product sales: 5.9x and 5.1x; (f) 1998 EBIT: 21.7x and 20.6x; (g) 1999
revenue: 3.7x and 2.7x; (h) 1999 product sales: 6.0x and 3.2x; and (i) 1999
EBIT: 14.2x and 12.6x. The average and median values, respectively, for market values of treasury method diluted common equity on October 16, 1998 as a multiple of earnings per share for the following periods for the Drug Delivery Companies were as follows: (a) TTM earnings per share: 27.6x and 29.0x; (b) 1998 earnings per share: 26.5x and 28.4x; and, (c) 1999 earnings per share:
20.2x and 22.2x.

  Applying these results to TheraTechs TTM results and the financial projections for TheraTech prepared by independent research analysts yielded implied market values for TheraTech ranging from $95.2 million ($4.28 per share) to $558.6 million ($25.13 per share), with an average of $221.8 million ($9.98 per share) and a median of $193.4 million ($8.70 per share).

  TheraTech Merger and Acquisition Transaction Analysis. CIBC Oppenheimer reviewed the consideration paid in certain merger and acquisition transactions involving drug delivery and generic and specialty pharmaceuticals companies. The transactions which CIBC Oppenheimer reviewed (in descending order of size) consisted of the following acquisitions: R.P. Scherer Corporation by Cardinal Health, Inc.; Neurex Corporation by Elan Corporation PLC; Sano Corporation by Elan Corporation PLC; Biocraft Laboratories, Inc. by Teva Pharmaceutical Industries Ltd.; Faulding Inc. by F.H. Faulding & Co. Limited; Penederm, Inc. by Mylan Laboratories Inc.; Oclassen Pharmaceuticals, Inc. by Watson; Royce Laboratories, Inc. by Watson and Rugby Group by Watson; (collectively, the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions).

  CIBC Oppenheimer calculated premiums paid to price for each transaction based on such acquired companies' respective average trading prices for the one day, one month, three months and one year prior to announcement of the acquisitions. The high, low, average and median premiums paid to the price one day before announcement for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 53.0%, 1.0%, 27.3% and 25.6%. The high, low, average and median premiums paid to the average price one month before announcement for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 55.1%, 12.5%, 34.2% and 35.6%. The high, low, average and median premiums paid to the average price three months before announcement for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 72.7%, 22.4%, 44.8% and 42.6%. The high, low, average and median premiums paid to the average price one year before announcement for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 155.3%, 21.3%, 66.3% and 56.6%.

  Applying the premiums to TheraTech's one day, one month average, three month average and one year average trading prices yielded derived values of TheraTech equity of $185.2 million ($8.33 per share) to $514.2 million ($23.13 per share) with an average value of $277.9 million ($12.50 per share) and a median value of $261.8 million ($11.78 per share).

  CIBC Oppenheimer also calculated multiples for each transaction based on the ratio of the equity value of the transaction ("Purchase Equity Value") to such acquired companies' respective pre-acquisition TTM, next fiscal year and second future fiscal year net income and the ratio of Purchase Equity Value plus total debt and preferred stock less cash ("Purchase Aggregate Value") to such acquired companies' pre-acquisition TTM revenue, TTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and TTM EBIT. The high, low, average and median Purchase Equity Value multiples of TTM net income for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 49.9x, 31.6x, 40.7x and 40.7x. The high, low, average and median Purchase Equity Value multiples of next fiscal year net income for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were 31.3x, 25.5x, 28.4x and 28.4x. The high, low, average and median Purchase Equity Value multiples of second future fiscal year net income for the Drug Delivery and Specialty Pharmaceuticals M&A Transactions were 44.4x, 23.9x, 31.1x and 25.0x. The high, low, average and median values of the Purchase Aggregate Value as a multiple of each of the indicated statistics for the Drug Delivery and Generic and Specialty Pharmaceuticals M&A Transactions were as follows: TTM revenue: 13.7x, 0.5x, 4.5x and 3.5x; (b) TTM EBITDA: 17.5x, 16.7x, 17.1x, and 17.1x; and (c)
TTM EBIT: 22.6x, 22.1, 22.4x and 22.4x.

  Applying the average multiples to TheraTech's TTM, 1998 and 1999 results yielded values of TheraTech equity of $37.6 million ($1.69 per share) to $598.3 million ($26.92 per share) with an average value of $231.2 million ($10.40 per share) and a median value of $208.3 million ($9.37 per share).

  TheraTech Discounted Cash Flow Analysis. CIBC Oppenheimer performed a discounted cash flow analysis, based on the financial projections provided by TheraTech's management (the "TheraTech Management Projections"). The TheraTech Management Projections were not risk adjusted by CIBC Oppenheimer. In the short term, TheraTech's financial projections are highly dependent on signing major corporate partnership/outlicensing agreements and inlicensing as yet unidentified products by TheraTech. In the long run, TheraTech's financial projections are highly dependent on the outcome of clinical trials, market acceptance of untested products and the efforts of corporate partners.

  An intrinsic value of TheraTech's equity was determined by the following discounted cash flow methods: (i) calculating the present value of TheraTech's estimated future cash flows from June 30, 1998 to December 31, 2002, and adding to such amount the present value of TheraTech's terminal value obtained by capitalizing TheraTech's projected net income for the year ending December 31, 2002 at multiples of 20.0x, 22.5x and 25.0x and (ii) calculating the present value of the sum of (a) TheraTech's terminal value obtained by capitalizing TheraTech's projected net income for the year ending December 31, 2002 at multiples of 20.0x, 22.5x and 25.0x, plus (b) TheraTech's projected cash balance at December 31, 2002, less (c) TheraTech's projected debt outstanding at December 31, 2002. The range of these terminal value multiples was based on a range of multiples of net income at which the Drug Delivery companies are expected to trade over the long term.

  CIBC Oppenheimer applied discount rates of 30.0%, 35.0% and 40.0% to calculate the present value of TheraTech's estimated future cash flows from June 30, 1998 to December 31, 2002 and the terminal value calculated based on a multiple of TheraTech's 2002 projected net income. This range of discount rates was derived using certain assumptions as to TheraTech's weighted average cost of capital and the risk associated with achievement of the TheraTech Management Projections.

  The range of present values derived for TheraTech using these discounted cash flow approaches based upon the TheraTech Management Projections was $216.7 million ($9.75 per share) to $380.3 million ($17.11 per share), with an average value of $293.4 million ($13.20 per share) and a median value of $291.0 million ($13.09 per share).

  TheraTech Premiums Paid Analysis. CIBC Oppenheimer reviewed the consideration paid in certain merger and acquisition transactions completed during the period January 1, 1998 to October 16, 1998 (the "1998 M&A Transactions").

  CIBC Oppenheimer calculated premiums paid to price for each transaction based on such acquired companies' respective average trading prices one day, one month, three months and one year prior to announcement of the acquisitions. The average and median premiums paid to the price one day before announcement for the 1998 M&A Transactions were 23.4% and 19.6%. The average and median premiums paid to the average price one month before announcement for the 1998 M&A Transactions were 37.0% and 30.1%. The average and median premiums paid to the average price three months before announcement for the 1998 M&A Transactions were 32.6% and 21.9%. The average and median premiums paid to the average price one year before announcement for the 1998 M&A Transactions were 62.8% and 52.5%.

  Applying the premiums to TheraTech's one day, one month average, three month average and one year average trading prices yielded derived values of TheraTech equity of $219.3 million ($9.86 per share) to $327.9 million ($14.75 per share) with an average value of $257.8 million ($11.60 per share) and a median value of $247.2 million ($11.12 per share).

  Valuation of Watson. In consideration of the fact that the Merger requires the issuance of Watson's Common Stock, CIBC Oppenheimer conducted a variety of analyses to determine that the range of potential market values of the Watson Common Stock to be issued in connection with the Merger appropriately reflects the stock's intrinsic value. CIBC Oppenheimer performed three primary valuation analyses of Watson: (i) a comparison of Watson with certain publicly traded companies in the generic and specialty pharmaceuticals industry (the "Generic and Specialty Pharmaceuticals Companies") which analysis consisted of reviewing and considering certain financial and market data for the Generic and Specialty Pharmaceuticals Companies (the "Watson Comparable Companies Analysis"); (ii) a discounted cash flow analysis which consisted of adding the discounted present value of the projected future cash flows of Watson from June 30, 1998 to December 31, 2000 and the discounted present value of the terminal value of Watson, based on a multiple of the net income projected for the fiscal year ending December 31, 2000 (the "Watson Discounted Cash Flow Analysis") and (iii) an analysis of the price targets and earnings estimates of the Wall Street research analysts who cover Watson (the "Watson Independent Research Analysts' Price Targets Analysis").

  Watson Common Stock Analysis. CIBC Oppenheimer reviewed current and historical market closing prices and trading data of Watson's Common Stock over the past year. CIBC Oppenheimer noted that over the past 52 weeks ended October 16, 1998, the high trading price was $52.88, low trading price was $27.00, average trading price was $39.85 and median trading price was $40.34.

  Watson Comparable Companies Analysis. CIBC Oppenheimer compared Watson to a group of 10 Generic and Specialty Pharmaceuticals Companies. The companies included in this group are as follows: Barr Laboratories, Inc., Dura Pharmaceuticals, Inc., Forest Laboratories, Inc., IVAX Corporation, Jones Pharma Incorporated, King Pharmaceuticals, Inc., Medicis Pharmaceutical Corporation, Mylan Laboratories Inc., Roberts Pharmaceutical Corporation and Teva Pharmaceutical Industries Ltd.

  CIBC Oppenheimer analyzed, among other things, the market values and certain financial criteria for the Generic and Specialty Pharmaceuticals Companies, including their revenue, EBITDA, EBIT and earnings per share, in each case, for the most recent twelve-month periods for which financial data was available and on an estimated basis for 1998 and 1999. Such estimates for the Generic and Specialty Pharmaceuticals Companies were derived from publicly available research reports published by a variety of investment firms and research analysts. The average and median values, respectively, for Aggregate Value as a multiple of each of the indicated statistics for the Generic and Specialty Pharmaceuticals Companies were as follows: (a) TTM revenue: 4.3x and 5.0x; (b) TTM EBITDA: 20.5x and 14.4x; (c) TTM EBIT: 32.2x and 17.8x; (d) 1998 revenue:
4.0x and 4.4x; (e) 1998 EBITDA: 17.1x and 15.7x; (f) 1998 EBIT: 19.4x and
16.2x; (g) 1999 revenue: 3.3x and 3.6x; (h) 1999 EBITDA: 11.0x and 11.1x; and
(i) 1999 EBIT: 13.0x and 13.2x. The average and median values, respectively, for market values of treasury method diluted common equity on October 16, 1998 as a multiple of earnings per share for the following periods for the Generic and Specialty

Pharmaceuticals Companies were as follows: (a) TTM earnings per share: 24.7x and 29.4x; (b) 1998 earnings per share: 29.7x and 24.8x; and, (c) 1999 earnings per share: 19.4x and 18.3x.

  Watson trades above or at the high end of most of the trading multiple ranges CIBC Oppenheimer analyzed, reflecting the Watson's strong growth and operating margin performance as well as superior size (measured by both sales and market capitalization). The value for Aggregate Value as a multiple of each of the indicated statistics for Watson were as follows: (a) TTM revenue: 10.1x; (b) TTM EBITDA: 24.0x; (c) TTM EBIT: 26.4x; (d) 1998 revenue: 8.3x; (e) 1998
EBITDA: 20.7x; (f) 1998 EBIT: 22.8x; (g) 1999 revenue: 7.2x; (h) 1999 EBITDA:
17.4x; and (i) 1999 EBIT: 18.8x. The average and median market values of treasury method diluted common equity on October 16, 1998 as a multiple of earnings per share for the following periods for Watson were as follows: (a) TTM earnings per share: 36.7x; (b) 1998 earnings per share: 34.2x; and, (c) 1999 earnings per share: 28.6x.

  CIBC Oppenheimer believes that two of the companies within the group, Mylan Laboratories Inc. ("Mylan"), a generic pharmaceuticals company, and Forest Laboratories, Inc. ("Forest"), a specialty pharmaceuticals company, are the most comparable companies, based on profit margins and relative size. The average values for Aggregate Value as a multiple of each of the indicated statistics for Mylan and Forest were as follows: (a) TTM revenue: 6.1x; (b) TTM
EBITDA: 24.0x; (c) TTM EBIT: 28.4x; (d) 1998 revenue: 6.1x; (e) 1998 EBITDA:
27.0x; (f) 1998 EBIT: 32.3x; (g) 1999 revenue: 5.1x; (h) 1999 EBITDA: 16.8x;
and (i) 1999 EBIT: 18.7x. The average values for market value of treasury method diluted common equity on October 16, 1998 as a multiple of earnings per share for the following periods for Mylan and Forest were as follows: (a) TTM earnings per share: 37.8x; (b) 1998 earnings per share: 34.0x; and, (c) 1999 earnings per share: 24.8x.

  Applying these results to Watson's TTM results and the 1998 and 1999 financial projections for Watson prepared by independent research analysts yielded implied market values for Watson ranging from $2.81 billion ($30.75 per share) to $7.73 billion ($84.66 per share), with an average of $4.54 billion ($49.62 per share) and a median of $4.46 billion ($48.75 per share).

  Watson Discounted Cash Flow Analysis. CIBC Oppenheimer derived an intrinsic valuation of Watson's equity based on a discounted cash flow analysis similar to the approach used to value TheraTech's equity (the "Watson Discounted Cash Flow Analysis") based on financial projections through December 31, 2000 provided by Watson's management (the "Watson Management Projections"). In consideration of Watson's estimated weighted average cost of capital and the risk associated with achievement of the Watson Management Projections, CIBC Oppenheimer used discount rates of 10%, 15% and 20% to calculate the present value of each of the following: (i) Watson's estimated future cash flows from June 30, 1998 to December 31, 2000, plus Watson's terminal value obtained by capitalizing Watson's projected net income for the year ending December 31, 2000 at multiples of 25.0x, 27.5x and 30.0x and (ii) the sum of (a) Watson's terminal value obtained by capitalizing Watson's projected net income for the year ending December 31, 2000 at multiples of 25.0x, 27.5x and 30.0x, plus (b) Watson's projected cash balance at December 31, 2000, less (c) Watson's projected debt outstanding at December 31, 2000. The range of these terminal value multiples was based on a range of multiples of net income at which the Generic and Specialty Pharmaceuticals Companies currently trade.

  This valuation methodology produced a market value for Watson Common Stock ranging from $3.60 billion ($39.36 per share) to $5.17 billion ($56.56 per share), with an average of $4.33 billion ($47.39 per share) and a median of $4.31 billion ($47.18 per share).

  Watson Independent Research Analysts' Price Targets Analysis. CIBC Oppenheimer conducted an analysis of the price targets and earnings estimates of the independent research analysts who cover Watson. The high, low, average and median price targets for Watson's Common Stock are $57, $50, $54 and $54. The high, average and median price targets are all above Watson's closing stock price on October 16, 1998. In addition, the analysts' earnings estimates fell within a very narrow range of $1.43-$1.46 per share for 1998 and $1.72-$1.80 per share in 1999.

  Contribution Analysis. CIBC Oppenheimer compared the relative contributions (the "Contribution Analysis") of both TheraTech and Watson to tax affected net income and net income. The Contribution Analysis based on projections for TheraTech and for Watson derived from publicly available research reports published by a variety of investment firms and research analysts indicated that for the twelve months ended June 30, 1998, and the projected fiscal year ending December 31, 1999: (a) the contribution of TheraTech to the pro forma tax affected net income of the combined company was 3.1% and 4.2%, respectively and
(b) the contribution of TheraTech to the pro forma net income of the combined company was 4.9% and 6.6%, respectively.

  These percentages reflect the contributions provided by TheraTech to the combined company based on these parameters. Assuming the lowest exchange rate contemplated in the Merger Agreement (0.2663 of a share of Watson Common Stock for each share of TheraTech Common Stock), TheraTech stockholders will own approximately 6.0% of Watson (6.1% on a fully diluted basis) following the Merger.

  Historical Ratio of Relative Value. As part of CIBC Oppenheimer's analysis of the exchange ratio to be received by TheraTech stockholders, CIBC Oppenheimer considered the relative ratio of value of a share of TheraTech Common Stock per share of Watson Common Stock over the past year. CIBC Oppenheimer found a range of relative values of a share of TheraTech Common Stock per share of Watson Common Stock of 0.1331 to 0.3754, with an average relative value of 0.2350 and a median relative value of 0.2280.

  Exchange Ratio Analysis. CIBC Oppenheimer calculated a range of appropriate exchange ratios to be received by TheraTech stockholders. In calculating the range, CIBC Oppenheimer used the range of average and median valuations of TheraTech's Common Stock, based on the various valuation methods, of $8.70 to $13.20 and the range of average and median valuations of Watson's Common Stock, based on Mylan Laboratories and Forest Labs, of $43.71 to $53.63. In comparing the low end of the range of valuations of TheraTech to the high end of the range of valuations of Watson (and vice versa), the analysis yielded a range of possible exchange ratios of 0.1622 to 0.3020.

  The foregoing summary does not purport to be a complete description of the analyses performed by CIBC Oppenheimer. A fairness opinion is the product of a complex process and cannot necessarily be partially analyzed or readily summarized. Examining portions of the analyses summarized above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the CIBC Oppenheimer Opinion. In arriving at its opinion, CIBC

Oppenheimer did not attribute any particular weight to any analysis or fact considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared by CIBC Oppenheimer solely for purposes of providing its opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of TheraTech. Analyses based upon projections of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by any analysis. Additionally, analyses relating to the values of business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. Accordingly, CIBC Oppenheimer expressed no opinion as to what the value of Watson Common Stock actually will be subsequent to the Merger. As described above, CIBC Oppenheimer's Opinion and presentation to TheraTech's Board of Directors was one of many factors taken into consideration by TheraTech's Board of Directors in making its determination to approve the Merger.

  CIBC Oppenheimer is a nationally recognized investment banking firm. As part of its investment banking services, it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

  In the ordinary course of its business, CIBC Oppenheimer may actively trade the securities of both TheraTech and Watson for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. CIBC Oppenheimer also provides equity research coverage of both TheraTech and Watson. Steve Gerber, CIBC Oppenheimer's research analyst covering TheraTech and Watson, may actively trade the securities of both TheraTech and Watson and accordingly, may at any time hold a position in such securities.

  TheraTech has agreed to pay CIBC Oppenheimer a fee of $400,000 for rendering its opinion in connection with the Merger, $200,000 of which was payable at the time it delivered its fairness opinion to the Board of Directors and $200,000 of which was payable at the inclusion of its fairness opinion in this Proxy Statement/Prospectus. Further, CIBC Oppenheimer will be paid a fee of 0.9% of the transaction value for the Merger, upon the closing of the Merger which is approximately $2.5 million. The fee payable for the fairness opinion will not be credited against the fee payable upon the closing of the Merger. TheraTech has also agreed to reimburse CIBC Oppenheimer for its reasonable out-of-pocket expenses (including fees of its counsel), subject to certain adjustments, and to indemnify CIBC Oppenheimer and certain related persons against certain potential liabilities in connection with the engagement of CIBC Oppenheimer, including certain potential liabilities under the federal securities laws.

  TheraTech also retained William Blair to render certain financial advisory and investment banking services to TheraTech in connection with the evaluation of its strategic alternatives, including a possible business combination. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair has acted as the lead manager for TheraTech's public offerings and has received underwriting fees for those services. In the ordinary course of its business, William Blair and its affiliates actively trade TheraTech and Watson Common Stock for their own accounts and for the accounts of their customers, and accordingly may hold a long or short position in these securities.

  As consideration for William Blair's services, TheraTech agreed to pay William Blair a fee of 0.6% of the transaction value of the Merger, upon the closing of the Merger, which is approximately $1.8 million. In addition, TheraTech has agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws.

RECOMMENDATION OF THE THERATECH BOARD

  The TheraTech Board has unanimously approved the Merger Agreement and has determined that the Merger is in the best interests of TheraTech and its stockholders. The TheraTech Board has unanimously recommended approval of the Merger Proposal by the TheraTech stockholders.

ACCOUNTING TREATMENT

  Watson and TheraTech believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, the assets and liabilities of Watson and TheraTech will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income and losses of Watson and TheraTech for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

  Consummation of the Merger is conditioned upon, among other things, the receipt by Watson of a letter from its independent public accountants, dated the Closing Date, stating that the Merger will qualify as a pooling of interests for accounting purposes. In addition, consummation of the Merger is conditioned upon TheraTech having received from its independent public accountants a letter, dated the Closing Date, indicating that TheraTech has not taken any action that would preclude it from entering into a transaction that would be treated as a pooling of interests for accounting purposes.

  The costs of merging the operations of Watson and TheraTech are expected to result in a charge to Watson's earnings of approximately $14 million following the merger.

DELISTING: EXCHANGE ACT REGISTRATION

  Following completion of the Merger, it is expected that TheraTech Common Stock will cease being traded on the Nasdaq National Market System ("Nasdaq NMS") and that TheraTech's registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, TheraTech will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  You should be aware that certain members of the management and the Board of Directors of TheraTech have certain interests in the Merger in addition to their interests as TheraTech stockholders.

  Employment with Watson. In conjunction with the closing of the Merger, TheraTech's employment agreements with Dinesh C. Patel, Ph.D., the Chairman, President and Chief Executive

Officer of TheraTech, and Charles D. Ebert, Ph.D., the Senior Vice President of Research and Development of TheraTech, will be amended in certain respects (collectively the "Amended Employment Agreements") but will otherwise remain in full force and effect.

  Under Dr. Patel's Amended Employment Agreement, he will remain the Chairman, President and Chief Executive Officer of TheraTech with such duties as are assigned to him by the Chief Executive Officer ("CEO") of Watson, and he will report solely to the CEO of Watson. Dr. Patel will also hold the title of Senior Vice President of Watson. Under Dr. Ebert's Amended Employment Agreement, he will remain the Senior Vice President of Research and Development of TheraTech, and will report to the CEO of TheraTech, or such other person as is designated by the CEO of Watson.

  Under Dr. Patel's existing Employment Agreement, Dr. Patel receives (a) a base salary of $290,000 per annum in 1998, $350,000 in 1999, and $400,000 in
2000, (b) customary benefits consistent with the other officers of the TheraTech, and (c) an annual bonus of up to 25% of his salary. In addition, Dr. Patel will execute an Amendment to his Employment Agreement upon consummation of the Merger which will give him (i) 80,000 options to purchase Watson Common Stock, and (ii) an additional 10,000 options to purchase Watson Common Stock on each of the first, second and third year anniversaries of the Merger. Under Dr. Ebert's existing Employment Agreement, Dr. Ebert receives (a) a base salary of $190,340 per annum, (b) customary benefits consistent with the other officers of TheraTech and (iii) an annual bonus of up to 20% of his salary. In addition, Dr. Ebert will execute an Amendment to his Employment Agreement upon consummation of the Merger which will give him (a) 40,000 options to purchase Watson Common Stock, and (b) 5,000 options to purchase Watson Common Stock on each of the first, second and third year anniversaries of the Merger.

  All options to purchase Watson Common Stock received by Dr. Patel and Dr. Ebert under their respective Amendments to their Employment Agreements will be granted at the fair market value of the underlying shares on the date of grant, will be for a term of 10 years and will vest over a five year period, with the first 20% vesting on the anniversary date of the grant and 20% on each anniversary thereafter.

  Each of the existing Employment Agreements provides that if TheraTech terminates the Employment Agreement for any reason other than cause, the employee will receive monthly severance benefits payable over a period of two years in an aggregate amount equal to twice the employee's annual salary. Under the Amended Employment Agreements, Drs. Patel and Ebert will waive their existing rights to severance benefits to the extent triggered by the Merger. Each of the existing Employment Agreements also prohibit Drs. Patel and Ebert from competing with TheraTech for a period of one year after their termination of their employment with TheraTech. In connection with the merger, each of Drs. Patel and Ebert will execute an independent non-competition agreement which will prohibit them from competing with Watson for a period of time after consummation of the Merger. Dr. Patel will be prohibited from competing for three years and Dr. Ebert will be prohibited from competing for two years after consummation of the Merger.

  Acceleration of Options. The vesting of options to acquire shares of TheraTech Common Stock ("TheraTech Options") for certain individuals associated with TheraTech will be accelerated by the Merger. TheraTech Options held by the following persons as of November 18, 1998, will become immediately exercisable upon consummation of the Merger: (1) options held by Alexander L. Searl, Senior Vice President and Chief Financial Officer of TheraTech, to acquire 60,000 shares of TheraTech Common Stock; (2) options held by Warren Dudley, Vice President Marketing and Sales of TheraTech, to acquire 80,000 shares of TheraTech Common Stock; (3) options held by Eric Aguiar, a consultant to TheraTech, to acquire 80,000 shares of TheraTech Common Stock; and (4) options held by Stefan Arver, a consultant to TheraTech, to acquire 50,000 shares of TheraTech Common Stock.

  Assumption of Options. At the closing of the Merger, outstanding TheraTech Options will be converted into the right to purchase a number of shares of Watson Common Stock based upon the Exchange Ratio. Except as set forth above, TheraTech Options issued pursuant to TheraTech's 1992 Amended and Restated Directors' Stock Option Plan, the TheraTech 1992 Amended and Restated Employee Stock Option Plan, and all other TheraTech Options will not be accelerated by the Merger and will continue to vest in accordance with the vesting or acceleration provisions contained in the agreements evidencing such TheraTech Options. As of November 18, 1998, the directors and officers of TheraTech held options currently exercisable for 1,732,655 shares of TheraTech Common Stock, which upon consummation of the Merger will entitle the holders thereof to purchase 461,401 shares of Watson Common Stock (assuming an Exchange Ratio of 0.2663).

  Stockholder Voting Agreements. Dr. Patel and Dr. William I. Higuchi have entered into voting agreements with Watson whereby they have agreed: (a) not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any agreement, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of the stock that they hold in TheraTech to any person other than Watson or Watson's designee subject to permitted dispositions consented to by Watson; (b) to grant irrevocable proxies to, and appoint, any individual who shall be designated by Watson, their proxy and attorney-in-fact to vote their stock at any meeting of the stockholders of TheraTech in any circumstance where their vote, consent, or other approval is sought in favor of the Merger, the adoption by TheraTech of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and the calling of the Special Meeting to consider any of the foregoing, and against any alternative proposal or frustrating transaction; and (c) to vote in favor of the Merger Agreement at any meeting of the TheraTech stockholders called to vote upon the Merger Agreement or vote against any other proposal or frustrating transaction. Each of the voting agreements terminates upon the earliest of (i) one year from the date of the Merger Agreement, (ii) the termination of the Merger Agreement or (iii) the closing of the Merger. Notwithstanding (a) above, Dr. Higuchi is permitted to sell up to 65,000 shares of TheraTech's Common Stock for the limited purpose specified in the voting agreement.

  Indemnification and Directors and Officers Insurance for TheraTech Directors and Officers. As part of the Merger Agreement, Watson has agreed to cause TheraTech to indemnify each present and former director and officer of TheraTech against costs or expenses incurred in connection with any claim or lawsuit, whether civil or criminal, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the fullest extent that TheraTech would have been able to indemnify such individuals under applicable law. Furthermore, Watson has agreed to cause TheraTech to maintain in effect directors and officers liability insurance policy for a two year period after the consummation of the Merger, subject to market availability and cost limitations, covering the same persons who are currently covered by TheraTech's director's and officer's liability insurance policy.

FEDERAL SECURITIES LAWS CONSEQUENCES / RESALE RESTRICTIONS

  All shares of Watson Common Stock received by TheraTech stockholders in the Merger will be registered under the Securities Act of 1933 (the "Securities Act") pursuant to the registration statement and will be freely transferable, except that shares of Watson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of TheraTech at the time of the Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Watson) or as otherwise permitted under the Securities Act. Rule 145(d) under the Securities Act requires that, for specified periods, such sales may be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any TheraTech stockholder who owns less than one percent of outstanding Watson Common Stock after the Merger (approximately 89,475,000 shares of Watson Common Stock were outstanding as of November 23, 1998, after giving effect to the shares to be issued in the Merger) unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder. Persons who may be deemed to be affiliates of TheraTech or Watson generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires TheraTech to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Watson Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the SEC by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act. In order to qualify for pooling of interests treatment, an affiliate of either Watson or TheraTech may not sell (subject to certain de minimis exceptions) or in any other way reduce said affiliate's risk relative to the shares of Watson Common Stock until after such time as Watson publishes results covering at least 30 days of combined operations of Watson and TheraTech. TheraTech and Watson have each agreed that their respective affiliates will not engage in any such transactions subject to certain de minimis exceptions. See "The Merger-- Accounting Treatment" on page 38 and "The Merger Agreement--Certain Covenants" on page 53.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated by the U.S. Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice ("Antitrust Division") and specified waiting period requirements have been satisfied. Watson and TheraTech each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on or before November 18, 1998. At any time before or after the Effective Time, even if the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state could take action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divesture of TheraTech or businesses or products of Watson or TheraTech by Watson. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The obligations of Watson and TheraTech to complete the Merger are conditioned on the receipt of opinions of Kirkland & Ellis and D'Ancona & Pflaum, respectively (which opinions have been rendered), to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"). See "The Merger Agreement--Conditions to Closing." Such tax opinions have been filed as exhibits to the registration statement of which this Proxy Statement/Prospectus is a part. If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the following are the expected results:

  Consequences to TheraTech Stockholders. Generally no gain or loss will be recognized by TheraTech stockholders upon their receipt of Watson Common Stock as a result of the Merger (except to the extent of cash received in lieu of a fractional share of Watson Common Stock).

  The aggregate tax basis of Watson Common Stock received in the Merger will be the same as the aggregate tax basis of TheraTech Common Stock surrendered in exchange therefor, excluding any basis allocated to fractional shares for which cash is received.

  The holding period, for federal income tax purposes, of each share of Watson Common Stock received by each TheraTech stockholder in the Merger will include the period during which the TheraTech stockholder held his or her TheraTech Common Stock surrendered in exchange therefor, provided that the TheraTech Common Stock is held as a capital asset at the time of the Merger.

  Cash payments received in lieu of a fractional share will be treated as if a fractional share of Watson Common Stock had been issued in the Merger and then redeemed by Watson. A TheraTech stockholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between the amount of cash received and the stockholder's basis in the fractional share (which will be a pro rata portion of the stockholder's basis in the stockholder's TheraTech Common Stock).

  Consequences to TheraTech and Watson. The Merger will result in no gain or loss to Watson or TheraTech.

  Limitation on Opinion and Discussion. The foregoing discussion is intended only as a summary of material federal income tax consequences of the Merger under current law and does not purport to be a complete analysis or description of all potential tax effects of the Merger. The summary does not address the tax consequences that may be important to stockholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax exempt organizations, or foreign persons, or to stockholders who acquired their share of TheraTech Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under foreign, state, local or other tax laws. The discussion is based on the current provisions of the Code and Treasury Regulations promulgated thereunder, published Revenue Rulings, published Revenue Procedures and existing administrative rulings and court decisions in effect as of the date hereof. All of the foregoing are subject to change

(which could be retroactive) and any such change could affect the accuracy of this discussion. No ruling on any of the issues discussed above will be sought from the Internal Revenue Service (the "IRS"). Therefore the IRS is not precluded from challenging the tax free reorganization status of the Merger.

  THERATECH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                          INFORMATION REGARDING WATSON

  Watson is a fully integrated pharmaceutical company engaged in the research and development, production, marketing and distribution of off-patent and branded pharmaceutical products.

  Watson has made significant recent acquisitions of businesses, products and technologies. During 1997, Watson acquired Royce Laboratories, Inc., a developer and manufacturer of off-patent pharmaceutical products, and Oclassen Pharmaceuticals, Inc., a developer and marketer of dermatology products. Watson acquired The Rugby Group, Inc., a developer and marketer of off-patent pharmaceutical products, in February 1998. Watson also made several product acquisitions during 1997 and 1998, including the acquisition of certain oral contraceptive products from G.D. Searle & Co. and the acquisition of an anti-hypertensive product from Rhone-Poulenc Rorer. Watson continues regularly to review potential opportunities to acquire or invest in other technologies, products or product rights and businesses compatible with its existing business.

  Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720, and its telephone number is (909) 270-1400.

                        INFORMATION REGARDING THERATECH

  The information in this section pertains to the business of TheraTech as it is currently conducted without giving effect to the Merger.

  TheraTech develops advanced, controlled-release and other drug delivery products which administer drugs through the skin, by oral delivery to the gastrointestinal tract, through tissues in the oral cavity, through absorption in the lungs and by other means. TheraTech believes its products provide advantages over existing controlled-release drug delivery products and conventional oral, injectable, inhalation and continuous infusion methods by increasing efficacy, safety, bioavailability and/or patient compliance and comfort. TheraTech focuses its research and development efforts on the design and development of improved delivery systems for off-patent and proprietary drugs.

  Historically, TheraTech's product development activities have been conducted independently or pursuant to collaborative research and development agreements with pharmaceutical companies. For products developed independently by TheraTech, marketing rights may later be transferred to pharmaceutical and other companies under licensing and marketing agreements. These agreements normally provide for TheraTech to receive payments in various forms, which can include licensing fees and other payments upon the execution of an agreement, milestone payments upon achievement of technical and regulatory goals, and periodic payments in the form of cost reimbursements for product development and clinical evaluation of a specified product, including a portion of general and administrative expenses. The client generally receives marketing rights to the product and TheraTech generally retains manufacturing rights, for which it recognizes product sales revenue at the time TheraTech ships product to the client and/or at the time the client sells product to its customers.

  To date, four research and development programs have resulted in commercialized products. The FDA has cleared for marketing three of TheraTech's developed products. Two of these products, the Androderm(R) two and one half milligram (2.5 mg) testosterone transdermal system for men and the Alora(R) estradiol transdermal system for women, received marketing clearances within one year of their respective initial submissions. Prior to 1997, the testosterone transdermal system had received marketing clearances in Brazil, Denmark, Finland, Ireland, South Korea, Sweden, Switzerland and the United Kingdom, and during 1997 marketing clearances were received in Australia, Germany, Norway and certain Central and South American countries. During 1997, the FDA cleared for marketing TheraTech's third product, its Androderm five milligram (5 mg) testosterone transdermal system. This clearance was received within six months of filing its supplemental New Drug Application ("sNDA") with the FDA. One of TheraTech's marketing partners, together with that partner's sublicensees, have obtained regulatory approval to market in certain European countries TheraTech's fourth product, its nitroglycerin transdermal system. An ANDA for TheraTech's nitroglycerin product is under review by the FDA. Additionally, TheraTech has more than 20 other drug delivery products under development and testing in the United States, Europe, Japan and South Korea, of which nine are in various stages of clinical development.

  TheraTech's principal executive offices are located at 417 Wakara Way, Salt Lake City, Utah 84108 and its telephone number is (801) 588-6200.

                        SPECIAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE OF MEETING

  The Special Meeting will be held on January 14, 1999 at 9 a.m., local time, at the offices of TheraTech, located at 417 Wakara Way, Salt Lake City, Utah. TheraTech intends to mail this Proxy Statement/Prospectus and accompanying proxy on or about December 7, 1998, to all TheraTech stockholders entitled to vote at the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of TheraTech Common Stock at the close of business on November 23, 1998 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 21,576,676 shares of TheraTech Common Stock outstanding and entitled to vote at the Special Meeting, which were held of record by approximately 220 stockholders. Each TheraTech stockholder is entitled to one vote for each share of TheraTech Common Stock held as of the Record Date. Representatives of Ernst & Young LLP, TheraTech's independent accountants, are expected to be present at the Special Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

VOTING OF PROXIES

  The TheraTech proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the Board of Directors of TheraTech for use at the Special Meeting and at any adjournment or postponement thereof. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope. All proxies that are properly executed and returned, and that have not been revoked, will be voted at the Special Meeting, and any adjournment or postponement thereof, in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement. The TheraTech Board of Directors does not presently intend to bring any business before the Special Meeting other than the specific proposal referred to in this Proxy Statement/Prospectus and specified in the notice of the Special Meeting. So far as is known to TheraTech's Board of Directors, no other matters are to be brought before the Special Meeting. As to any business that may properly come before the Special Meeting and any adjournment or postponement thereof, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

REVOCABILITY OF PROXIES

  A TheraTech stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting, by (i) delivering to the Secretary of TheraTech (by any means, including facsimile) a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy should be sent to Alexander L. Searl at TheraTech on or before the taking of the vote at the Special Meeting.

VOTE REQUIRED

  Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TheraTech Common Stock entitled to vote. As of the date of this Proxy Statement/Prospectus, the directors, executive officers and affiliates of TheraTech, as a group, own approximately 28% of the outstanding shares of TheraTech Common Stock entitled to vote at the Special Meeting. Presently, TheraTech expects that these shares will be voted in favor of the merger, although no agreements exist to that effect, except for those agreements disclosed in the following sentence. Dinesh C. Patel, Ph.D. and William I. Higuchi, Ph.D. have contractually agreed to vote all of the shares of TheraTech Common Stock that they beneficially own in favor of the Merger Agreement. On the Record Date, such stockholders beneficially owned approximately 23% of the then outstanding shares of TheraTech Common Stock. See "The Merger--Interests of Certain Persons in the Merger" on page 38. No vote of the stockholders of Watson is required to approve the Merger nor is such a vote being solicited by the Board of Directors of Watson.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The presence, in person or by proxy, of a majority of the shares of TheraTech Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and, if applicable, broker non-votes (proxies that are returned by the record holder, typically a brokerage house, but not voted on a particular matter because no instructions were received from the beneficial owner) will each be included in determining whether a quorum is present. Because the Merger Agreement must be approved by the holders of a majority of the outstanding shares of TheraTech Common Stock, abstentions and broker non-votes will each have the same effect as a vote against the Merger Agreement.

SOLICITATION OF PROXIES AND EXPENSES

  Each of Watson and TheraTech will pay its own expenses (including, without limitation, financial, legal and tax advice) incurred in connection with the Merger and the transactions contemplated thereby, except that the parties have agreed to share equally all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus to the TheraTech stockholders. Watson and TheraTech will each pay their own professional fees incurred in connection with preparation of this Proxy Statement/Prospectus. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of TheraTech's Common Stock beneficially owned by others to forward to such beneficial owners. TheraTech may reimburse persons representing beneficial owners of TheraTech Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by directors, officers or other regular employees of TheraTech. No additional compensation will be paid to directors, officers and other regular employees for such services. TheraTech will bear the cost of the solicitation of proxies from its stockholders. TheraTech has engaged a professional proxy solicitation firm, Corporate Investor Communications, Inc., to assist in such solicitation for an estimated fee of $10,000, including disbursements.

STOCKHOLDER PROPOSALS

  If the Merger is consummated, no annual meeting of TheraTech's public stockholders will occur in 1999. If the Merger is not consummated, a stockholder proposal to be considered under SEC Rule 14a-8 for presentation at the Annual Meeting of Stockholders of TheraTech to be held in 1999 must be received by Alexander L. Searl, Secretary, TheraTech, Inc., 417 Wakara Way, Salt Lake City, Utah, 84108, no later than December 24, 1998.

  Under amended Rules 14a-4 and 14a-5, a company is permitted discretionary voting authority in those instances in which the company did not have notice of the matter by a date more than 45 days before the month and day in the current year corresponding to the date on which the company first mailed its proxy materials for the prior year's Annual Meeting of Stockholders, or by a date established by an overriding advance notice provision in a company's articles of incorporation or bylaws. TheraTech has not implemented such an advance notice provision. Accordingly, in connection with TheraTech's 1999 Annual Meeting of Stockholders, if one is held, the date after which notice of a stockholder proposal submitted outside of Rule 14a-8 will be considered untimely is March 8, 1999.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS OF THERATECH BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THERATECH AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                     STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                              THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. The description of the Merger Agreement contained in the Proxy Statement/Prospectus is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

GENERAL

  The Board of Directors of both Watson and TheraTech, meeting separately, each authorized the execution and performance of the Merger Agreement.

EFFECTIVE TIME; EFFECT OF MERGER

  If the Merger Agreement is approved and adopted by the requisite vote of the TheraTech stockholders, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the Effective Time. As of the Effective Time, the Sub will be merged into TheraTech and the separate corporate existence of the Sub will terminate and each share of common stock of the Sub will be converted into one share of TheraTech Common Stock. In addition, upon consummation of the Merger, TheraTech will continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Watson. Watson will issue to the holders of TheraTech Common Stock the aggregate number of shares of Watson Common Stock which is equal to the Exchange Ratio multiplied by the number of outstanding shares of TheraTech Common Stock, subject to adjustment as described in "Conversion of Shares" below.

CLOSING DATE

  Consummation of the Merger and the other transactions contemplated by the Merger Agreement will take place three business days after the satisfaction of all of the conditions set forth in the Merger Agreement, or such other date as agreed upon by the parties.

CERTIFICATE OF MERGER

  Upon the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement, and provided that the Merger Agreement has not been terminated, Watson and TheraTech will cause a Certificate of Merger to be prepared, executed, delivered and filed with the Secretary of State of Delaware, upon which filing the Merger will become effective.

CONVERSION OF SHARES

  Each share of your TheraTech Common Stock will be exchanged for not less than
0.2663 or more than 0.29589 shares of Watson Common Stock. Subject to the above minimum and maximum, the exact Exchange Ratio of Watson Common Stock that you will receive for each share of your TheraTech Common Stock will be calculated as follows: twelve (12) divided by the Average Closing Price of Watson Common Stock for the ten (10) consecutive trading days ending on the second trading day immediately prior to the Closing Date.

  If the Average Closing Price of Watson Common Stock is either at or between $40.56 and $45.06, pursuant to the Exchange Ratio a portion of a share of Watson Common Stock having a market value at that time of $12.00 (as of the date the Exchange Ratio is determined, based on the Average Closing Price of Watson Common Stock) will be issued for each share of TheraTech Common Stock.

  However, above a trading price of $45.06 per share of Watson Common Stock, there is no limit on the value of Watson Common Stock to be issued to TheraTech stockholders in the Merger. Conversely, below a trading price of $40.56, there is no minimum value of Watson Common Stock to be issued to TheraTech stockholders in the Merger.

  If from October 23, 1998 through the Effective Time, the outstanding shares of Watson Common Stock or TheraTech Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price will be appropriately adjusted so that the holders of shares of TheraTech Common Stock will receive the consideration contemplated by the terms of the Merger Agreement. From October 23, 1998 through the date of this Proxy Statement/Prospectus, no such actions have occurred and none are contemplated.

  A VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT BY THERATECH'S STOCKHOLDERS WILL BE DEEMED APPROVAL OF THE EXCHANGE RATIO AND ANY ADJUSTMENTS THERETO.

EXCHANGE OF SHARES

  Watson has authorized American Stock Transfer & Trust Company to serve as exchange agent (the "Exchange Agent") for the exchange of certificates representing TheraTech Common Stock for certificates representing Watson Common Stock and for the payment of cash in lieu of fractional shares that would otherwise be issued as described above. Promptly after the Effective Time, but no later than ten (10) business days after the Effective Time, Watson will deliver to the Exchange Agent certificates representing Watson Common Stock representing the number of whole shares of Watson Common Stock which the holders of TheraTech Common Stock are entitled to receive in connection with the Merger as well as cash for the payment of fractional share interests.

  Promptly after the Effective Time, Watson is required to cause the Exchange Agent to mail to each record holder of TheraTech Common Stock a letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of the certificates representing TheraTech Common Stock for exchange and payment. Delivery will be effected and risk of loss and title to shares of TheraTech Common Stock represented by the TheraTech Common Stock certificates will pass only upon proper delivery of the certificate representing TheraTech Common Stock to the Exchange Agent. Upon surrender to the Exchange Agent of a certificate representing TheraTech Common Stock, together with a duly executed Letter of Transmittal, the holder of such TheraTech Common Stock will be entitled to receive in exchange therefor one or more certificates representing that number of whole shares of Watson Common Stock to which such holder of TheraTech Common Stock will have become entitled, and a check representing a cash payment for any fractional share interests. No interest will be paid or accrued on the cash payable upon surrender of certificates representing TheraTech Common Stock.

  From and after the Effective Time, until surrendered, each certificate representing TheraTech Common Stock will be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Watson Common Stock into which such shares of TheraTech Common Stock have been converted. Unless and until any such certificates are so surrendered, the holder of such TheraTech Common Stock certificates will not be entitled to receive payment of any dividends on such shares of Watson Common Stock payable to the holders thereof after the Effective Time. Upon surrender of the certificate representing TheraTech Common Stock, the holder thereof will receive certificates representing the number of whole shares of Watson Common Stock to which such holder will be entitled and the amount of dividends or other distributions that will have been payable to holders of record of Watson Common Stock on or after the Effective Time with respect to such shares of Watson Common Stock, without interest. Any dividends payable to holders of record of Watson Common Stock as of any record date prior to the Effective Time will not be payable to holders of TheraTech Common Stock.

  After the Merger, each holder of TheraTech Common Stock will thereafter cease to have any rights with respect to such shares of TheraTech Common Stock, except for the right to receive, without interest, shares of Watson Common Stock and cash for fractional interests of Watson Common Stock upon the surrender of the certificate representing such shares of TheraTech Common Stock. Each share of TheraTech capital stock held in treasury by TheraTech or owned by Watson or any of its subsidiaries at the Effective Time will cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

  At or after the Effective Time, there will be no transfers on the stock record books of TheraTech of shares of TheraTech Common Stock which were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of TheraTech Common Stock which is not registered in the stock record books of TheraTech, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the certificate representing TheraTech Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  No fractional shares of Watson Common Stock will be issued upon consummation of the Merger. In lieu thereof, each TheraTech stockholder who would otherwise be entitled to a fractional share will be paid an amount of cash, without interest, equal to such fractional proportion of the Average Closing Price per share of Watson Common Stock.

  A stockholder must provide any appropriate affidavit to TheraTech, as the surviving corporation, if any certificate is lost, stolen or destroyed. Further, if TheraTech requires, the TheraTech stockholder must also indemnify TheraTech against any claim relating to the TheraTech Common Stock certificate before TheraTech issues to such stockholder the consideration for such share(s).

  The Exchange Agent will deliver to Watson any Watson Common Stock or checks issued for fractional shares which remain unclaimed one year after the Effective Date. Thereafter, TheraTech stockholders must look only to Watson for payment of their consideration on their TheraTech shares.

  STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. FOLLOWING THE EFFECTIVE DATE OF THE MERGER, THERATECH'S STOCKHOLDERS WILL BE PROVIDED WITH A LETTER OF TRANSMITTAL AND INSTRUCTIONS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES.

THERATECH OPTIONS

  Under the Merger Agreement, each of the outstanding options under TheraTech's 1992 Amended and Restated Employee Stock Option Plan, under TheraTech's 1992 Amended and Restated Directors' Stock Option Plan or otherwise will become an option to purchase a number of whole shares of Watson Common Stock equal to the number of shares of TheraTech Common Stock into which such TheraTech Option is exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share with 0.5 rounded upward) at an option exercise price determined by dividing the exercise price of such option immediately prior to the Effective Date by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent with $0.005 rounded upward).

  The following table sets forth the aggregate number of shares outstanding under each of TheraTech's stock option plans and granted outside of the plans:

                                                                AS OF
                                                           OCTOBER 31, 1998
                                                           ----------------
      1992 Amended and Restated Employees' Stock Option
       Plan...............................................    2,459,012
      1992 Amended and Restated Directors' Stock Option
       Plan...............................................      229,000
      Options Granted Outside the Plans...................      301,750
                                                              ---------
          Total...........................................    2,989,762
                                                              =========

  Certain options issued under TheraTech's 1992 Amended and Restated Employee Stock Option Plan, whether or not then exercisable, will automatically become fully vested and immediately exercisable upon consummation of the Merger. As of the Effective Time, the provisions of TheraTech's option plans providing for issuance or grant of any additional options to purchase TheraTech's Common Stock will be deleted. The options previously granted will remain subject to TheraTech's option plans, with all actions to be taken under such plans after the Effective Date by Watson's Board of Directors or a committee thereof. See "Merger--Interests of Certain Persons in the Merger" on page 38.

  Watson is required to register the shares of Watson Common Stock issuable upon exercise of the TheraTech Options within 60 days after the Closing Date. Watson will advise holders of TheraTech Options when the shares have been registered and if applicable, when such registration is effective.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties. The representations and warranties of Watson and Sub relate to, among other things:
(a) Watson's, Sub's and all material subsidiaries of Watson's existence, standing and corporate authority; (b) the authorization of the Merger and the Merger Agreement and ancillary documents executed in connection therewith by Watson and Sub; (c) the absence of restrictions and conflicts with the Merger Agreement; (d) the accuracy of Watson's reports filed with the SEC; (e) the use of brokers in connection with the Merger; (f) the receipt of an opinion of Watson's financial advisor; (g) the authorization and validity of shares of Watson Common Stock to be issued in the Merger; (h) the capitalization of Watson and Sub; (i) the accuracy of information in this Proxy Statement/Prospectus; (j) the tax and accounting treatment of the Merger; and (k) the absence of certain changes with respect to Watson and its subsidiaries since June 30, 1998.

  The representations and warranties of TheraTech relate to, among other things: (a) TheraTech's and each of its subsidiaries' organization, good standing and corporate authority; (b) the capitalization of TheraTech; (c) the ownership of its subsidiaries; (d) the lack of other ownership interests; (e) TheraTech's constituent documents; (f) TheraTech's authorization of the Merger and Merger Agreement and ancillary documents executed in connection therewith;
(g) the absence of restrictions and conflicts with the Merger and the Merger Agreement; (h) TheraTech's compliance with laws; (i) TheraTech's compliance with the rules and regulations of the FDA, of comparable foreign organizations and other related laws; (j) the maintenance of its books and records; (k) the accuracy of TheraTech's reports filed with the SEC; (1) the nature of its accounts receivable; (m) the nature of its inventory; (n) its bank accounts;
(o) its intellectual property; (p) its title to property; (q) its owned and leased real estate; (r) its existing contracts; (s) its insurance; (t) its existing litigation; (u) its warranties; (v) products liability; (w) arbitration; (x) taxes; (y) Employee Retirement Income Security Act of 1974, as amended ("ERISA"), matters; (z) its labor matters; (aa) certain environmental matters; (bb) the interim conduct of its business; (cc) affiliated transactions; (dd) its significant customers, suppliers, joint venture partners and employees; (ee) the absence of certain changes with respect to TheraTech and its subsidiaries; (ff) the absence of bribes; (gg) the absence of indemnifiable claims; (hh) the absence of undisclosed liabilities; (ii) the employees of TheraTech and its subsidiaries; (jj) Year 2000 compliance; (kk) the use of brokers in connection with the Merger; (ll) the tax and accounting treatment of the Merger; (mm) the receipt of an opinion of TheraTech's financial advisor; (nn) the accuracy of information in this Proxy Statement/Prospectus; and (oo) the non-applicability of anti-takeover statutes.

CERTAIN COVENANTS

  Each of Watson and TheraTech has agreed, among other things, to use its reasonable efforts to: (a) proceed promptly to make or give the necessary applications, notices, requests and filings in order to obtain the HSR Act approvals; (b) cooperate with the other and use commercially reasonable efforts to: (i) receive all necessary and appropriate consents of third parties required in connection with the Merger, (ii) satisfy all requirements prescribed by law and (iii) effect the Merger at the earliest practicable date; and (c) cooperate with the other in the preparation of the registration statement and this Proxy Statement/Prospectus.

  Between October 23, 1998 and the earlier of the termination of the Merger Agreement and the Effective Date, TheraTech has agreed that, unless otherwise consented to in writing by Watson, it will, and it will cause each of its subsidiaries to: (a) conduct their operations in the ordinary course, consistent with past practices; (b) use commercially reasonable efforts to preserve intact their businesses; (c) refrain from amending their Certificates of Incorporation or By-Laws or other governing instruments; (d) promptly notify Watson of any material emergency or other material event effecting TheraTech;
(e) promptly deliver to Watson copies of all SEC filings made by TheraTech after the date of the Merger Agreement; (f) refrain from changing its capitalization in any manner after the Effective Date or grant any severance or termination package, other than in the ordinary course of business; (g) refrain from selling, licensing or disposing of intellectual property, material assets or capital stock or enter into any merger, consolidation, joint venture, reorganization, recapitalization, or partial or complete liquidation; (h) refrain from entering into any material contract or arrangement or amend or terminate certain existing contracts; (i) refrain from making loans or capital contributions to, or investments in, any person or entity; (j) not settle or initiate litigation, or make capital expenditures in excess of specified amounts; (k) not increase the salaries of its employees or pay bonuses in excess of certain specified amounts; (l) not encumber its assets; (m) not enter into transactions with any related parties; (n) maintain insurance; (o) not waive any material right; (p) not make changes in accounting methods or alter the manner of keeping its books and records; (q) not borrow any money or guarantee any debt of any other person or entity; (r) not hire or terminate any employee whose salary exceeds $75,000;
(s) not adopt or modify any benefit plan; (t) not pay any liability outside the ordinary course of business; and (v) not pay any dividends or redeem any stock.

  In addition Watson has agreed, unless TheraTech otherwise consents in writing, to, and to cause its subsidiaries to (a) promptly deliver to TheraTech all copies of any SEC filings made by Watson after the date of the Merger Agreement; (b) promptly notify TheraTech of any material emergency or other material event affecting Watson; (c) refrain from amending its Articles of Incorporation or By-Laws or comparable governing instruments; and (d) refrain from taking any action which would cause trading of Watson Common Stock on the NYSE to halt.

INDEMNIFICATION OF DIRECTORS

  For a period of two years after consummation of the Merger, Watson has agreed to cause TheraTech to maintain a director's and officer's liability insurance policy covering those persons who are currently covered by TheraTech's director's and officer's liability insurance policy. The coverage must be in an amount and scope at least as favorable as TheraTech's existing coverage to the extent such insurance is available in the market; provided that Watson is not required to pay an annual premium for the insurance in excess of 150% of the last annual premium paid by TheraTech prior to the Merger Agreement. However, Watson must purchase as much coverage as possible for that amount.

ALTERNATIVE PROPOSALS

  For purposes of the Merger Agreement, an "Alternative Proposal" means (a) a tender offer or exchange offer for 25% or more of the then outstanding shares of TheraTech Common Stock; (b) a merger, consolidation or other business combination with TheraTech or any of its subsidiaries, or any agreement or letter of intent or understanding relating to any such transaction; (c) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of TheraTech's consolidated assets, or any agreement or letter of intent or understanding relating to such transaction; (d) the acquisition by any third party (other than Watson or one of its subsidiaries) of beneficial ownership of 25% or more of the outstanding shares of TheraTech Common Stock (including TheraTech Common Stock currently beneficially owned by such third person); (e) any reclassification of securities or recapitalization of TheraTech or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of TheraTech that is owned by any third party, or any agreement or letter of intent or understanding relating to such transaction; (f) any transaction having an effect similar to those described in
(a) through (e) above; or (g) a public announcement with respect to a proposal, plan, or intention by TheraTech or another third party to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law).

  For purposes of the Merger Agreement, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any third party (other than Watson or any of its subsidiaries) with respect to an Alternative Proposal on terms which the Board of Directors of TheraTech determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to TheraTech and its stockholders than the transactions contemplated by the Merger Agreement.

  Except as provided below, TheraTech has agreed; (a) not to, and to direct and cause its subsidiaries and each of their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making or implementation of any proposal or offer that constitutes, or may reasonably be expected to lead to any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise to facilitate any effort or attempt to make or implement an Alternative Proposal; (b) to immediately terminate any existing activities, discussions or negotiations with any person with respect to any Alternative Proposal; and (c) to notify Watson immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with TheraTech; provided that the Board of Directors of TheraTech may, in response to any unsolicited written bona-fide proposal from a third party regarding a Superior Proposal, furnish or cause to be furnished information to, and engage in discussions with, such third party, but only if the Board of Directors of TheraTech determines in good faith to take such action pursuant to the exercise of its fiduciary duties under applicable law and complies with certain other conditions precedent.

  In response to TheraTech's receipt of an unsolicited written bona-fide proposal from a third party regarding an Alternative Proposal, TheraTech may make inquiries to such third party to clarify questions relating to ambiguities of the terms of such proposal in order for TheraTech to determine whether such proposal is a Superior Proposal.

CONDITIONS TO CLOSING

  The respective obligations of Watson and TheraTech to consummate the Merger are subject to the fulfillment of several conditions, including:

    (a) The Merger Agreement will have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of TheraTech Common Stock.

    (b) The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

    (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of the Merger Agreement shall have been issued and remain in effect. In the event any such order or injunction is issued, each party will use its reasonable efforts to have any such injunction lifted.

    (d) The Registration Statement on Form S-4 (which this Proxy Statement/Prospectus is a part of) will have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of such registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and Watson and TheraTech shall have received all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the TheraTech stockholders in connection with the Merger.

    (e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

    (f) The Watson Common Stock to be issued to the TheraTech stockholders in connection with the Merger will have been authorized for listing on the NYSE.

    (g) Watson will have received the opinion of PricewaterhouseCoopers LLP, dated the Closing Date, to the effect that the Merger will be treated as a pooling of interests for accounting purposes.

    (h) TheraTech will have received from Ernst & Young LLP, a letter, dated the Closing Date, indicating that TheraTech has not taken any action that would preclude TheraTech from entering into a transaction that will be treated as a pooling of interests for accounting purposes.

  Except as may be waived in writing by Watson, the obligations of Watson and the Sub to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions:

    (a) TheraTech will have performed, in all material respects, all of its agreements contained in the Merger Agreement that it is required to perform on or prior to the Closing Date, and Watson shall have received a certificate of an executive officer of TheraTech, dated the Closing Date, certifying to such effect.

    (b) The representations and warranties of TheraTech contained in the Merger Agreement are true and correct as of September 23, 1998 in all material respects (or to the extent representations or warranties contain material modifiers, true and correct as modified).

    (c) The representations and warranties of TheraTech contained in the Merger Agreement will be true and correct as of the Closing Date, except as would not reasonably be expected to have a material adverse effect on TheraTech.

    (d) TheraTech will have delivered to Watson certified copies of the resolutions of TheraTech's Board of Directors and TheraTech stockholders approving and adopting the Merger Agreement, the related documents and the transactions contemplated thereby.

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

    (e) Watson will have received the opinion from Kirkland & Ellis, counsel to TheraTech, covering customary opinions.

    (f) From October 23, 1998 through the Effective Time, there will not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect on TheraTech.

    (g) TheraTech will have received third party consents regarding certain specified agreements.

    (h) Watson will have received the opinion of Kirkland & Ellis dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TheraTech and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (i) Dinesh C. Patel, Ph.D. and Charles D. Ebert, Ph.D. will have executed and delivered to Watson an amendment to their employment agreements with TheraTech and non-competition agreements.

    (j) Watson will have received the written resignations of such directors and officers of TheraTech's subsidiaries as are designated by Watson to resign.

    (k) TheraTech will have delivered to Watson all of the Affiliate Letters executed by each of the Affiliates of TheraTech, acknowledging their trading limitations in Watson Common Stock under Rule 145 of the Exchange Act and due to the transaction being accounted for as a pooling of interests.

  Except as may be waived in writing by TheraTech, the obligations of TheraTech to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions:

    (a) Watson will have performed, in all material respects, all of the agreements contained in the Merger Agreement that it is required to perform on or prior to the Closing Date, and TheraTech will have received a certificate of an executive officer of Watson, dated the Closing Date, certifying to such effect.

    (b) The representations and warranties of Watson and the Sub contained the Merger Agreement are true and correct as of October 23, 1998, in all material respects.

    (c) The representations and warranties of Watson and the Sub contained in the Merger Agreement shall be true and correct as of the Closing Date, except as would not reasonably be expected to have a material adverse effect on Watson.

    (d) TheraTech will have received from Watson certified copies of the resolutions of Watson's and the Sub's Boards of Directors and from the sole stockholder of Sub approving and adopting the Merger Agreement, the Watson ancillary documents and the transactions contemplated by the Merger Agreement.

    (e) TheraTech will have received the opinion from D'Ancona & Pflaum, counsel to Watson, covering customary opinions.

    (f) TheraTech will have received the opinion of D'Ancona & Pflaum dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TheraTech and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (g) From October 23, 1998 through the Effective Time, there will not have occurred any event that has had, would have or would be reasonably likely to have a material adverse effect on Watson; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the market value of Watson Common Stock.

  For purposes of the Merger Agreement, a material adverse effect when used with respect to any party means (i) a material adverse effect on the business, assets, results of operations, financial condition, or the products and technology of such party and its subsidiaries, in each case, taken as a whole; or (ii) an impairment in the ability of such party or its subsidiaries to perform any of their material obligations under the Merger Agreement or to consummate the Merger.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time on or before the Effective Time:

    (a) By mutual written consent of TheraTech and Watson.

    (b) By written notice from the Board of Directors of either Watson or TheraTech if (i) the Merger has not been consummated by March 31, 1999; provided, however, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (ii) the approval of the TheraTech stockholders of the Merger and the Merger Agreement shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that TheraTech shall not have the right to terminate the Merger Agreement under this provision if TheraTech withdrew, modified, or amended in any adverse respect its recommendation that the TheraTech stockholders vote in favor of the Merger Agreement; or
  (iii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (A) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or (B) compelling Watson, Sub or TheraTech to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson, TheraTech or any of their respective Subsidiaries, or to sell or license any material product of Watson, TheraTech or any of their respective Subsidiaries, and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By written notice from the Board of Directors of Watson, if without the prior written approval of Watson, (i) TheraTech (A) shall have withdrawn, modified, or amended in any adverse respect its approval or recommendation of the Merger Agreement or the transactions contemplated thereby, (B) shall not have recommended or shall have withdrawn, modified, or amended in any respect its recommendation that the TheraTech stockholders vote in favor of the Merger Agreement, or (C) shall not have included such recommendation in this Proxy Statement/Prospectus; (ii) the Board of Directors of TheraTech shall have resolved to do any of the foregoing; or (iii) any director of TheraTech shall take any action inconsistent with such approval or recommendation and such action has not been renounced by the Board of Directors of TheraTech; provided that, in each of subparagraphs (i), (ii) or (iii) above, other than upon the happening of the events described below in subparagraph (f).

    (d) By written notice from the Board of Directors of Watson if (A) there is an Alternative Proposal initiated or made by or relating to TheraTech which is approved of or agreed to by the Board of Directors of TheraTech; or (B) any person shall have solicited proxies in opposition to the approval of the Merger, and the Board of Directors of TheraTech has taken action or a public position consistent with approving such person's proxy solicitation.

    (e) By written notice from the Board of Directors of TheraTech, if the Board of Directors of TheraTech shall have reasonably determined, after consultation with its legal and financial advisors, that a proposal for an Alternative Proposal constitutes a Superior Proposal and shall have decided to accept such Superior Proposal pursuant to its fiduciary duties under applicable law; provided, however, that TheraTech may not have the right to terminate the Merger Agreement pursuant to this subparagraph (e) unless (i) five (5) business days shall have elapsed after delivery to Watson of a written notice of such determination by the Board of Directors of TheraTech and, during such five (5) business day period, TheraTech shall have informed Watson of the material terms and conditions and financing arrangements of such proposal for an Alternative Proposal and the identity of the third party or group making such proposal for an Alternative Proposal and (ii) at the end of such five (5) business day period, such board shall continue to reasonably believe that such proposal for an Alternative Proposal constitutes a Superior Proposal and promptly thereafter TheraTech shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. Notwithstanding the foregoing, TheraTech shall not have the right to terminate the Merger Agreement pursuant to this subsection (e) unless it has simultaneously or previously paid the $5 million fee owed to Watson pursuant to the Merger Agreement ("Termination Fee").

    (f) By written notice from the Board of Directors of TheraTech, if (i) as of October 23, 1998, the representations and warranties made by Watson and Sub are not true and correct, in all material respects; (ii) there has been a breach by Watson or Sub of any representation or warranty contained in the Merger Agreement which would reasonably be expected to have a material adverse effect on Watson; or (iii) there has been a material breach of any of the material covenants or agreements set forth in the Merger Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by TheraTech to Watson.

    (g) By written notice from the Board of Directors of Watson, if (i) as of October 23, 1998, the representations and warranties made by TheraTech are not true and correct, in all material respects; (ii) there has been a breach by TheraTech of any representation or warranty contained in the Merger Agreement which would reasonably be expected to have a material adverse effect on TheraTech; or (iii) there has been a material breach of any of the material covenants or agreements set forth in the Merger Agreement on the part of TheraTech, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Watson to TheraTech.

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

TERMINATION FEE

  In the event the Merger Agreement is terminated (i) by TheraTech or Watson as a result of TheraTech entering into a Alternative Proposal; (ii) by Watson as a result of TheraTech's Board of Directors having withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger, and TheraTech enters into an agreement or an understanding with respect to an Alternative Proposal or consummates a transaction relating to Alternative Proposal within one (1) year of the date of termination; or (iii) by TheraTech because the Merger has not been consummated by March 31, 1998 or by Watson due to TheraTech's material breach of the Merger Agreement and within four (4) months after such termination, TheraTech enters into an agreement or understanding with respect to an Alternative Proposal or consummates a transaction relating to an Alternative Proposal, then, in each of such events, TheraTech must pay Watson a cash Termination Fee of $5 million within five business days after the occurrence of any of such events.

  If the fees described above are not paid when due, all amounts owing will accrue interest at a rate equal to 10% per annum.

EXPENSES AND FEES

  Each of Watson and TheraTech has agreed to pay its own expenses (including, without limitation, in connection with financial, legal and tax advice) incurred in connection with the Merger and the transactions contemplated thereby, except that the parties have agreed to share equally all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus to the TheraTech stockholders.

  However, if either party terminates the Merger Agreement because the other party breached certain representations or covenants contained in the Merger Agreement, then the breaching party must reimburse the non-breaching party for its expenses incurred in connection with the Merger. Additionally, if Watson terminates the Merger Agreement because TheraTech's Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement, TheraTech must reimburse Watson for its expenses incurred in connection with the Merger.

EXTENSION AND WAIVER

  The Board of Directors of either TheraTech or Watson may, prior to the Effective Time and to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement; (b) waive any inaccuracies in the representations and warranties made to such party contained in or delivered pursuant to the Merger Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party to the Merger Agreement. Any agreement by either TheraTech or Watson to such an extension or waiver will be valid only if set forth in writing and signed on behalf of such party.

                      DESCRIPTION OF WATSON CAPITAL STOCK

  Watson is authorized to issue up to 500,000,000 shares of common stock, $0.0033 par value per share, 89,475,000 shares of which were issued and outstanding at November 23, 1998 and 2,500,000 shares of preferred stock, none of which were outstanding as of the date hereof.

WATSON COMMON STOCK

  The holders of Watson Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. The holders of Watson Common Stock are entitled to receive such dividends as may lawfully be declared by the Watson Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Watson Common Stock. The holders of Watson Common Stock are entitled to share ratably in Watson's assets remaining after payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of Watson. The holders of Watson Common Stock have no preemptive rights. There are no conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Watson Common Stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of Watson Common Stock to be issued pursuant to the Merger Agreement will be fully paid and non-assessable.

WATSON TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for Watson's Common Stock is American Stock Transfer & Trust Company.

WATSON PREFERRED STOCK

  The Watson Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Watson Common Stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Watson without further action by the stockholders and may adversely affect the voting and other rights of the holders of Watson Common Stock. At present, Watson has no plans to issue any of the preferred stock.

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

  COMPARISON OF RIGHTS OF HOLDERS OF WATSON COMMON STOCK AND THERATECH COMMON
                                     STOCK

  Upon consummation of the Merger, holders of TheraTech Common Stock will become holders of Watson Common Stock and the rights of former TheraTech stockholders will be governed by Watson's Articles of Incorporation, Watson's Bylaws and the Nevada General Corporation Law (the "Nevada Act").

GENERAL

  Watson is a Nevada corporation, and the rights of its stockholders are governed by the Nevada Act and the Articles of Incorporation and Bylaws of Watson. TheraTech is a Delaware corporation, and the rights of its stockholders are governed by the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation and Bylaws of TheraTech. If the Merger is consummated, former TheraTech stockholders will become stockholders of Watson. The rights of such former TheraTech stockholders as Watson stockholders will be governed by the Nevada Act and the Articles of Incorporation and Bylaws of Watson. The following is a summary of certain material provisions of, and the material differences between, (i) Nevada law and the Articles of Incorporation and Bylaws of Watson and (ii) Delaware law and the Certificate of Incorporation and Bylaws of TheraTech, which could significantly affect the rights of TheraTech stockholders.

NUMBER OF DIRECTORS

  Watson's Articles of Incorporation provide that the number of directors shall be nine persons. In addition, Watson's Articles of Incorporation provide that vacancies created by newly created directorships will be filled by a majority of directors then in office, provided that a quorum is present. All other vacancies must be filled by a majority of directors then in office, even if less than a quorum.

  The TheraTech Bylaws provide that the number of directors shall be such number as the Board of Directors shall have designated from time to time, except that in the absence of any such designation, such number shall be six. TheraTech's Board of Directors currently consists of seven persons. TheraTech's Bylaws provide that vacancies created by newly created directorships will be filled by a majority of the directors then in office, even though less than a quorum or by a sole remaining director.

STRUCTURE OF THE BOARD

  The Nevada Act provides that a corporation's board of directors may be divided into various classes with staggered terms of office. The Watson Bylaws provide that the Watson Board of Directors be divided into three classes of directors, as nearly equal in number as reasonably possible. One class of directors must be elected each year for a three-year term. Although permissible under the DGCL, neither TheraTech's Certificate of Incorporation nor its Bylaws classify its Board of Directors.

  Classification of directors may have the effect of making it more difficult for stockholders to change the composition of the Watson Board of Directors. At least two annual meetings of

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

stockholders, instead of one, will generally be required to effect a change in the majority of the Watson Board. Such a delay may help ensure that Watson's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Watson, even though such a transaction could be beneficial to Watson and its stockholders. The classification of the Watson Board of Directors might also increase the likelihood that incumbent directors will retain their positions.

BOARD VACANCIES

  The Nevada Act provides that a vacancy on the board of directors may generally be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the board of directors, unless the articles of incorporation provide otherwise. Watson's Articles of Incorporation do not alter this provision.

  The DGCL provides that, unless the certificate of incorporation or bylaws provides otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. TheraTech's Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

REMOVAL OF DIRECTORS

  The Nevada Act provides that any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, except that in the case of corporations which have provided in their articles of incorporation for the election of directors by cumulative voting, no director may be removed from office except upon the vote of stockholders owning sufficient shares to have prevented his election to office in the first instance; and the articles of incorporation may require the concurrence of a larger percentage of the stock entitled to voting power in order to remove a director. Watson's Bylaws provide that any director may be removed from office with or without cause, at a meeting called expressly for that purpose, by the vote or written consent of the holders of a majority of the outstanding shares of the corporation; and that no director may be removed if the number of votes cast against his removal would be sufficient to elect him at an annual meeting of the stockholders.

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

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise (which TheraTech's Certificate of Incorporation does not). In the case of a corporation whose board is classified, stockholders may effect such removal only for cause. In the case of a corporation having cumulative voting (which TheraTech does not), if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

  Both the DGCL and the Nevada Act allow a corporation to provide in its certificate or articles of incorporation that a director or officer will not be personally liable for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, subject to certain limitations.

  The Nevada Act provides that articles of incorporation may include a provision limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions to stockholders.

  The DGCL provides that the certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors (but not officers) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividend or improper stock purchase or redemption or
(iv) for any transaction for which the director derived an improper personal benefit.

  The Certificate of Incorporation of TheraTech provides that a director will not be liable to TheraTech or its stockholders for a breach of his or her fiduciary duty to the fullest extent allowable under the DGCL. The Articles of Incorporation of Watson limit a director's and officer's liability to the events specified in the Nevada Act. Consequently, situations may arise in which an existing TheraTech stockholder, following the Merger, would have less ability to bring an action against an officer or director of Watson.

INDEMNIFICATION

  Under the Nevada Act and the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including fees) and certain amounts paid in settlement and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts that are deemed proper, fair and reasonable by the appropriate court upon application thereto. The Nevada Act and the DGCL both provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses. Both the Nevada Act and the DGCL also provide that if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification.

  In addition, under both the Nevada Act and the DGCL, expenses incurred by an officer or director in connection with a proceeding may be paid by the corporation in advance of the final disposition, upon receipt of an undertaking by such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation.

  The Bylaws of Watson and TheraTech's Certificate of Incorporation provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by law.

DERIVATIVE ACTIONS

  Under the Nevada Rules of Civil Procedure (the "Nevada Rules") and the DGCL, a person may not bring a derivative action unless the person was a stockholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a stockholder at such time. Both the Nevada Rules and the DGCL provide that a complaint in a derivative proceeding must be verified and must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action, and the reasons for his failure to obtain the action he desires or for not making the effort. Both the Nevada Rules and the DGCL also provide that a derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of stockholders. Under both sets of Rules, an action will not be dismissed, compromised or settled without the approval of a court having jurisdiction of the action.

QUORUM FOR STOCKHOLDER MEETINGS

  Under both the Nevada Act and the DGCL, unless otherwise provided in a corporation's articles or certificate of incorporation or bylaws, a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of stockholders. The Nevada Act and the DGCL provide that the articles or certificate of incorporation or bylaws may provide for a greater or lesser quorum requirement, except that in Delaware, the quorum may not be less than one-third of the shares entitled to vote.

  The Bylaws of both Watson and TheraTech provide that the presence in person or by proxy of a majority of the shares entitled to vote will constitute a quorum.

NOTICE OF STOCKHOLDERS MEETINGS, AND SPECIAL STOCKHOLDER MEETINGS

  Under both the Nevada Act and the DGCL, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting is required to be given which must state the place, date and hour of the meeting; and such written notice must be given not less than 10 or more than 60 days before the date of the meeting. Under the Nevada Act, the purpose or purposes for which the meeting is called must be included in the notice, and the notice must be signed by the president or a vice president, or the secretary, or an assistant secretary or such other natural person as the bylaws may prescribe or permit or the directors may designate. Under the DGCL, the purpose of the meeting must be included in the written notice only in the case of a special meeting.

  The Watson Bylaws provide that the notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees whom, at the time of notice, management intends to present for election, and if action is proposed to be taken at any meeting for approval of (a) a contract or transaction in which a director has a direct or indirect financial interest,
(b) an amendment of the articles of incorporation, (c) a reorganization of the corporation, (d) a voluntary dissolution of the corporation or (e) a distribution in dissolution other than in accordance with the rights of any outstanding preferred shares, the notice shall also state the general nature of that proposal. The Watson Bylaws also provide that a special meeting of the stockholders may be called at any time by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If a stockholder calls such a meeting he or she must make a written request to the board of directors specifying the time of such meeting and the general nature of the business proposed to be transacted, and the request shall be delivered personally or sent to the Chairman of the Board, or the President.

  The TheraTech Bylaws state that if at any meeting action is proposed that would trigger stockholder appraisal rights, the notice of such meeting must contain a statement of that purpose and must be accompanied by a copy of section 262(d) of the DGCL, and that special stockholder meetings may only be called by the Chairman of the Board or the President or the Board of Directors. After the Merger, any former TheraTech stockholders who alone, or in the aggregate, hold shares entitled to cast at least 10% of the votes at a Watson stockholder meeting will have an ability to make proposals for action where they did not have such an ability as stockholders of TheraTech.

WRITTEN CONSENT IN LIEU OF STOCKHOLDER MEETING

  Under both the Nevada Act and the DGCL, unless the articles of incorporation or the bylaws provide otherwise (which Watson's do not), any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. All such written consents must be delivered to TheraTech in order to be maintained in the corporate records. The TheraTech Certificate of Incorporation states that any action required or permitted to be taken by the stockholders of TheraTech must be effected at a duly called annual or special meeting of stockholders of TheraTech and may not be effected by any consent in writing by the stockholders. Therefore, after the merger former TheraTech stockholders will be able to act through a written consent in lieu of a meeting where they could not do so as stockholders of TheraTech.

AMENDMENT OF CERTIFICATES (OR ARTICLES) OF INCORPORATION

  The Nevada Act provides that in order to amend the Articles of Incorporation the board of directors must adopt a resolution setting forth the amendment proposed and declaring its advisability, and call a meeting, either annual or special, of the stockholders entitled to vote for the consideration thereof. At the meeting, of which notice must be given to each stockholder entitled to vote, a vote of the stockholders either in person or in proxy must be taken for the proposed amendment. If it appears upon the canvassing of the votes that the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or greater as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment, the president, or vice president, and secretary, or assistant secretary is required to execute a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted. The certificate then must be filed in the office of the secretary of state.

  The DGCL is substantially similar to the Nevada Act except that the notice to stockholders must set forth the amendment in full or a brief summary of the changes to be effected thereby. TheraTech's Certificate of Incorporation provides that TheraTech reserves the right to amend the Certificate of Incorporation in the manner prescribed by statute.

AMENDMENT OF BYLAWS

  The Watson Bylaws give the board of directors the power to amend the Bylaws. The Watson Bylaws further state that the Bylaws may contain any provisions for the regulation and management of the affairs of TheraTech not inconsistent with the law. The DGCL provides that the bylaws may only be amended by the stockholders entitled to vote, provided, however, any corporation may, in its certificate of incorporation, confer the power to amend or repeal bylaws upon the directors. But, the fact that such power has been so conferred upon the directors does not divest the stockholders or members of the power, nor limit their power to amend the bylaws. The TheraTech Bylaws provide that the Bylaws may be amended by written consent of the stockholders, or at any meeting of the stockholders, by the affirmative vote of a majority of the stock entitled to vote at such meeting, and the board of directors also has the power to amend the Bylaws by unanimous written consent or at any meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the board of directors shall not make or alter any Bylaws fixing the qualifications, classifications or term of office of directors.

  Following the Merger, former TheraTech stockholders will no longer have the ability to amend the Bylaws of Watson as they did the Bylaws of TheraTech, and the new board of directors will be able to fix the qualifications, classifications and term of office of directors.

REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS AND OTHER ANTI-TAKEOVER
PROVISIONS

  Watson may be subject to the provisions of Nevada's anti-takeover laws known respectively as the "Combination with Interested Stockholders Statute" and the "Control Share Acquisition Statute."

  The Combination with Interested Stockholders Statute prevents "interested stockholders" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A combination means any merger or consolidation with an "interested stockholder", or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher,
(ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

  The Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute specifies three thresholds; one-fifth or more but less than one-third, one-third or more but less than a majority and a majority or more, of the voting power of the corporation in the election of directors. Once an acquirer crosses one of the above thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become "Control Shares" and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Shares Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares arc entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders within twenty days after such an event has occurred that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenters' rights. The Control Share Acquisition Statute currently does not apply to Watson because Watson does not have 100 or more stockholders who are residents of the state of Nevada.

  The Board of Directors of Watson has no present intention to adopt a stockholder protection plan, although the Board may consider the future adoption of such a plan at a future meeting of the Board of Directors.

  The DGCL imposes a three-year moratorium on any business combination with an interested stockholder, although it has no fair price provision comparable to that of the Nevada Act. TheraTech's Certificate of Incorporation, however, does contain a provision that generally mirrors the Nevada Act's fair price provision. The DGCL has no control share acquisition provision. The existence of both the "Combination with Interested Stockholders" statute and the "Control Share Acquisition" statute may make an unsolicited acquisition of control of Watson more difficult or expensive. In addition, provisions of Watson's Articles of Incorporation permitting the issuance of Preferred Stock by the Board of Directors and the existence of a staggered Board of Directors may also make an unsolicited acquisition of control more difficult or expensive.

CUMULATIVE VOTING

  Under both the Nevada Act and the DGCL, unless the articles or certificate of incorporation provide otherwise, there can be no cumulative voting for the election of directors. Watson's Bylaws proscribe cumulative voting, as do TheraTech's Bylaws.

STOCKHOLDER INSPECTION OF RECORDS

  Under the Nevada Act, a stockholder who has been a stockholder of record of a Nevada corporation for at least 6 months immediately preceding his demand or who owns 5% or more of the issued and outstanding shares of stock of the corporation (or who has been authorized in writing by such holders) is entitled to inspect and copy a list of the names of the corporation's stockholders during regular business hours if the stockholder gives at least five business days' prior written demand to the corporation. A stockholder of a Nevada corporation must hold, or be authorized by the holders of 15% of the outstanding shares in order to review the books and records of the corporation. The Nevada Act provides further that a corporation may deny any demand for inspection if the stockholder refuses to furnish the corporation an affidavit that such inspection is not desired for a purpose not related to his interest in the corporation as a stockholder. Watson's Bylaws permit a stockholder to inspect and copy Watson's Articles of Incorporation, Bylaws, stockholder lists, corporate minutes and accounting books and records to the fullest extent permitted under the Nevada Act.

  The DGCL permits any stockholder upon written demand under oath stating the purpose thereof to inspect (during regular business hours) a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom. If the corporation refuses such request, or fails to respond within five business days after the demand has been made, the stockholder may petition the Court for an order to compel such inspection. The Court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper. TheraTech's Bylaws provide that the officer in charge of the stock ledger of the corporation must prepare, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at said meeting. TheraTech's Bylaws further provide that any stockholder is permitted to examine such list of stockholders, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held and which place must be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list must be produced and kept at the time and place of meeting during the whole time thereof, and may be inspected by any stockholder who is present. Consequently, unless a TheraTech stockholder will, following the Merger, own 15% or greater of the issued and outstanding shares of Watson Common Stock, such stockholder will have fewer rights of inspection under the Nevada Act than such stockholder held under the DGCL.

DISTRIBUTIONS AND REDEMPTIONS

  Under the Nevada Act, corporations may make distributions to stockholders as long as, after giving effect to such distribution (i) the corporation would be able to pay its debts as they become due in the usual course of business and
(ii) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles or certificate of incorporation permit otherwise, which Watson's Articles of Incorporation do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

  Under the DGCL, corporations may make distributions to stockholders, subject to any restrictions contained in its certificate of incorporation, to its stockholders either (1) out of its surplus, or (2) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation may not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

  Under both the Nevada Act and the DGCL, a corporation's redemption of its own capital stock is deemed to be a distribution.

EXERCISE OF DIRECTORS' AND OFFICERS' POWERS

  Nevada law provides that directors and officers, in performing their duties, shall be protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's directors, officers or employees; any other person as to matters reasonably believed to be within such person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation; or any committee on which the director or officer relying thereon does not serve as to matters on which the committee is reasonably believed to merit confidence. Furthermore, directors and officers of a Nevada corporation, in exercising their powers, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers,
(ii) the economy of the state and the nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation, including the possibility that these interests may be best served by the continued independence of the corporation.

  The DGCL provides that a director (but apparently not officers) shall be protected in similar circumstances as a Nevada director except that the Delaware statute does not contain language allowing the directors to consider the factors enumerated as (i)-(iv) in the Nevada Act. The apparent greater latitude under the Nevada Act may mean that directors and officers of Watson may be able to exercise their powers in situations in which officers and directors of TheraTech would not have such power.

LOANS TO AND GUARANTEES OF OBLIGATIONS OF OFFICERS AND EMPLOYEES

  Under the DGCL, a loan to, guarantee of an obligation of, or other assistance to an officer or employee of the corporation, including any officer or employee who is a director, requires the determination of the Board of Directors of the corporation that the loan, guarantee or assistance may reasonably be expected to benefit the corporation. The Nevada Act contains no comparable provision, although it provides that directors exercising their powers may consider, among other things, the interests of the employees and the long-term as well as the short-term interests of the corporation and its stockholders. Consequently, an existing TheraTech stockholder may, following the Merger, have less ability to challenge any such loans as a Watson stockholder.

  Under the DGCL, any contract or transaction (including a loan or guarantee) between the corporation and any of its officers or directors, or between the corporation and any other organization in which the corporation's directors or officers are also directors or officers, or have a financial interest, is voidable unless approved by a majority of the disinterested directors or the stockholders after full disclosure of the material facts or unless the transaction is fair to the corporation at the time it is approved. The Nevada Act has a similar requirement except that such transactions may be approved by the vote of stockholders holding a majority of the voting power, and such transactions are also permissible if the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer when the transaction is brought before the board for action. Consequently, transactions involving interested persons may be more difficult to challenge as a stockholder of Watson than as a stockholder of TheraTech.

APPRAISAL AND DISSENTERS' RIGHTS

  A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (1) a merger or consolidation to which the corporation is a party, (2) consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan and (3) any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares. The Nevada Act provides that unless a corporation's articles of incorporation provide otherwise (which Watson's Articles of Incorporation do not), a stockholder does not have dissenters' rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either registered on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. In such event, the stockholder's rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.

  Stockholders of a Delaware corporation generally have appraisal rights with respect to a merger or consolidation. However, such appraisal rights are not available (i) when a corporation is to be the surviving corporation and no vote of its stockholders is required for the merger or (ii) for shares of stock which, on the record date fixed to determine the stockholders entitled to receive notice of and vote on the agreement of merger, are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of

Securities Dealers, Inc., or held of record by more than 2,000 stockholders, unless, in case of clauses (i) or (ii) above, such stockholders are required by the terms of the merger to accept consideration other than shares of stock of TheraTech, shares of stock of another corporation that are so listed, designated or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. A Delaware corporation may provide in its certificate of incorporation for appraisal rights in connection with transactions other than mergers and consolidations.

  While the dissenters' rights provisions under the Nevada Act and the DGCL are essentially similar, situations could theoretically arise in which dissenters' rights, which would be available under the DGCL, would not be available under the Nevada Act.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Watson Common Stock being offered hereby will be passed upon for Watson by D'Ancona & Pflaum, Chicago, Illinois. As of the date of this Proxy Statement/Prospectus, Michel J. Feldman, a partner of D'Ancona & Pflaum, beneficially owned 42,000 shares of Watson Common Stock, of which he disclaims beneficial ownership of 7,000 shares. In addition, other members of D'Ancona & Pflaum own additional shares of Watson Common Stock, which ownership is not material in the aggregate. The federal income tax consequences in connection with the Merger have been passed upon by D'Ancona & Pflaum and Kirkland & Ellis.

                                    EXPERTS

  The consolidated financial statements of TheraTech, Inc. incorporated by reference in TheraTech, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Watson Pharmaceuticals, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1997, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Oclassen Pharmaceuticals, Inc. for the years ended December 31, 1996 and 1995 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated in this Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1997, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               WATSON / THERATECH

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Watson and TheraTech, combined and adjusted to give effect to the Merger. The condensed consolidated financial statements of Watson and TheraTech as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited; however, in the respective managements' opinions, they reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Certain reclassifications have been made to the historical financial statements to conform with this pro forma presentation. These pro forma financial statements should be read in conjunction with such historical financial statements and notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 2.

  The unaudited pro forma condensed combined statements of income for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998 and 1997 present the results for Watson and TheraTech as if the Merger had occurred as of January 1, 1995. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 1998 gives effect to the Merger as of that date.

  The pro forma adjustments are based upon preliminary estimates, information currently available and certain assumptions that management believes are reasonable under the circumstances. Watson's actual consolidated financial statements will reflect the effects of the Merger on and after the date the certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware or such later time as specified in the Certificate of Merger rather than the dates indicated above. The unaudited pro forma condensed combined financial statements neither purport to represent what the combined results of operations or financial condition actually would have been had the Merger in fact occurred on the assumed dates, nor to project the combined results of operations and financial position for any future period.

  It is intended that the Merger will be accounted for by the pooling of interests method and, therefore, assets and liabilities of TheraTech will be combined with those of Watson at their respective historical values. Each share of TheraTech Common Stock outstanding immediately prior to the consummation of the Merger will be converted at the Exchange Ratio into the right to receive a portion of a share of Watson Common Stock. The final Exchange Ratio will be subject to a minimum of 0.2663 and a maximum of 0.29589. The pro forma condensed combined financial statements assume that all TheraTech Common Stock and options were converted into Watson Common Stock at an assumed Exchange Ratio of 0.2663.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                       WATSON   THERATECH ADJUSTMENTS COMBINED
                                      --------  --------- ----------- ---------
Revenues:
  Product sales, net................. $170,227   $ 4,318    $   --    $174,545
  Cost of sales......................   81,417     4,711        --      86,128
                                      --------   -------    -------   --------
    Gross profit (loss)..............   88,810      (393)       --      88,417
                                      --------   -------    -------   --------
  Research and development, royalty
   and licensing revenue.............   22,247    18,713        --      40,960
                                      --------   -------    -------   --------
Operating expenses:
  Research and development...........   24,562    19,959        --      44,521
  Selling, general and
   administrative....................   34,873     6,694        --      41,567
  Amortization expense...............      306       --         --         306
  Merger expenses....................   13,939       --         --      13,939
                                      --------   -------    -------   --------
    Total operating expenses.........   73,680    26,653        --     100,333
                                      --------   -------    -------   --------
    Operating income (loss)..........   37,377    (8,333)       --      29,044
Other income (expense):
  Equity in earnings of joint
   ventures..........................   22,766       --         --      22,766
  Investment and other income........   13,387     1,490        --      14,877
  Interest expense...................     (482)     (998)       --      (1,480)
                                      --------   -------    -------   --------
    Total other income, net..........   35,671       492        --      36,163
                                      --------   -------    -------   --------
Income (loss) before income tax
 provision...........................   73,048    (7,841)       --      65,207
Provision (benefit) for income
 taxes...............................   24,867       --      (3,600)    21,267
                                      --------   -------    -------   --------
    Net income (loss)................ $ 48,181   $(7,841)   $ 3,600   $ 43,940
                                      ========   =======    =======   ========
Per share data:
  Basic earnings (loss) per share.... $   0.58   $ (0.40)   $   --    $   0.50
                                      ========   =======    =======   ========
  Diluted earnings (loss) per share.. $   0.56   $ (0.40)   $   --    $   0.48
                                      ========   =======    =======   ========
  Weighted average number of common
   shares outstanding................   83,317    19,789        --      88,587
  Common stock equivalents...........    2,198       --         --       2,548
                                      --------   -------    -------   --------
  Diluted weighted average shares....   85,515    19,789        --      91,135
                                      ========   =======    =======   ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                       WATSON   THERATECH ADJUSTMENTS COMBINED
                                      --------  --------- ----------- ---------
Revenues:
  Product sales, net................. $223,639   $11,296     $ --     $234,935
  Cost of sales......................  101,921     8,009       --      109,930
                                      --------   -------     -----    --------
    Gross profit.....................  121,718     3,287       --      125,005
                                      --------   -------     -----    --------
  Research and development, royalty
   and licensing revenue.............   27,162    23,412       --       50,574
                                      --------   -------     -----    --------
Operating expenses:
  Research and development...........   22,895    18,086       --       40,981
  Selling, general and
   administrative....................   38,891     4,935       --       43,826
  Amortization expense...............      386       --        --          386
                                      --------   -------     -----    --------
    Total operating expenses.........   62,172    23,021       --       85,193
                                      --------   -------     -----    --------
    Operating income.................   86,708     3,678       --       90,386
Other income (expense):
Equity in earnings of joint
 ventures............................   17,909       --        --       17,909
Investment and other income..........   10,282     1,653       --       11,935
Interest expense.....................     (421)   (1,106)      --       (1,527)
                                      --------   -------     -----    --------
    Total other income, net..........   27,770       547       --       28,317
                                      --------   -------     -----    --------
Income before income tax provision...  114,478     4,225       --      118,703
Provision (benefit) for income
 taxes...............................   35,916       --       (395)     35,521
                                      --------   -------     -----    --------
    Net income....................... $ 78,562   $ 4,225     $ 395    $ 83,182
                                      ========   =======     =====    ========
Per share data:
  Basic earnings per share........... $   0.92   $  0.21     $ --     $   0.92
                                      ========   =======     =====    ========
  Diluted earnings per share......... $   0.89   $  0.20     $ --     $   0.89
                                      ========   =======     =====    ========
  Weighted average number of common
   shares outstanding................   85,028    20,292       --       90,432
  Common stock equivalents...........    3,053     1,295       --        3,398
                                      --------   -------     -----    --------
  Diluted weighted average shares....   88,081    21,587       --       93,830
                                      ========   =======     =====    ========


 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                       WATSON   THERATECH ADJUSTMENTS COMBINED
                                      --------  --------- ----------- ---------
Revenues:
  Product sales, net................. $324,015   $15,470     $ --     $339,485
  Cost of sales......................  125,057    10,640       --      135,697
                                      --------   -------     -----    --------
    Gross profit.....................  198,958     4,830       --      203,788
                                      --------   -------     -----    --------
  Research and development, royalty
   and licensing revenue.............   14,249    22,736       --       36,985
                                      --------   -------     -----    --------
Operating expenses:
  Research and development...........   18,055    16,952       --       35,007
  Selling, general and
   administrative....................   50,937     5,370       --       56,307
  Amortization expense...............    7,213       --        --        7,213
  Merger expenses....................   14,718       --        --       14,718
                                      --------   -------     -----    --------
    Total operating expenses.........   90,923    22,322       --      113,245
                                      --------   -------     -----    --------
    Operating income.................  122,284     5,244       --      127,528
Other income (expense):
Equity in earnings of joint
 ventures............................   10,694       --        --       10,694
Investment and other income..........   11,967     1,544       --       13,511
Interest expense.....................     (347)     (937)      --       (1,284)
                                      --------   -------     -----    --------
    Total other income, net..........   22,314       607       --       22,921
                                      --------   -------     -----    --------
Income before income tax provision...  144,598     5,851       --      150,449
Provision for income taxes...........   54,414       --        385      54,799
                                      --------   -------     -----    --------
    Net income....................... $ 90,184   $ 5,851     $(385)   $ 95,650
                                      ========   =======     =====    ========
Per share data:
  Basic earnings per share........... $   1.04   $  0.28     $ --     $   1.03
                                      ========   =======     =====    ========
  Diluted earnings per share......... $   1.01   $  0.27     $ --     $   1.01
                                      ========   =======     =====    ========
  Weighted average number of common
   shares outstanding................   86,991    20,778       --       92,524
  Common stock equivalents...........    2,334       956       --        2,589
                                      --------   -------     -----    --------
  Diluted weighted average shares....   89,325    21,734       --       95,113
                                      ========   =======     =====    ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                       WATSON   THERATECH ADJUSTMENTS COMBINED
                                      --------  --------- ----------- ---------
Revenues:
  Product sales, net................. $214,251   $10,680     $ --     $224,931
  Cost of sales......................   87,025     7,560       --       94,585
                                      --------   -------     -----    --------
    Gross profit.....................  127,226     3,120       --      130,346
  Research and development, royalty
   and licensing revenue.............   14,249    17,268       --       31,517
                                      --------   -------     -----    --------
Operating expenses:
  Research and development...........   13,041    13,074       --       26,115
  Selling, general and
   administrative....................   31,825     3,880       --       35,705
  Amortization expense...............    3,280       --        --        3,280
  Merger expenses....................   14,718       --        --       14,718
                                      --------   -------     -----    --------
    Total operating expenses.........   62,864    16,954       --       79,818
                                      --------   -------     -----    --------
    Operating income.................   78,611     3,434       --       82,045
Other income (expense):
Equity in earnings of joint
 ventures............................    9,713       --        --        9,713
Investment and other income..........    9,817     1,144       --       10,961
Interest expense.....................     (274)     (715)      --         (989)
                                      --------   -------     -----    --------
    Total other income, net..........   19,256       429       --       19,685
                                      --------   -------     -----    --------
Income before income tax provision...   97,867     3,863       --      101,730
Provision for income taxes...........   37,106       --        255      37,361
                                      --------   -------     -----    --------
    Net income....................... $ 60,761   $ 3,863     $(255)   $ 64,369
                                      ========   =======     =====    ========
Per share data:
  Basic earnings per share........... $   0.70   $  0.19     $ --     $   0.70
                                      ========   =======     =====    ========
  Diluted earnings per share......... $   0.68   $  0.18     $ --     $   0.68
                                      ========   =======     =====    ========
  Weighted average number of common
   shares outstanding................   86,712    20,714       --       92,228
  Common stock equivalents...........    2,325       907       --        2,567
                                      --------   -------     -----    --------
  Diluted weighted average shares....   89,037    21,621       --       94,795
                                      ========   =======     =====    ========


 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA
                                       WATSON   THERATECH ADJUSTMENTS COMBINED
                                      --------  --------- ----------- ---------
Revenues:
  Product sales, net................. $409,703   $14,007    $   --    $423,710
  Cost of sales......................  156,515     9,468        --     165,983
                                      --------   -------    -------   --------
    Gross profit.....................  253,188     4,539        --     257,727
                                      --------   -------    -------   --------
  Research and development, royalty
   and licensing revenue.............      --     20,075        --      20,075
                                      --------   -------    -------   --------
Operating expenses:
  Research and development...........   22,402    14,900        --      37,302
  Selling, general and
   administrative....................   67,224     5,497        --      72,721
  Amortization expense...............   15,642       --         --      15,642
  Charge for acquired in-process
   research and development..........   18,790       --         --      18,790
                                      --------   -------    -------   --------
    Total operating expenses.........  124,058    20,397        --     144,455
                                      --------   -------    -------   --------
    Operating income.................  129,130     4,217        --     133,347
Other income (expense):
Equity in earnings of joint
 ventures............................    5,688       --         --       5,688
Investment and other income..........    5,026     1,081        --       6,107
Interest expense.....................   (4,237)     (357)       --      (4,594)
                                      --------   -------    -------   --------
    Total other income, net..........    6,477       724        --       7,201
                                      --------   -------    -------   --------
Income before income tax provision...  135,607     4,941        --     140,548
Provision for income taxes...........   57,194       --       1,853     59,047
                                      --------   -------    -------   --------
    Net income....................... $ 78,413   $ 4,941    $(1,853)  $ 81,501
                                      ========   =======    =======   ========
Per share data:
  Basic earnings per share........... $   0.88   $  0.23    $   --    $   0.86
                                      ========   =======    =======   ========
  Diluted earnings per share......... $   0.86   $  0.23    $   --    $   0.84
                                      ========   =======    =======   ========
  Weighted average number of common
   shares outstanding................   88,942    21,190        --      94,585
  Common stock equivalents...........    2,441       536        --       2,584
                                      --------   -------    -------   --------
  Diluted weighted average shares....   91,383    21,726        --      97,169
                                      ========   =======    =======   ========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                    PRO FORMA
                                     WATSON   THERATECH ADJUSTMENTS  COMBINED
                                   ---------- --------- ----------- ----------
ASSETS
Current assets:
  Cash and cash equivalents....... $  196,126  $23,223    $   --    $  219,349
  Marketable securities...........      2,928      --         --         2,928
  Accounts receivable, net........     75,234    6,715        --        81,949
  Inventories.....................     69,947    2,517        --        72,464
  Prepaid expenses and other
   current assets.................      1,051      373        --         1,424
  Deferred tax assets.............     39,090      --         --        39,090
                                   ----------  -------    -------   ----------
    Total current assets..........    384,376   32,828        --       417,204
Property and equipment, net.......    105,409   18,263        --       123,672
Investments and other assets......    153,314    2,426        --       155,740
Product rights and other
 intangibles, net.................    357,272    7,064        --       364,336
Deferred tax assets...............        --       --       3,610        3,610
                                   ----------  -------    -------   ----------
                                   $1,000,371  $60,581    $ 3,610   $1,064,562
                                   ==========  =======    =======   ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable and accrued
   expenses....................... $   66,333  $ 6,183    $14,000   $   86,516
  Current portion of long-term
   debt...........................        971    1,224        --         2,195
  Current liability from
   acquisition of product rights..     30,500      --         --        30,500
  Income taxes payable............     11,367      --         --        11,367
                                   ----------  -------    -------   ----------
    Total current liabilities.....    109,171    7,407     14,000      130,578
Long-term debt....................    150,093    1,243        --       151,336
Long-term liability from
 acquisition of product rights....     20,000    3,040        --        23,040
Other liabilities.................        --       212        --           212
Deferred tax liabilities..........     36,625      --       2,108       38,733
                                   ----------  -------    -------   ----------
    Total liabilities.............    315,889   11,902     16,108      343,899
Commitments and contingencies
Minority interest.................      1,000      --         --         1,000
                                   ----------  -------    -------   ----------
Stockholders' equity:
  Common stock....................        295      213       (194)         314
  Additional paid-in capital......    291,800   71,973        194      363,967
  Retained earnings (deficit).....    353,450  (22,270)   (12,498)     318,682
  Accumulated other comprehensive
   income.........................     37,937   (1,237)       --        36,700
                                   ----------  -------    -------   ----------
    Total stockholders' equity....    683,482   48,679    (12,498)     719,663
                                   ----------  -------    -------   ----------
                                   $1,000,371  $60,581    $ 3,610   $1,064,562
                                   ==========  =======    =======   ==========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                               WATSON / THERATECH

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

  (1) Historical Presentation. The foregoing unaudited pro forma condensed combined financial statements are derived from, and should be read in conjunction with, the audited consolidated financial statements, including the notes thereto, of Watson and TheraTech incorporated by reference in this Proxy Statement/Prospectus. The fiscal years of Watson and TheraTech end on December 31, and, as such, the unaudited pro forma condensed combined financial statements have been reported on such fiscal year bases. No adjustments have been made to the unaudited pro forma condensed combined financial statements for differences in the application of generally accepted accounting principles between Watson and TheraTech, as the impact of such adjustments would not be material. Based on the number of shares of TheraTech Common Stock outstanding at October 31, 1998, approximately 5.7 million additional shares of Watson Common Stock would be issued in the Merger, using an assumed Exchange Ratio of 0.2663.

  Certain amounts in the historical audited consolidated financial statements of Watson and TheraTech have been reclassified to conform to the unaudited pro forma condensed combined financial statement presentation.

  No adjustments are necessary to eliminate intercompany transactions and balances in the unaudited pro forma condensed combined financial statements as there were no intercompany transactions or balances.

  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. They are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated in accordance with the assumptions set forth in these notes, nor are they necessarily indicative of future operating results or financial position.

  (2) Unaudited Pro Forma Condensed Combined Adjustments. (a) The unaudited pro forma condensed combined financial statements reflect the reduction in the valuation allowance of deferred tax assets established in the historical financial statements of TheraTech, resulting in the recognition of tax benefits relating to certain net operating losses incurred by TheraTech. For purposes of the unaudited pro forma condensed combined financial statements, the estimated reduction in the valuation allowance has been recorded in the year ended December 31, 1995. In determining that a portion of the deferred tax assets was realizable by the combined company, management of Watson, based in part on information furnished by TheraTech, considered the prior operating results of each company and the future plans and expectations of the combined company.

  (b) The unaudited pro forma condensed combined balance sheet at September 30, 1998 has been adjusted to reflect estimated nonrecurring merger costs of $14.0 million. The adjustment gives effect to these merger costs as if they had been accrued as of September 30, 1998. The estimated merger costs are expected to include investment banking fees, legal, accounting, printing and other costs associated with the Merger. These costs have been excluded from the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 1998 due to their nonrecurring nature.

  (c) The unaudited pro forma condensed combined financial statements do not reflect the positive effects of potential cost savings which may be achieved upon combining the resources of the two companies.

  (3) TheraTech Options. As of October 31, 1998, the following TheraTech Options were outstanding:

      TheraTech 1992 Amended and Restated Employees' Stock Option
       Plan........................................................ 2,459,012
      TheraTech 1992 Amended and Restated Directors' Stock Option
       Plan........................................................   229,000
      Options Granted Outside of TheraTech Plans...................   301,750
                                                                    ---------
      Total........................................................ 2,989,762
                                                                    =========

  Certain options issued under TheraTech's 1992 Amended and Restated Employee Stock Option Plan, whether or not then exercisable, will automatically become fully vested and immediately exercisable upon consummation of the Merger. As of the Effective Time, the provisions of TheraTech's option plans providing for issuance or grant of any additional options to purchase TheraTech's Common Stock will be deleted. The options previously granted will remain subject to TheraTech's option plans, with all actions to be taken under such plans after the Effective Date by Watson's Board of Directors or a committee thereof. See "Merger--Interests of Certain Persons in the Merger" on page 38.

  Watson is required to register the shares of Watson Common Stock issuable upon exercise of the TheraTech Options within 60 days after the Closing Date. Watson will advise holders of TheraTech Options when the shares have been registered and, if applicable, when such registration is effective.

                         INDEX OF CERTAIN DEFINED TERMS

  Definitions of the following terms can be found at the page of this Proxy Statement/Prospectus indicated in the following table:

                                                                            PAGE
                                                                            ----
                                       A

Alternative Proposal.......................................................  54
Average Closing Price......................................................  25

                                       D

Delaware General Corporation Law (the "DGCL")..............................  62

                                       E

Effective Time.............................................................  25
Environmental Protection Agency ("EPA")....................................  18
Exchange Agent.............................................................  50
Exchange Ratio.............................................................  25

                                       F

Federal Food and Drug Administration ("FDA")...............................  18
Federal Trade Commission ("FTC")...........................................  41

                                       L

Letter of Transmittal......................................................  50

                                       N

Nevada General Corporation Law (the "Nevada Act")..........................  62

                                       S

Securities and Exchange Commission ("SEC").................................  38
Superior Proposal..........................................................  55

                                       U

U.S. Drug Enforcement Agency ("DEA").......................................  18

                                   APPENDICES

                                                                            PAGE
                                                                            ----
 Appendix A-- Agreement and Plan of Merger................................  A-1
 Appendix B-- Fairness Opinion of CIBC Oppenheimer Corp. .................  B-1

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER is dated as of October 23, 1998 (the "Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Jazz Merger Corp., a Delaware corporation and the wholly-owned subsidiary of Watson ("Watson Sub"), and TheraTech, Inc., a Delaware corporation (the "Company").

  WHEREAS, the Board of Directors of each of Watson and the Company have determined that a business combination between Watson and the Company merging their respective pharmaceutical businesses is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

  WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests";

  WHEREAS, the Company has delivered to Watson voting agreements executed by Dinesh C. Patel and William I. Higuchi; and

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

  1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Watson Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Watson Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

  1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Chicago, Illinois 60602 at 10:00 a.m. three business days after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

  1.3. Effective Time. If all the conditions to the Merger set forth in Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in

Article VII hereof, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of Delaware in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Watson Sub, all as provided under applicable law.

  1.4. Conversion of Shares. (a) At the Effective Time:

    (i) each share of Common Stock, par value $0.01 per share, of Watson Sub outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation; and

    (ii) each share of Common Stock, $0.01 par value per share, of the Company (the "Company Common Stock") outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Section 1.4(c) hereof, shall be converted into the right to receive the following portion of a share of Watson Common Stock (the "Exchange Ratio"): Twelve (12) divided by the Average Closing Price; provided, however, that the Exchange Ratio shall not be greater than 0.29589 nor less than 0.2663.

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except for the right to receive, without interest, the consideration set forth in this
Section 1.4 and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock in accordance with the provisions of this Article I.

  (c) Each share of Company Common Stock held by the Company as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(d) of this Agreement) of Watson at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

  (d) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share last daily closing price of Watson Common Stock as quoted on the New York Stock Exchange ("NYSE") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending on the second trading day immediately preceding the Closing Date; (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; and (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing.

  1.5. Stock Options. All options and warrants to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's Restated 1992 Employee Stock Option Plan, the Company's 1992 Directors' Stock Option Plan or otherwise (collectively, the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, shall be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code; or
(b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. Each Company Option assumed by Watson shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x) the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of Watson Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent, with $0.005 rounded upward). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. As soon as practicable after the Effective Time, Watson shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section 1.5 as well as notice of Watson's assumption of the Company's obligations with respect thereto (which occurs by virtue of this Agreement). Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time.

  1.6. Exchange of Certificates Representing Company Common Stock. (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

  (b) At or promptly after the Effective Time and in any event, no later than ten (10) business days after the Effective Time, Watson shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this
Article I, the shares of Watson Common Stock issuable pursuant to Section 1.4 in exchange for shares of Company Common Stock outstanding at the Effective Time and a sufficient amount of cash to satisfy the cash payments to be made in lieu of fractional share interests pursuant to the terms of Section 1.6(f) hereof.

  (c) At or promptly after the Effective Time, Watson shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to Watson; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the consideration to be received by such holder pursuant to Sections 1.4 and 1.6 hereof. Upon surrender of a Certificate representing shares of Company Common Stock for cancellation to Watson, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of whole shares of Watson Common Stock and a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock who receive shares of Watson Common Stock pursuant to Section 1.4 hereof. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the consideration to be paid to such holder of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to Watson, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or, alternatively, payments of such transfer tax to the Exchange Agent. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends (except to the extent provided in Section 1.6(d) below), to evidence the consideration to be received by the holders of Company Common Stock pursuant to Sections 1.4 and 1.6 hereof.

  (d) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the

Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

  (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act") shall not be exchanged until Watson has received an Affiliate Letter (as defined herein) from such person as provided in Section 5.9.

  (f) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of Watson Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Watson Common Stock.

  (g) All former stockholders of the Company (each, a "Stockholder" and collectively the "Stockholders") shall look only to Watson for payment of shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock, deliverable in respect of each share of Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  (h) None of Watson, Watson Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Watson will issue in exchange for such lost, stolen or destroyed Certificate, the consideration to be received by the holder of such Certificate pursuant to Sections 1.4 and 1.6 hereof.

  (j) Any portion of the property delivered to the Exchange Agent in accordance with this Section 1.6 that remains unclaimed by the Stockholders one year after the Effective Time shall be delivered to Watson. Any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Watson for payment of their consideration to be received by such Stockholder pursuant to Sections 1.4 and 1.6 hereof deliverable in respect of each share of the Company Common Stock such Stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Average Closing Price shall be appropriately adjusted.

  1.8. Tax Consequences and Accounting Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code and that the transaction be accounted for as a pooling of interests.

  1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Watson Sub, the officers and directors of the Company and Watson Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

             CERTAIN MATTERS RELATING TO THE SURVIVING CORPORATION

  2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Watson Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is TheraTech, Inc."

  2.2. By-Laws of the Surviving Corporation. The By-Laws of Watson Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

  2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed in the Certificate of Merger, to hold office until their successors are duly appointed or elected in accordance with applicable law.

  2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed in the Certificate of Merger, who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF WATSON AND WATSON SUB

  Watson and Watson Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by Watson and Watson Sub to the Company concurrently herewith and identified as the "Watson Disclosure Statement." All exceptions noted in the Watson Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers.

  3.1. Existence, Good Standing, Corporate Authority. Each of Watson, Watson Sub and each Watson Material Subsidiary (as defined below) (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to (A) own or lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not reasonably be expected to have a Watson Material Adverse Effect (as defined herein), and (B) consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Watson Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not reasonably be expected to have a Watson Material Adverse Effect. For purposes of this Agreement, (x) a "Material Adverse Effect" when used with respect to any Person means (i) a material adverse effect on the business, assets, results of operations, financial condition, or the Products and Technology of such Person and its Subsidiaries, in each case taken as a whole; or (ii) an impairment in the ability of such Person or its Subsidiaries to perform any of their material obligations under this Agreement or to consummate the Merger; (y) a "Watson Material Subsidiary" shall mean each Subsidiary of Watson which has total assets or total revenues for the previous fiscal year in excess of $10,000,000; and (z) "Products and Technology," with respect to a Person, means such Person's products (including products in development) technology and Intellectual Property (as defined herein).

  3.2. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which Watson or Watson Sub is a party (collectively, the "Watson Ancillary Documents"), have been duly authorized by the Board of Directors of each of Watson and Watson Sub and no other proceedings on the part of Watson or Watson Sub or their stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Watson Ancillary Document. This Agreement is, and, as of the Closing Date, each of the Watson Ancillary Documents will be, a valid and binding obligation of Watson and/or Watson Sub, as the case may be, enforceable against Watson and/or Watson Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

  3.3. No Violation. Neither the execution and delivery by Watson or Watson Sub of this Agreement or the Watson Ancillary Agreements, nor the consummation by Watson or Watson Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Watson or any of the Watson Material Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson stock option plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or any Watson Material Subsidiary under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or any Watson Material Subsidiary is a party, or by which Watson or any Watson Material Subsidiary or any of their respective properties is bound, except for any of the foregoing matters which would not reasonably be expected to have a Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or any Watson Material Subsidiary, except for any of the foregoing matters which would not reasonably be expected to have a Watson Material Adverse Effect; or (e) other than the filings provided for in Sections 1.3 and 5.7, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have a Watson Material Adverse Effect.

  3.4. SEC Documents. Watson has delivered or made available to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1997, which reports constitute all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports and any Watson Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Watson has timely filed with the SEC all reports required to be filed under Sections 13, 14 and 15(d) of the Exchange Act since January 1, 1997. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of

Watson and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Watson and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The financial statements of Watson, including the notes thereto, included in or incorporated by reference into the Watson Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto). Since January 1, 1997, there has been no material change in Watson's accounting methods or principles except as described in the notes to such Watson financial statements.

  3.5. No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained Bear, Stearns & Co. Inc. as its financial advisor.

  3.6. Opinion of Financial Advisor. Watson has received the opinion of Bear, Stearns & Co. Inc., to the effect that, as of the date of such opinion, the consideration to be paid by Watson pursuant to the Merger is fair to Watson from a financial point of view.

  3.7. Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights, and may be sold by "Affiliates" (as defined below) under paragraph (d) of Rule 145 promulgated under the Securities Act.

  3.8. Capitalization. (a) The total authorized capital stock of Watson consists of (i) 500,000,000 shares of Watson Common Stock, 89,414,516 shares of which are issued and outstanding as of October 1, 1998 and 6,100,000 shares of which have been reserved for issuance pursuant to the Merger and (ii) 2,500,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Watson Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Watson. There are no shares of capital stock of Watson or Watson Sub of any other class authorized, issued or outstanding. All of such outstanding shares of Watson Common Stock have been validly issued, are fully paid and nonassessable and were issued in compliance with all preemptive rights. The issuance of Watson Common Stock pursuant to the Merger is not subject to any pre-emptive or other similar rights to acquire Watson Common Stock.

  (b) As of October 1, 1998, except as set forth in the Watson Reports, there are no outstanding (i) securities convertible into or exchangeable for any capital stock of Watson, (ii) options, warrants or other rights to purchase or subscribe to capital stock of Watson or securities convertible into or exchangeable for capital stock of Watson, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Watson.

  3.9. Disclosure Documents. The Proxy Statement/Prospectus to be delivered to the Stockholders in connection with the approval of the transactions contemplated by this Agreement, or any amendment or supplement thereto (the "Proxy Statement") at the time of mailing thereof and at the time of the meeting of Stockholders, or, in the case of the Form S-4 (as defined in Section
5.7 of this Agreement) and each amendment or supplement thereto, at the time it is filed or becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Watson in reliance upon and in conformity with written information concerning the Company furnished to Watson by the Company specifically for use in the Proxy Statement.

  3.10. Tax Reorganization; Accounting Matters. To its knowledge, after consulting with its independent auditors, neither Watson nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code; or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

  3.11. Material Adverse Change. Since June 30, 1998, Watson and its Subsidiaries, taken as a whole, have not suffered, and no event or occurrence has taken place that would reasonably be expected to have, a Watson Material Adverse Effect; provided, that a Watson Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Watson and Watson Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to Watson and Watson Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers. The Company represents and warrants that the Disclosure Statement has been prepared in good faith, in a commercially reasonable manner consistent with the requirements of this Agreement and any material violation of this representation shall be deemed to be a violation of Section 6.2(b) and 7.1(g) of this Agreement.

  4.1. Organization, Standing and Qualification. Each of the Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite power and authority to (A) own or lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect, and (B) consummate the transactions contemplated hereby; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not reasonably be expected to have a Company Material Adverse Effect. The Disclosure Statement lists each jurisdiction in which the Company or any of its Subsidiaries is qualified or licensed to do business.

  4.2. Capitalization. (a) Except for shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock listed in the Disclosure Statement, the total authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, 21,293,762 shares of which are issued and outstanding; and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.

  (b) Each share of the outstanding Company Common Stock is (i) duly authorized and validly issued; (ii) fully paid and nonassessable and free of preemptive and similar rights; and (iii) to the knowledge of the Company, free and clear of all liens, pledges, security interests, claims or other encumbrances and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

  (c) There are currently no outstanding, and, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company or any of its Subsidiaries is a party or is bound relating to the issuance of any capital stock of the Company or any of its Subsidiaries. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option or warrant to purchase capital stock of the Company or any of its Subsidiaries. All options, warrants or other rights to purchase Company Common Stock have been duly authorized and validly issued. All options issued under the Company Stock Option Plans have been issued in accordance with the terms of such plans. The Company has reserved out of the authorized and unissued shares of Company Common Stock a sufficient number of shares that will be issued upon the exercise of all outstanding options, warrants or other rights to purchase Company Common Stock.

  4.3. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries indicated in the Disclosure Schedule as being owned by the Company. Each of the outstanding shares of capital stock owned by the Company of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable: (a) its name and jurisdiction of incorporation or organization; (b) the location of its chief executive office; (c) a summary of its lines of business and products; (d) its authorized capital stock or share capital; (e) the number of issued and outstanding shares of capital stock or share capital and the owner(s) thereof; and (f) the officers and directors of such Subsidiary.

  4.4. Ownership Interests. Except for the interests in the Company's Subsidiaries listed in the Disclosure Statement, neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any Person. Since January 1, 1996, the Company has not (i) disposed of the capital stock (other than Company Common Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another Person (whether by purchase of stock, assets, merger or otherwise).

  4.5. Constituent Documents. True and complete copies of the Certificate or Articles of Incorporation and all amendments thereto or other appropriate formation documents, the By-Laws as amended and currently in force and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished or made available by the Company to Watson for inspection. The corporate minute books and records of the Company and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the Board of Directors of the Company and its Subsidiaries or any committees thereof.

  4.6. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed or to be executed in connection herewith to which the Company is a party (collectively, the "Company Ancillary Documents"), have been duly authorized by the Board of Directors of the Company and no other corporate or stockholder approvals are necessary to authorize the execution, delivery or performance of this Agreement or any Company Ancillary Document, except the approval of the Merger by the Stockholders. This Agreement is, and, as of the Closing Date, each of the Company Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to the receipt of Stockholder approval of the Merger.

  4.7. No Violation. Neither the execution and delivery by the Company of this Agreement or the Company Ancillary Documents, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Certificate or Articles of Incorporation or By-Laws of the

Company or any of its Subsidiaries; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, cause the forfeiture or adversely affect any material right of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company (including Intellectual Property) or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other material instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound; (d) contravene or conflict with or constitute a violation of any provision of any material law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration of, or filing or registration with, any domestic governmental or regulatory authority, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect.

  4.8. Compliance with Laws--General. (a) To the Company's knowledge, the Company and each of its Subsidiaries hold, in its own name, all material permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of its business (the "Permits"), each of which is listed on the Disclosure Statement. To the Company's knowledge, all such material Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no suspension, cancellation or termination of any Permit is threatened. True and correct copies of all Permits have been provided or made available to Watson prior to the date hereof. The Company has provided to Watson copies of all notices from any Governmental Entity relating to any material alleged violation or material non-compliance with any law, ordinance or regulation of any Governmental Entity by the Company during the last three years and all such matters have been resolved as of the date hereof.

  (b) To the Company's knowledge, the Company and its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, the terms of its material Permits.

  (c) To the Company's knowledge, the Company and its Subsidiaries are not in violation of, and are in substantial compliance with, all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices) that are applicable to the Company or any of its Subsidiaries or affect or relate to this Agreement or the transactions contemplated hereby, except for any of the foregoing matters which would not reasonably be expected to have a Company Material Adverse Effect.

  (d) No investigation, review, inquiry or proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those related to FDA product approvals requested by the Company, and in the good faith opinion of the Senior Officers (as defined herein), based upon their actual knowledge after reasonable inquiry ("Good Faith Opinion"), there are no facts which could reasonably be expected to form a legitimate basis for any of the foregoing.

  (e) Neither the Company nor any of its Subsidiaries are subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company or any of its Subsidiaries.

  (f) To the Company's knowledge, all finished products purchased from third party manufacturers by the Company or its Subsidiaries meet the specifications therefor in all material respects and there is no material violation of any applicable law by any third party manufacturer.

  4.9. Compliance with Laws--FDA. (a) To the Company's knowledge, as to each drug of the Company or any of its Subsidiaries for which a new drug application ("NDA") or abbreviated new drug application ("ANDA") has been approved by the U.S. Food and Drug Administration ("FDA"), which drugs are described in the Disclosure Statement and such NDAs and ANDAs are exclusively owned by the Company or one of its Subsidiaries, the applicant and all Persons performing operations covered by the application are not in violation of, in any material respect, and are in material compliance with, 21 U.S.C. (S)(S) 355, 21 C.F.R. Parts 314 et. seq., respectively, and all terms and conditions of the application.

  (b) The Company does not manufacture, sell or distribute, and has not developed and is not currently developing any "biologic product," "medical devices" or "antibiotics."

  (c) To the Company's knowledge, the Company and each of its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, all applicable registration and listing requirements set forth in 21 U.S.C. (S) 360 and 21 C.F.R. Part 207. To the Company's knowledge, to the extent required, the Company and each of its Subsidiaries have obtained licenses from the U.S. Drug Enforcement Agency ("DEA") and are not in violation of, in any material respect, and are in material compliance with, all such licenses and all applicable regulations promulgated by the DEA.

  (d) To the Company's knowledge, all manufacturing operations conducted by or for the benefit of the Company and its Subsidiaries are not in violation of, in any material respect, and have been and are being conducted in material compliance with, the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

  (e) To the Company's knowledge, neither the Company, its Subsidiaries nor their respective officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or the DEA, failed to disclose a material fact required to be disclosed to the FDA or the DEA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991) and any amendments thereto.

  (f) No reports of inspection observations, establishment inspection reports or warning letters have been received from or issued by the FDA or the DEA within the last three years that allege lack of compliance with the FDA or the DEA regulatory requirements by the Company, its Subsidiaries or, to the Company's knowledge, persons covered by product applications or otherwise performing services for the benefit of the Company or its Subsidiaries.

  (g) Neither the Company nor its Subsidiaries have received any written notice or has knowledge that the FDA or the DEA has commenced or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Company or its Subsidiaries or any facility at which any of the Company's or its Subsidiaries' products are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled (the "Manufacturing Locations").

  (h) To the Company's knowledge, as to each article of drug or consumer product currently manufactured and/or distributed by the Company or its Subsidiaries, which products are described in the Disclosure Statement, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. (S)(S) 321 et. seq.

  (i) To the Company's knowledge, as to each drug referred to in Section 4.9(a), the Company, its Subsidiaries and their respective officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. (S) 335a(k)(l) and the list described in 21 U.S.C. (S) 335a(k)(2), and such certification and such list was in each case true and accurate, in all material respects, when made and remained true and accurate in all material respects thereafter.

  (j) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, their respective officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. (S) 335a(a) or authorized by 21 U.S.C. (S) 335a(b).

  (k) As to each application or abbreviated application submitted to, but not approved by, the FDA, and not withdrawn by the Company or its Subsidiaries, or applicants acting on its behalf as of the date of this Agreement, the Company and its Subsidiaries have complied, in all material respects, and are in material compliance with, the requirements of 21 U.S.C. (S)(S) 355 and 21 C.F.R. Parts 312 and 314 et. seq. and has provided all additional information and taken all additional action reasonably requested by the FDA in connection with the application.

  (l) In the Company's Good Faith Opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending NDAs or ANDAs, or any amendments and/or supplements thereto.

  (m) To the Company's knowledge, there are no lawsuits, actions, arbitrations or legal or administrative or regulatory proceedings, charges, complaints, or investigations by the FDA or any other Governmental Entity pending against the Company or any of its Subsidiaries with respect to any Permit. To the Company's knowledge, there are no proceedings pending with respect to a violation by the Company or any Subsidiary of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, or any other legislation or regulation promulgated by any other Governmental Entity which might result in the revocation, cancellation, suspension, limitation or adverse modification of any Permit.

  (n) Neither the Company nor any of its Subsidiaries have been served with any complaint or received any other notices of lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any federal, state or foreign regulatory agency threatened or pending against or relating to the Company or any of its Subsidiaries or any Permit of the Company or any of its Subsidiaries. There have been no product recalls or similar actions by the Company or any of its Subsidiaries since January 1, 1994.

  (o) To the Company's knowledge, the Company and each of its Subsidiaries are not in violation of, in any material respect, and are in material compliance with, all applicable laws and regulations regarding the conduct of pre-clinical and clinical investigations including but not limited to good laboratory practices, investigational new drug requirements, and requirements regarding informed consent and Institutional Review Boards designed to ensure the protection of the rights and welfare of human subjects, including but not limited to the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312.

  (p) To the Company's knowledge, the Disclosure Statement identifies all the countries in which the Company's or its Subsidiaries' products have been or are being registered and/or approved for manufacturing, marketing or sale and the products approved in each respective country. To the Company's knowledge, the Company or its Subsidiaries are authorized to sell products in each of the countries in which such products are currently being sold and all Permits necessary for such sale are held by the Company or one of its Subsidiaries. The Disclosure Statement describes the owners of the approvals or registrations for the manufacture, marketing or sale of the Company's or its Subsidiaries' products.

  4.10. Books and Records. The Company's and its Subsidiaries' books, accounts and records are, and have been, in all material respects, maintained in the Company's and its Subsidiaries usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein. To the Company's knowledge, all documents or information that the Company or its Subsidiaries have provided or made available to Watson are true and correct copies of such documents or information as they exist in the Company's or its Subsidiaries' books and records.

  4.11. SEC Documents. The Company has delivered or made available to Watson each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1997, which reports constitute all of the documents required to be filed by the Company with the SEC since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any Company Reports filed after the date hereof and prior to the Effective Time (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed with the SEC all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act since January 1, 1997. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect), and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably expected to be material in amount or effect). The financial statements of the Company, including the notes thereto, included in or incorporated by reference into the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Since January 1, 1997, there has been no material change in the Company's accounting methods or principles except as described in the notes to such Company financial statements.

  4.12. Accounts Receivables. To the Company's knowledge, none of the trade receivables and notes receivable which are reflected in the financial statements contained in the Company Reports or which arose subsequent to June 30, 1998, is or was subject to any counterclaim or set off (other than claims in the ordinary course of business or otherwise covered by the reserve for doubtful accounts in the Company's financial statements). All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods, performance of services or the right to receive royalty income, and to the Company's knowledge, all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts.

  4.13. Inventory. To the Company's knowledge, all inventory of the Company or any of its Subsidiaries which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quality historically useable and/or saleable in the normal course of business, net of any applicable reserves.

  4.14. Bank Accounts. The Disclosure Statement contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; and (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries.

  4.15. Intellectual Property. (a) The Disclosure Statement lists all Patents, registered and applied for Trademarks and material unregistered trademarks, service marks and trade names owned by (or registered in the name of) the Company or any of its Subsidiaries. The Disclosure Statement includes as to each Patent or Trademark listed thereon: a Patent registration or application number, as applicable for each listed Trademark and non-U.S. Patent, and a docket or patent number for each listed U.S. Patent; the country or countries in which each Patent or Trademark is issued, registered or applied for, as applicable; the application date or registration date for each listed Trademark and the docket number or issue date for each listed Patent, as applicable; and the owner of such Patent or Trademark. To the Company's knowledge, all Patents and Trademarks listed on the Disclosure Statement exist and have been maintained in good standing, including without limitation, the timely payment of any maintenance fees and annuities thereon. The Company has taken all commercially reasonable actions and made all commercially reasonable applications and filings pursuant to applicable laws to secure, perfect and protect its rights in the Intellectual Property, necessary, required or desirable for the conduct of its business as presently conducted and, to the Company's knowledge, as currently proposed to be conducted; and, to the Company's knowledge, neither the Company, its Subsidiaries nor any of their respective agents has practiced inequitable conduct under the Patent laws or other applicable laws with respect to any of the foregoing. The Company and each of its Subsidiaries has taken all commercially reasonable steps (including without limitation entering into appropriate confidentiality, non-disclosure and non-competition agreements with all officers, directors and employees of the Company and its Subsidiaries with access to or knowledge of the Intellectual Property of the Company or its Subsidiaries (and the products and technology of the Company and its Subsidiaries)) to safeguard and maintain the secrecy and confidentiality of, and to assign to the Company or its Subsidiaries, as applicable, all of such employee's rights in all such Intellectual Property invented or developed by such employee within the scope of such employee's employment. All full-time employees of the Company and its Subsidiaries have signed a confidentiality and invention assignment agreement for the benefit of the Company or one of its Subsidiaries to assign such employee's rights in Intellectual Property to the Company or one of its Subsidiaries.

  (b) To the Company's knowledge, the Company and its Subsidiaries own, are duly licensed or otherwise have the right to use all of the Intellectual Property used or required for use in connection with the business of the Company and its Subsidiaries as presently conducted and, to the Company's knowledge, as currently proposed to be conducted; and, to the Company's knowledge, all such Intellectual Property is valid and enforceable against third parties. Except as set forth in the Disclosure Statement, to the Company's knowledge, the Company and its Subsidiaries own, on an exclusive basis, free and clear of any Liens, and have the unrestricted right to use, license, sell or dispose of, and the right to bring infringement actions with respect to all the Intellectual Property owned by the Company and its Subsidiaries. Except as set forth in the Disclosure Statement, to the Company's knowledge, the Company and its Subsidiaries do not pay, and have no obligation (whether absolute or contingent) to pay, royalties, honoraria, fees or other payments to any Person by reason of the ownership, use, license, sale or disposition of any Intellectual Property by the Company or its Subsidiaries. Except as set forth in the Disclosure Statement, to the Company's knowledge, neither the Company nor any of its Subsidiaries has received notice (written or oral) of any claim of any Person asserting rights in, or a conflict with, the Intellectual Property used or required for use in connection with the business of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted (including without limitation the Patents and Trademarks listed in the Disclosure Statement); and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. Without limiting the foregoing, to the Company's knowledge, no other Person has claimed the right to use in connection with substantially similar or closely related goods and in the same geographic area any Trademark which is identical or confusingly similar to any Trademark used by the Company or its Subsidiaries, except pursuant to written agreements with the Company or its Subsidiaries which are listed in the Disclosure Statement. To the Company's knowledge, neither the Company nor any of its Subsidiaries has provided notice (written or oral) to any Person of infringement of any Intellectual Property right held by the Company or its Subsidiaries; and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. There is no agreement, arrangement or understanding (written or oral) between the Company or any of its Subsidiaries and another Person which would prevent or restrict Watson and its Subsidiaries after the Merger from using, selling, licensing or disposing of any material Intellectual Property of the Company and its Subsidiaries on substantially the same terms and conditions applicable to the Company and its Subsidiaries immediately prior to the Merger.

  (c) The Disclosure Statement lists all material agreements, arrangements or understandings (whether written or oral, and if oral, the Disclosure Statement contains a brief description of the principal terms thereof) pursuant to which the Company or its Subsidiaries has either purchased, sold, licensed, secured or disposed of rights in Intellectual Property from or to another Person or agreed to do any of the foregoing (other than licenses to commercially available off-the-shelf computer software acquired or entered into by the Company or its Subsidiaries in the ordinary course of business) ("Intellectual Property Agreements"). To the Company's knowledge, each of the parties thereto have performed, in all material respects, all obligations under each Intellectual Property Agreement which are required to be performed by such party, and there is no default (or event which with notice or lapse of time would constitute a default) thereunder. To the Company's knowledge, each Intellectual Property Agreement is enforceable against each of the parties thereto pursuant to its terms.

  (d) To the Company's knowledge, the operation of the business of the Company and its Subsidiaries as presently conducted and, to the Company's knowledge, as currently proposed to be conducted (including without limitation the manufacture, sale, use, trade dress, packaging, license, or other exploitation of products and technology currently marketed or in development) does not and will not infringe, trespass or otherwise violate the Intellectual Property rights of any Person. Without limiting the foregoing, to the Company's knowledge, neither the Company nor any of its Subsidiaries has received a notice (written or oral) of infringement of any Intellectual Property right held by another Person; and, in the Company's Good Faith Opinion, there is no reasonable basis for such a claim. Except as set forth in the Intellectual Property Agreements, neither the Company nor any of its Subsidiaries is obligated to indemnify any Person for any liability, cost or expense arising from such Person's use, sale, licensing or disposition of any Intellectual Property or such Person's manufacture, use, sale, license or other exploitation of any product or technology.

  (e) As used herein, the following capitalized terms shall have the meanings ascribed to them as set forth below: "Intellectual Property" shall mean any and all intellectual or proprietary property, including without limitation Patents, Trademarks, and Know-How. "Patents" shall mean patents, including U.S. and foreign patents and counterparts (whether original, reissue, reexamine, division, continuation, continuation-in-part, or extension thereof), patent applications, and invention disclosures. "Trademarks" shall mean trademarks, trade names, trade dress, domain names, service marks, or copyrights (in each case, whether registered or not) as well as any applications therefor or registrations thereof and all goodwill associated therewith. "Know-How" shall mean any research and development records and results, stability data, clinical data, raw data and lab journals, technology, processes and methods, technical information, trade secrets, manufacturing and other know-how (including without limitation proprietary know-how and use and application know-how), formulas, formulations, production records and specifications, raw material specifications, manufacturing processes, procedures and records, test procedures, quality control records and data, product specifications, algorithms, adverse drug experience information and complaints, marketing and competition analysis, customer and supplier lists or proprietary information.

  4.16. Title to Properties. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company or any of its Subsidiaries which has a net book value in excess of $50,000. To the Company's knowledge, the Company or its Subsidiaries has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for
(A) Liens set forth on the Disclosure Statement and (B) (w) mechanic's, materialmen's, and similar liens, (x) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (y) liens on goods in transit incurred pursuant to documentary letters of credit, and (z) other immaterial items. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases to which it is a party as lessee. To the Company's knowledge, all of the material leases to which the Company or any of its Subsidiaries is a party (other than leases for Leased Premises) are legal, valid and binding obligations of the Company or its Subsidiaries and in full force and effect, and no default by the Company or its Subsidiaries, or any other party thereto has occurred or is continuing thereunder. The Disclosure Schedule lists all material properties and assets used by the Company or any of its Subsidiaries in connection with the operation of their respective businesses which are held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities, taken as a whole, as are immaterial to the business of the Company or its Subsidiaries, all tangible assets and facilities of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate with the intangible assets of the Company, are sufficient to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted prior to the date hereof.

  4.17. Real Estate. (a) Neither the Company nor any of its Subsidiaries owns any real estate, or has the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses of the Real Estate. The Company has provided Watson with true and correct copies of all title insurance policies, surveys and environmental reports in its possession relating to the Real Estate. The Company or one of its Subsidiaries holds fee simple title to the Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record and other immaterial items, none of which would reasonably be expected to have a Company Material Adverse Effect. The Real Estate is not subject to any leases or tenancies. To the Company's knowledge, none of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement, except for violations which do not materially interfere with the conduct of the business of the Company or its Subsidiaries as presently conducted or proposed to be conducted. To the Company's knowledge, no material expenditures are required to be made in the next twenty-four months for the repair or maintenance of the Real Estate or any improvements thereon for the business conducted or currently proposed to be conducted by the Company or its Subsidiaries.

  (b) Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Disclosure Statement accurately sets forth the street address for each of the Leased Premises. The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true and complete copies of which have been provided to Watson or its counsel. To the Company's knowledge, none of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the Company or its Subsidiaries thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not materially interfere with the conduct of the business of the Company or its Subsidiaries as presently conducted or proposed to be conducted. To the Company's knowledge, no material expenditures are required to be made in the next twenty-four months for the repair or maintenance of the Leased Premises or any improvements thereon for the business conducted or currently proposed to be conducted by the Company or its Subsidiaries. To the Company's knowledge, neither the Company nor its Subsidiaries are in default (nor in the Company's Good Faith Opinion, there are no facts that would reasonably give rise to a default) under any agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. There are no options in favor of the Company or its Subsidiaries to purchase any of the Leased Premises.

  (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Real Estate, the Leased Premises, each facility located on the Real Estate and the Leased Premises and, to the Company's knowledge, each of the Company's or its Subsidiaries' Manufacturing Locations are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Real Estate, Leased Premises, Manufacturing Locations and/or facility at its current rate of production, and none of the utility companies serving any such Real Estate, Leased Premises, any facility and, to the Company's knowledge, each of such Manufacturing Locations has threatened the Company, its Subsidiaries or, to the knowledge of the Company, any other Person with any reduction in service.

  (d) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no challenges or appeals pending or, to the Company's knowledge, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.17(d) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

  (e) There are no condemnation proceedings pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

  (f) Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending against the Company or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company or its Subsidiaries is liable for payment therefor, the Leased Premises.

  (g) Except as would not reasonably be expected to have a Company Material Adverse Effect, the buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects known to the Company or any material patent structural or engineering defects.

  4.18. Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive (other than pursuant to indemnification arrangements where no claim has been asserted) an amount in excess of $100,000 (excluding purchase and sale orders not in excess of $250,000 entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practices); (ii) employment or consulting agreement or arrangement;
(iii) plan or contract or arrangement providing for bonuses, severance, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company or any of its Subsidiaries, other than the Benefit Plans (as defined herein) described in the Disclosure Statement; (iv) agreement restricting in any manner the Company's or any of its Subsidiaries' right to compete with any other Person, the Company's or any of its Subsidiaries' right to purchase, develop, manufacture, sell or distribute any product, the right of any other Person to compete with the Company or any of its Subsidiaries, or the ability of the Company or any of its Subsidiaries to employ or hire any Person; (v) secrecy or confidentiality agreements entered into outside the ordinary course of business; (vi) any material distributorship, development, co-promotion, manufacturing, collaborative, non-employee commission or marketing agent, representative or franchise agreement providing for the purchase, distribution, marketing, development, manufacture and/or sale of the products or services of the Company or any of its Subsidiaries; (vii) agreement between the Company and any of its affiliates or other Related Parties (as herein defined); (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement other than such provisions as are contained in any of the agreements listed in the Disclosure Statement; (ix) requirements contract; (x) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (xi) material agreement for the treatment or disposal of Materials of Environmental Concern (as defined herein); (xii) any agreement relating to the ownership or control of any interest in any Person; (xiii) any contract, agreement or arrangement containing change of control provisions; or (xiv) any agreement for the purchase or sale of all or substantially all of the equity interests or assets of a business, or an agreement relating to a merger or consolidation to which the Company or any of its Subsidiaries is or was a party. True and correct copies of all agreements listed in the Disclosure Statement have been provided or made available to Watson. Neither the Company nor any of its Subsidiaries are currently negotiating any transaction involving (i) a license or other disposition of any material Intellectual Property; or (ii) an aggregate payment by the Company or its Subsidiaries and/or receipts to the Company or its Subsidiaries in excess of $250,000.

  (b) To the Company's knowledge, all agreements, leases, subleases and other instruments referred to in this Section 4.18, are, in accordance with and subject to their terms, in full force and binding upon the Company or its Subsidiaries, and the other parties thereto. To the Company's knowledge, neither the Company nor any of its Subsidiaries is and none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. In the Company's Good Faith Opinion, there is no event, occurrence or condition which, with the lapse of time, the giving of notice, or both, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party. Since January 1, 1997, neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement, lease, sublease or other instrument other than in the ordinary course of business consistent with past practices.

  (c) Immediately after the Closing, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company or its Subsidiaries.

  4.19. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies to which the Company or any of its Subsidiaries is a party, including without limitation those which pertain to the Company's or its Subsidiaries' assets, employees or operations. To the Company's knowledge, all such insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies. In the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries have received any written notice from, or on behalf of, any insurance carrier of non-renewal of a policy, or requiring alteration of any of the Company's or its Subsidiaries' assets, purchase of additional equipment, or modification of any of the Company's or its Subsidiaries' methods of doing business, in each case, which would reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries made any claim for reimbursement from its insurance carriers since June 30, 1996. The insurance coverages listed in the Disclosure Statement provide the Company and its Subsidiaries with coverages of risks as the Company believes are comparable to companies of established repute engaged in a similar business.

  4.20. Litigation. To the Company's knowledge, there is no material claim, arbitration, litigation or proceeding, in law or in equity, and there are no material proceedings or governmental investigations before any commission or other administrative authority, pending or threatened against the Company or any of its Subsidiaries, or any of the Company's or its Subsidiaries' respective officers, directors or affiliates, with respect to the Company's or its Subsidiaries' respective operations, businesses, products, sales practices or financial condition, or relate to the consummation of the transactions contemplated hereby, by the Watson Ancillary Documents or the Company Ancillary Documents. In the Company's Good Faith Opinion, there are no facts which, if known by a potential claimant or governmental authority, would reasonably give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or its Subsidiaries, would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are bound by any order, judgment or decree issued by any Governmental Entity.

  4.21. Warranties. Neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which they have sold or performed which are in force as of the date hereof. To the Company's knowledge, there are no material claims pending or threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services. In the Company's Good Faith Opinion, there are no facts relating to the quality of or absence of defects in such products or services which, if known by a potential claimant or Governmental Entity, would reasonably give rise to a material claim or proceeding. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of products during the period beginning January 1, 1996 and ending on the date hereof, and all credits and allowances for returned products given to customers during said period and said summary contains a description of any reoccurring product defects (other than returns due to date expirations).

  4.22. Products Liability. Neither the Company nor any of its Subsidiaries have received any written notice relating to any material claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company or its Subsidiaries prior to the date of this Agreement. In the Company's Good Faith Opinion, there are no facts which would reasonably give rise to any of the foregoing.

  4.23. Arbitration. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the properties, assets, personnel or business activities of the Company or its Subsidiaries.

  4.24. Taxes. (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

  (b) To the Company's knowledge, the Company has completed and filed on a timely basis and in correct form all Returns required to be filed by the Company or any of its Subsidiaries. To the Company's knowledge, as of the time of filing, the foregoing Returns were correct and complete in all material respects. To the Company's knowledge, an extension of time within which to file any Return which has not been filed has not been requested or granted.

  (c) With respect to all amounts in respect of Taxes imposed upon the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before September 30, 1998, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company or its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid or adequately reserved for on the financial statements contained in the Company Reports, and any Taxes accrued but not due and payable as of September 30, 1998 have been accrued or otherwise reserved for in financial statements contained in the most recent Company Report. There are no Liens filed against any asset of the Company or any of its Subsidiaries resulting from the failure to pay any Tax when due.

  (d) To the Company's knowledge, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company or any of its Subsidiaries (or with respect to any Return which a taxing authority has asserted should have been filed by the Company or any of its Subsidiaries) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations are presently being conducted. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company Report, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements contained in the most recent Company Report.

  (e) The unpaid Taxes of the Company or any of its Subsidiaries do not materially exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the financial statements included in the most recent Company Report, as adjusted for the passage of time through the Closing.

  (f) Neither the Company nor any of its Subsidiaries is or at any time has been a party to or bound by (nor will the Company or any of its Subsidiaries become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

  (g) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code other than a group the common parent of which was the Company.

  4.25. ERISA. (a) The Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA and referred to herein as a "Welfare Plan") and all other Benefit Plans (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, or officers of any Commonly Controlled Entity (as defined below) with medical, health, life, bonus, stock (option, ownership or purchase), deferred compensation, severance, salary continuation, vacation, sick leave, material fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company at any time during the last six years, is or was treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (the Company and each such other

Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of any Commonly Controlled Entity (collectively, the "Benefit Plans") and no Commonly Controlled Entity has any liability, direct or indirect, under any Benefit Plan not listed on the Disclosure Statement.

  (b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with, and has been maintained in material compliance with, the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

  (c) All Pension Plans which are intended to be tax-qualified have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, true and complete copies of which have been delivered to Watson, or have filed, or will file, a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that could adversely affect its qualification or materially increase its costs.

  (d) To the Company's knowledge, no Commonly Controlled Entity has ever adopted or been obligated to contribute to, or has, or has ever had, any liability under, any "defined benefit pension plan" as defined in Section 3(35) of ERISA subject to Title IV of ERISA or any pension plan to which the minimum funding requirements of Section 412 of the Code are applicable or any single-employer pension plan which is subject to Title IV of ERISA. No Commonly Controlled Entity currently has any liability under any such plans.

  (e) To the Company's knowledge, no Commonly Controlled Entity is currently, or has ever been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA ), and no employee of any Commonly Controlled Entity may reasonably expect to participate in any multiemployer plan on account of his or her employment with a Commonly Controlled Entity. No Commonly Controlled Entity has any liability, potential liability or contingent liability (including without limitation liability for past due contributions) to any multiemployer plan or, to the Company's knowledge, has withdrawn from any multiemployer plan where such withdrawal has either: (i) resulted or could result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA, and without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 thereof) that has not been fully paid; or (ii) engaged in a transaction that might have resulted in withdrawal liability but for the application of Section 4204 of ERISA.

  (f) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

  (g) Neither the Company or any Commonly Controlled Entity nor any Person acting on behalf of the Company or any Commonly Controlled Entity has, in contemplation of any corporate transaction involving Watson, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) except in the normal course of business, any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) except in the normal course of business, any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, or (iv) any plans or arrangements provided by Watson will be made available to such employees.

  (h) To the Company's knowledge, no Commonly Controlled Entity has ever promised or been obligated to provide former employees with coverage or benefits under Benefit Plans, other than as required by benefit continuation rights granted by state or federal law, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No Commonly Controlled Entity has any liability to provide such coverage.

  (i) With respect to all Pension Plans of the Commonly Controlled Entities, all required contributions for all Plan years ending prior to the Closing Date have been timely made. Contributions with respect to all current Plan years (i.e. from the first day of the current plan year to the Closing Date) shall be made or accrued prior to the Closing Date by the Company in accordance with the terms of the plan and past practice, with respect to each Pension Plan which is a qualified defined contribution plan. With respect to all other Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the financial statements. None of the Plans has any unfunded liabilities which are not reflected on the financial statements of the Company contained in the Company Reports. None of the Pension Plans is a "top-heavy" plan, as defined in Section 416 of the Code. Neither the Company nor any of its subsidiaries has any plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. There have been no changes in the operation or interpretation of any of the Benefit Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans. Commonly Controlled Entities are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due, and all such costs which are customarily paid by the Company, have been paid or will be paid or accrued prior to the Closing Date.

  (j) There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is or may be any material liability, directly or indirectly, to any Commonly Controlled Entity, under
Section 4975 of the Code or Section 502 of ERISA, with respect to any of the Pension Plans or the Welfare Plans or any parties in interest or disqualified persons with respect to such Benefit Plans.

  (k) There are no pending or threatened claims (other than routine claims for benefits), lawsuits, arbitrations or audits which have been asserted or instituted against any Benefit Plan, any fiduciary

(as defined by Section 3(21) of ERISA) thereof, any Commonly Controlled Entity or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, or in connection with the assets of any Benefit Plan, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits, arbitrations or audits. Neither the Company, nor any subsidiary of the Company, nor any of their directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code or failure to act in connection with the administration or investment of any Plan.

  (l) Nothing in this Agreement or the transaction contemplated hereunder will:
(i) cause the termination or, to the best knowledge of the Company, repricing of any insurance contract to which a Commonly Controlled Entity or Benefit Plan is a party for the purposes of providing employee benefits; (ii) trigger a right of any employee of any Commonly Controlled Entity to severance, deferred compensation or retirement benefits; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.

  (m) No Commonly Controlled Entity maintains any unfunded plan of deferred compensation.

  (n) The Company has delivered or made available to Watson true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual reports on Forms 5500 and 990, if any, filed with the Internal Revenue Service, and the most recent financial statements (to the extent not included with a Form 5500), with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, together with any summaries of material modifications for such Benefit Plan that have been distributed to Benefit Plan participants subsequent to distribution of the most recent summary plan description, and with respect to each Benefit Plan for which summary plan descriptions are not required, a copy of the most recent booklets, brochures or other explanatory material provided to employees; (iv) each trust agreement, group annuity contract or other funding vehicle, relating to any Benefit Plan; (v) the most recent determination letters received from the Internal Revenue Service regarding the Pension Plans and copies of any pending applications, filings, or notices with respect to any of the Benefit Plans with the Internal revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (vii) copies of any investment management agreements under any of the Benefit Plans and copies of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee member under any of the Benefit Plans; and (viii) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Benefit Plan (including insurance contracts associated with every Benefit Plan regardless of whether any current cash value exists).

  4.26. Labor Matters. (a) There is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and during the past three years, there has not been any such action; (b) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (c) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and the Company does not have any knowledge of any union organizing activities during the last three years among the employees of the Company or any of its Subsidiaries; (d) to the Company's knowledge, the Company and its Subsidiaries are, and has at all times been in compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices, except such as would not be reasonably expected to have a Company Material Adverse Effect; (e) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or, to the knowledge of the Company, any charges or complaints pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (f) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending or, to the knowledge of the Company, threatened relating to the Company or any of its Subsidiaries; (g) neither the Company nor any of its Subsidiaries is materially delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (h) upon termination of the employment of any of the employees of the Company or any of its Subsidiaries after the Closing, neither the Company nor any of its Subsidiaries will be liable to any of its employees for severance pay, except as otherwise required by federal law or by agreements or policies listed in the Disclosure Statement; (i) the employment of each of the Company's or its Subsidiaries employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments required under the Benefit Plans, under agreements or policies listed in the Disclosure Statement and payment of accrued salaries or wages and vacation pay;
(j) no employee or former employee of the Company or any of its Subsidiaries has any right to be rehired by the Company or its Subsidiaries prior to the Company's or its Subsidiaries hiring a person not previously employed by the Company or its Subsidiaries; and (k) the Company has separately furnished to Watson a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of October 1, 1998, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Benefit Plans), dates of employment and positions. Neither the Company nor any of its Subsidiaries owes any past or present employee any sum in excess of $25,000 individually or $100,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Benefit Plans. No employee owes any sum to the Company or any of its Subsidiaries in excess of $25,000, and all employees together do not owe the Company or any of its Subsidiaries in excess of $100,000.

  4.27. Environmental Matters. To the Company's knowledge:

    (a) The Company, its Subsidiaries and their respective assets and businesses are in material compliance with all Environmental Laws and Environmental Permits (as herein defined) applicable to them. A copy of any notice, citation, inquiry or complaint which the Company or any of its Subsidiaries has received in the past three years of any alleged material violation of any Environmental Law or Environmental Permit is contained in the Disclosure Statement, and all violations alleged in said notices have been or are being corrected. A description of all such material violations currently being corrected is contained in the Disclosure Statement. To the Company's knowledge, the Company and its Subsidiaries possess all material Environmental Permits which are required for the operation of their respective businesses, and are in material compliance with the provisions of all such material Environmental Permits. Copies of all material Environmental Permits issued to the Company or any of its Subsidiaries have been provided or made available to Watson or its counsel. The Company has delivered to Watson copies of all environmental reports with respect to the Real Estate and the Leased Premises in its possession which were conducted during the last five years.

    (b) True and correct copies of all material safety data sheets of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Company's or any of its Subsidiaries' respective businesses have been provided to Watson. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other Person for which the Company or any of its Subsidiaries is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) which could give rise to any Company Material Adverse Effect.

    (c) To the Company's knowledge, the Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Real Estate or the Leased Premises. All Containers which have been heretofore removed from the Real Estate or the Leased Premises have been removed in material compliance with all applicable Environmental Laws.

    (d) For the purposes of this Agreement: (i) "Environmental Laws" means all applicable federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever; and Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws;
  (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company or any of its Subsidiaries; and (vii) "Containers" means above-ground storage tanks in excess of 250 gallons, all under-ground storage tanks and all other related vessels and related equipment and containers.

  4.28. Interim Conduct of Business. Except as otherwise contemplated by this Agreement, since June 30, 1998, neither the Company nor any of its Subsidiaries has:

    (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any material portion of its assets or property, except for sales of Inventory in the usual and ordinary course of business in accordance with the Company's or its Subsidiaries' past practices;

    (b) written off any asset which has a net book value which exceeds $25,000 individually or $100,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

    (c) waived any material right arising out of the conduct of, or with respect to, its business;

    (d) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

    (e) made any change in accounting methods or principles or voluntarily elected to alter the manner of keeping its books, accounts and records;

    (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities) or guaranteed the debt of any other Person, including without limitation, those evidencing borrowed money;

    (g) increased the compensation payable to, or entered into or amended any employment agreement with, any employee, except for normal pay increases in the ordinary course of business consistent with past practices, but in no event, in an amount in excess of five percent (5%) of the annual salary of each such employee as set forth in the Disclosure Statement;

    (h) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business consistent with past practices;

    (i) hired any employee who has an annual salary in excess of $75,000;

    (j) terminated any employee having an annual salary or wages in excess of $75,000;

    (k) adopted any new Benefit Plan or amended any existing Benefit Plan in any material respect;

    (l) issued or sold any securities of any class, except for the exercise of options to purchase Company Common Stock under the Company Option Plans or the issuance of Company Common Stock under the Company's stock purchase plan;

    (m) discharged any material liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

    (n) not settled or initiated any litigation or threatened litigation with any Person with an amount in controversy in excess of $50,000 individually or $100,000 in the aggregate; or

    (o) paid, declared or set aside any dividend or other distribution on its securities of any class or other ownership interests, or, directly or indirectly, purchased, exchanged, redeemed or otherwise acquired any of its securities of any class or made any commitment for any such action.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.28 by entering into this Agreement or by consummating the transactions contemplated hereby.

  4.29. Affiliated Transactions. Since January 1, 1997, neither the Company nor any of its Subsidiaries has been a party to any transaction (other than employee compensation) with a "Related Party". For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director, 10% stockholder or present affiliate of the Company or any of its Subsidiaries, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery or rights in Intellectual Property) which relates to and is necessary in the present or currently contemplated future operation of the Company's or its Subsidiaries' respective businesses, is presently owned by or leased or licensed by or to any Related Party. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company, its Subsidiaries, nor to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's or its Subsidiaries respective businesses.

  4.30. Significant Customers, Suppliers, Joint Venture Partners and Employees. The Disclosure Statement sets forth an accurate list of the Company's and its Subsidiaries' Significant Customers (as defined herein), Significant Suppliers (as defined herein); Joint Venture Partners (as defined herein) and Significant Employees (as defined herein). The Company has no knowledge nor has it received any notice of any intention by a (a) Significant Customer to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (b) Significant Supplier to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; (c) Joint Venture Partner to terminate its business relationship with the Company or its Subsidiaries or to limit or alter its business relationship with the Company or its Subsidiaries in any material respect; or (d) Significant Employee intends to terminate his employment with the Company or its Subsidiaries. As used herein, (w) "Significant Customer" means the 10 largest customers of the Company and its Subsidiaries, taken as a whole, including distributors of the Company's products, measured in terms of sales volume in dollars for the years ended December 31, 1996 and 1997 and for the ten month period ending September 30, 1998, (x) "Significant Supplier" means any supplier of the Company and its Subsidiaries from whom the Company or its Subsidiaries has purchased $250,000 or more of goods during the years ended December 31, 1996 and 1997 or $208,333 or more goods during the ten month period ending September 30, 1998, for use in the Company's or its Subsidiaries' respective businesses; (y) "Joint Venture Partner" means any Person that has entered into an agreement with the Company or its Subsidiaries relating to the purchase, development, distribution, manufacture and/or sale of any of the Company's or its Subsidiaries' products or technologies; and (z) "Significant Employee" means the Chief Executive Officer, the President, the Senior Director of Research and Development or any Vice President of the Company or its Subsidiaries.

  4.31. Material Adverse Change. Since June 30, 1998, neither the Company nor its Subsidiaries has suffered, and no event or occurrence has taken place that would reasonably be expected to have, a Company Material Adverse Effect.

  4.32. Bribes. Neither the Company, its Subsidiaries nor, to the Company's knowledge, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, its Subsidiaries or their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

  4.33. Absence of Indemnifiable Claims, etc. There are no pending or threatened claims by any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable law, the Certificate or Articles of Incorporation or By-laws of the Company or its Subsidiaries or any insurance policy maintained by the Company or its Subsidiaries. Other than pursuant to applicable law or the certificate of incorporation or by-laws of the Company or its Subsidiaries, no officer, director or employee of the Company or its Subsidiaries has any right to indemnification by the Company or any of its Subsidiaries.

  4.34. No Undisclosed Liabilities. To the Company's knowledge, there are no liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) of the Company or its Subsidiaries other than (i) liabilities disclosed or provided for in the most recent financial statements contained in the Company Reports; (ii) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and (iv) liabilities incurred since June 30, 1998 in the ordinary course of business and consistent with past practices.

  4.35. Employees of Company and Subsidiaries. To the Company's knowledge, neither the Company nor any of its Subsidiaries have taken any actions which were calculated to dissuade any present employees, representatives or agents of the Company or any of its Subsidiaries from continuing an association with the Company or any of its Subsidiaries after the Merger.

  4.36. Year 2000 Compliance. The Company and each of its Subsidiaries have conducted a commercially reasonable inventory of the hardware and software (the "Computer Systems") used by the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down (a "hard crash") or produce incorrect calculations or otherwise malfunction without becoming totally inoperable (a "soft crash"). Based on the above inventory, the estimated total cost of rendering the Computer Systems Year 2000 compliant is $100,000. For purposes of this Agreement, "Year 2000 compliant" means that all of the hardware and software comprising the Computer Systems will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations.

  4.37. No Brokers. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, Watson, Watson Sub or their respective Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained CIBC Oppenheimer Corp. and William Blair & Co. as its financial advisors, the arrangements with which have been disclosed in writing to Watson prior to the date hereof.

  4.38. Tax Reorganization. To the Company's knowledge, after consulting with its independent advisors, neither the Company nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

  4.39. Opinion of Financial Advisor. The Company has received the opinion of CIBC Oppenheimer, Inc. to the effect that, as of the date hereof, the consideration to be received by the Stockholders pursuant to the Merger is fair to such Stockholders from a financial point of view.

  4.40. Information Supplied. The information supplied or to be supplied in writing by the Company, its Subsidiaries, or any of their respective officers, directors, representatives, agents or employees, for inclusion or incorporation by reference in (a) the Proxy Statement will not, at the time the Proxy Statement is first mailed to the Stockholders and at the time such Stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) the Form S-4, together with all amendments and supplements thereto, will not, at the time the Form S-4 is filed or becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Watson or any of Watson's Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement or the Form S-4.

  4.41. Takeover Statutes. Section 203 of the Delaware General Corporation Law is not applicable to the Company, its Subsidiaries or (by reason of the Company's participation therein) the Merger. No other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation is applicable to the Company, its Subsidiaries or (by reason of the Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

  4.42. Definition of Knowledge. For purposes of this Agreement, the phrase "to the Company's knowledge" shall only be deemed to include the knowledge of Dinesh C. Patel, Ph.D., Charles D.

Ebert, Ph.D., Alexander L. Searl, Reyn Gallacher, Norman A. Mazor, William R. Good, Ph.D., Don Mantle, Warren Dudley, Ray Varnakis, Debra Eppstein, Chad Briggs, Ramesh Acharya, Ph.D. and Ichiro Nakatomi, Ph.D. (the "Senior Officers").

                                   ARTICLE V

                                   COVENANTS

  5.1. Alternative Proposals. (a) Prior to the Effective Time, the Company agrees (i) that neither it nor any of its Subsidiaries shall, and it shall direct and cause its and its Subsidiaries' respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making or implementation of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Watson immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that the Board of Directors of the Company may, in response to any unsolicited written bona-fide proposal from a third party regarding a Superior Proposal (as defined below), furnish or cause to be furnished information to, and engage in discussions with, such third party, but only if (v) the Board of Directors of the Company determines in good faith, after consultation with its independent financial and legal advisors to take such action pursuant to the exercise of its fiduciary duties under applicable law; (w) prior to furnishing such information to, or entering into discussions or negotiations with such third party, the Company receives from such third party an executed confidentiality agreement with terms no less favorable than those contained in the Confidentiality Agreement (as defined herein); (x) prior to furnishing such information to, or entering into discussions or negotiations with, such third party, the Company provides written notice to Watson to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party; (y) the Company provides to Watson all of the relevant details relating to all inquiries and proposals that the Company may receive relating to any of such matters (including the identity of the Person making such inquiry or proposal and the material terms and conditions of any such proposal) and provides Watson with copies of all materials delivered to such Person; and (z) the Company keeps Watson informed of the status of any such discussions or negotiations. Notwithstanding anything to the contrary contained in this Section 5.1, in response to the Company's or its agent's receipt of an unsolicited written bona-fide proposal from any Person regarding an Alternative Proposal, the Company or its agents may make inquiries to such Person and its agents to clarify questions relating to ambiguities of the terms of such proposal in order for the Company to determine whether such proposal is a Superior Proposal, but the Company and its agents shall continue to be prohibited from entering into any other discussions or negotiations with respect to such proposal until such time as the Board of Directors of the Company determines, in accordance with and pursuant to the terms of this
Section 5.1, that such proposal is a Superior Proposal.

  (b) As used herein, the term (i) "Alternative Proposal" means (in each case other than the transactions contemplated hereby) (A) a tender offer or exchange offer for 25% or more of the then outstanding shares of Company Common Stock;
(B) a merger, consolidation or other business combination with the Company or any of its Subsidiaries, or any agreement or letter of intent or understanding relating to any such transaction; (C) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, or any agreement or letter of intent or understanding relating to such transaction; (D) the acquisition by any Person (other than Watson or one of its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of Company Common Stock that may be acquired by such Person pursuant to any right, option, warrant, or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 25% or more of the outstanding shares of Company Common Stock (including Company Common Stock currently beneficially owned by such Person);
(E) any reclassification of securities or recapitalization of the Company or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of the Company that is owned by any Person, or any agreement or letter of intent or understanding relating to such transaction; (F) any transaction having an effect similar to those described in
(A) through (E) above; or (G) a public announcement with respect to a proposal, plan, or intention by the Company or another Person to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law); and (ii) a "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (other than Watson or any of its Subsidiaries) with respect to an Alternative Proposal on terms which the Board of Directors of the Company determines in good faith, and in the exercise of reasonable judgment (based on the advice or independent financial advisors and legal counsel), to be more favorable to the Company and its Stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

  (c) Nothing in this Section 5.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof); (ii) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)); or (iii) affect any other obligation of the Company under this Agreement.

  5.2. Interim Operations. (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement (provided, that, disclosures in the Disclosure Statement regarding negotiations with third parties shall not permit the Company to enter into any binding agreement or arrangement with respect to such disclosures if such agreement or arrangement would be prohibited by the terms of this Section 5.2) unless Watson has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to,:

    (i) conduct their respective operations according to their usual, regular and ordinary course consistent with past practice;

    (ii) to the extent consistent with their respective businesses, use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with them;

    (iii) not amend their respective Certificates or Articles of Incorporation or By-Laws or comparable governing instruments;

    (iv) promptly notify Watson of any material emergency or other Company Material Adverse Effect, any material correspondence with, or any investigation by, the FDA or other Governmental Entities, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach by the Company of any of its representations or warranties contained herein;

    (v) promptly deliver to Watson true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vi) not (A) effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; or (C) grant any severance or termination package to any employee or consultant, other than in the ordinary course of business consistent with the policies of the Company disclosed to Watson prior to the date hereof;

    (vii) not enter into any agreement or transaction, or agree to enter into any agreement or transaction involving a sale, license or other disposition of any Intellectual Property, a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

    (viii) not enter into any contract or arrangement of any type described in Section 4.18 hereof or amend or terminate any of the contracts or arrangements listed in the Disclosure Statement;

    (ix) not make any loans or capital contributions to, or investments in, any other Person;

    (x) not perform any of the actions described in Sections 4.28(c), (e),
  (f), (h), (i), (j), (k), (l), (m), (o) or (p) hereof;

    (xi) not settle or initiate any litigation or threatened litigation, other than a settlement of such matters resulting in a payment of less than $50,000, or $100,000 in the aggregate for all such matters;

    (xii) not make (or commit to make) capital expenditures in an amount which exceeds $369,400 in the aggregate;

    (xiii) not enter into any transaction with, or made any payment to, or incurred any liability to, any Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company or its Subsidiaries);

    (xiv) not increase the compensation payable to, enter into or amend any employment agreement with, or pay any bonus or other compensation to, any employee, except for (A) normal pay increases in the ordinary course of business consistent with past practices, but in no event, in an amount in excess of five percent (5%) of the annual salaries of all employees of the Company and its Subsidiaries as of the date hereof, in the aggregate; and (B) year end bonuses not to exceed $485,000 in the aggregate;

    (xv) not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Liens for taxes not currently due and liens granted to incur the indebtedness contemplated by Section 5.2(a)(x) hereof; and

    (xvi) maintain insurance on its tangible assets and its businesses in such amounts as are substantially similar to those currently in effect.

  (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Watson shall, and shall cause each of its Subsidiaries to,:

    (i) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (ii) promptly notify the Company of any material emergency or other Watson Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach by Watson or Watson Sub of any of their respective representations or warranties contained herein;

    (iii) not amend their respective Certificates or Articles of Incorporation or By-laws or comparable governing instruments; and

    (iv) not take any action that would result in a failure to maintain the trading of Watson Common Stock on the New York Stock Exchange.

  5.3. Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of the Stockholders as promptly as practicable to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement to the Stockholders; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to the Stockholders imposed by law.

  5.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United

States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and the Surviving Corporation shall take all such necessary action.

  5.5. Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Watson reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries; (b) furnish to Watson, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Watson and its investigation of the business of the Company and its Subsidiaries and provide access to such employees to Watson. From the date hereof to the Effective Time, Watson shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of Watson to cooperate with the Company in its investigation of the business of Watson or its Subsidiaries. All information disclosed by the Company to Watson and its representatives or by Watson to the Company and its representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of February 19, 1997 between Watson and the Company.

  5.6. Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the reasonable opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement and shall provide a copy of such disclosure to the other party for comment prior to release.

  5.7. Registration Statement. Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Watson Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the Proxy Statement. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Watson shall use all reasonable efforts, and the Company will cooperate with Watson, to have the Form S-4 declared effective by the SEC as promptly as practicable. Watson shall use reasonable commercial efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. No amendment or supplement to the Proxy Statement will be made by Watson or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Watson will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Watson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and Watson shall use reasonable commercial efforts to promptly resolve any such stop order, suspension or qualification.

  5.8. Stock Exchange Listing. Watson shall use all reasonable efforts to cause the shares of Watson Common Stock to be issued in the Merger and the shares of Watson Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance.

  5.9. Indemnification. (a) From and after the Effective Time, Watson agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Watson and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

  (b) For a period of two (2) years after the Effective Time, Watson shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officer's liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Watson) with coverage in amount and scope at least as favorable as the Company's existing coverage; provided however that Watson shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or by-law, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  5.10. Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Watson a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit A. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

  5.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except
(a) as otherwise expressly provided for herein; and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement shall be shared equally by the Company and Watson.

  5.12. Tax Treatment of Merger. From and after the date hereof and until the Effective Time, neither Watson nor the Company nor any of their respective Subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as (i) a reorganization within the meaning of Section 368(a) of the Code; or (ii) a "pooling of interests" for accounting purposes; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, Watson shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, including, but not limited to, (i) a failure to satisfy the continuity of business enterprise requirements of Treas. Reg. Section 1.368-1(d)(1) and (ii) a failure to satisfy the continuity of interest requirements of Treas. Reg. Section 1.368-1(e)(1).

  5.13. Company Options. As soon as reasonably practicable after the Closing Date, but in any event, no later than sixty (60) days after the Closing Date, Watson shall register the shares of Watson Common Stock issuable upon exercise of the Company Options with the SEC on Form S-8, to the extent that such Company Options may be registered on such form. To the extent that all or any portion of the Company Options may not be registered on Form S-8 (the "Non-Employee Options"), Watson and the Company shall cooperate and promptly prepare and Watson shall file with the SEC as soon as reasonably practicable after the Closing Date, but in any event, no later than sixty (60) days after the Closing Date, a Registration Statement on Form S-3 (the "Form S-3") under the Securities Act, with respect to the Watson Common Stock issuable upon exercise of the Non-Employee Options. Watson shall use all reasonable efforts, and the Company will cooperate with

Watson, to have the Form S-3 declared effective by the SEC as soon as practicable after the filing thereof and to keep such Registration Statement effective until such time as all such Non-employee Options (or the underlying Watson Common Stock) has been sold into the public market or is eligible to be so sold pursuant to Rule 145(d) promulgated under the Securities Act. Watson will advise holders of such Non-Employee Options, promptly after it receives notice thereof, of the time when the Form S-3 has become effective, the issuance of any stop order or the suspension of the qualification of the Watson Common Stock issuable in connection with the exercise of the Non-Employee Options for offering or sale in any jurisdiction and Watson shall use reasonable commercial efforts to promptly resolve any such stop order, suspension or qualification.

  5.14. Supplement to Watson Disclosure Statement and the Disclosure Statement. Each of Watson and the Company shall promptly supplement or amend the Watson Disclosure Statement and the Disclosure Statement, respectively, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Watson Disclosure Statement or the Disclosure Statement, as the case may be. No supplement or amendment to the Watson Disclosure Statement or the Disclosure Statement will have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI hereof.

  5.15. Report to Watson. The Company will promptly advise Watson in writing of all actions taken by the directors and stockholders of the Company at meetings or in connection with written consents filed with the Company and will furnish Watson with copies of all monthly and other interim financial information of the Company and its Subsidiaries as they become available to the officers and/or the directors of the Company or its Subsidiaries.

  5.16. Delivery of Stockholder List. The Company shall arrange to have its transfer agent deliver to Watson or its designee, immediately prior to the Closing Date, a true and complete list setting forth the names and addresses of the Stockholders. From time to time prior to the Closing Date, the Company shall deliver to Watson such information as Watson may request regarding the holdings of stock of Persons who may be affiliates of the Company and such other stockholder information as Watson may reasonably request.

  5.17. Letter of the Company's Accountant. At the request of Watson, the Company shall use commercially reasonable efforts to cause to be delivered to Watson "cold comfort" letters of Ernst & Young, LLP, the Company's independent public accountant, dated as of the date of which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Watson, reasonably customary in form, scope, and substance for letters delivered by independent public accountants in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and its Subsidiaries contained in registration statements similar to the Registration Statement and other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to transactions such as those contemplated by the Agreement.

  5.18. Employee Benefit Plans. Watson covenants and agrees that to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated after the Effective Date, all employees of the Surviving Corporation shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to Watson's employees on the same basis as Watson's employees in similar positions are eligible to participate so long as such employees remain employees of the Surviving Corporation. For purposes of satisfying the terms and conditions of such plans, Watson shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time. To the extent Watson's benefit plans provide medical or dental welfare benefits after the Closing Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Watson's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

                                   ARTICLE VI

                                   CONDITIONS

  6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 7.3 hereof):

    (a) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

    (d) The Form S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been received.

    (e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

    (f) The Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been authorized for trading on the New York Stock Exchange subject only to official notice of issuance.

    (g) Watson shall have received the opinion of Price Waterhouse LLP, dated the Closing Date, to the effect that the Merger will be treated as a "pooling of interests" for accounting purposes.

    (h) The Company shall have received from Ernst & Young, LLP a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude it from entering into a transaction that would be treated as a "pooling of interests" for accounting purposes.

  6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.3 hereof):

    (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and the Company shall have received a certificate of an executive officer of Watson, dated the Closing Date, certifying to such effect.

    (b) As of the date hereof, the representations and warranties of Watson and Watson Sub contained in this Agreement shall be true and correct, in all material respects (or to the extent representations or warranties contain materiality modifiers, true and correct as modified), and the Company shall have received a certificate of an executive officer of Watson and Watson Sub, dated as of the Closing Date, certifying to such effect. As of the Closing Date, the representations and warranties of Watson and Watson Sub contained in this Agreement shall be true and correct, except as would not reasonably be expected to have a Watson Material Adverse Effect, and the Company shall have received a certificate of an executive officer of Watson and Watson Sub, dated as of the Closing Date, certifying to such effect.

    (c) The Company shall have received from Watson certified copies of the resolutions of Watson's and Watson Sub's Boards of Directors and from the sole stockholder of Watson Sub approving and adopting this Agreement, the Watson Ancillary Documents and the transactions contemplated hereby and thereby.

    (d) The Company shall have received the opinion of D'Ancona & Pflaum covering customary opinions in a form reasonably acceptable to Watson and its counsel.

    (e) The Company shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

    (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a Watson Material Adverse Effect; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock.

  6.3. Conditions to Obligation of Watson and Watson Sub to Effect the Merger. The obligations of Watson and Watson Sub to effect the Merger shall be subject to the fulfillment at or prior to the

Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 7.3 hereof):

    (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and Watson shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

    (b) As of the date hereof, the representations and warranties of the Company contained in this Agreement shall be true and correct, in all material respects (or to the extent representations or warranties contain materiality modifiers, true and correct as modified), and Watson shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect. As of the Closing Date, the representations and warranties of the Company contained in this Agreement shall be true and correct, except as would not reasonably be expected to have a Company Material Adverse Effect, and Watson shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.

    (c) Watson shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and Stockholders approving and adopting this Agreement, the Company Ancillary Documents and the transactions contemplated hereby and thereby.

    (d) Watson shall have received the opinion of Kirkland & Ellis covering customary opinions in a form reasonably acceptable to the Company and its counsel.

    (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, would have or would be reasonably likely to have a Company Material Adverse Effect.

    (f) The Company shall have received the consents from the Persons listed on Schedule 6.3(f).

    (g) Watson shall have received the opinion of Kirkland & Ellis, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub and the Company.

    (h) Dinesh C. Patel, Ph.D. and Charles D. Ebert shall have entered into an amendment to their respective Employment Agreements in substantially the form attached hereto as Exhibit B and C, respectively.

    (i) Dinesh C. Patel, Ph.D. and Charles D. Ebert shall have entered into Non-Competition Agreements in substantially the form attached hereto as Exhibit D and E, respectively.

    (j) Watson shall have received the written resignations effective as of the Closing Date of such of the directors and officers of the Company's Subsidiaries as are designated by Watson to resign.

    (k) The Company shall have delivered to Watson, Affiliate Letters executed by each of the Affiliates of the Company.

                                  ARTICLE VII

                                  TERMINATION

  7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Closing Date notwithstanding the approval or adoption of this Agreement by the Stockholders and subject to the payment obligations contained in Section 7.2 hereof:

    (a) By the mutual written consent of Watson and the Company.

    (b) By written notice from the Board of Directors of either Watson or the Company if (i) the Merger shall not have been consummated by March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;
  (ii) the approval of the Stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(b)(ii) if the Company withdrew, modified, or amended in any adverse respect its recommendation that the Stockholders vote in favor of this Agreement; or
  (iii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (A) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (B) compelling Watson, Watson Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson, the Company or any of their respective Subsidiaries, or sell or license any material product of Watson, the Company or any of their respective Subsidiaries, and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By written notice from the Board of Directors of Watson, if without the prior written approval of Watson, (i) the Company (A) shall have withdrawn, modified, or amended in any adverse respect its approval or recommendation of this Agreement or the transactions contemplated hereby,
  (B) shall not have recommended or shall have withdrawn, modified, or amended in any respect its recommendation that the Stockholders vote in favor of this Agreement, or (C) shall not have included such recommendation in the Proxy Statement; (ii) the Board of Directors of the Company shall have resolved to do any of the foregoing; or (iii) any director of the Company shall take any action inconsistent with such approval or recommendation and such action has not been renounced by the Board of Directors of the Company; provided that, in each of subparagraphs (i), (ii) or (iii) above, other than upon the happening of an event described in
  Section 7.1(f).

    (d) By written notice from the Board of Directors of Watson if (A) there is an Alternative Proposal initiated or made by or relating to the Company which is approved of or agreed to by the Board of Directors of the Company; or (B) any Person shall have solicited proxies in opposition to the approval of the Merger, and the Board of Directors of the Company has taken action or a public position consistent with approving such Persons proxy solicitation.

    (e) By written notice from the Board of Directors of the Company, if the Board of Directors of the Company shall have reasonably determined, after consultation with its legal and financial advisors, that a proposal for an Alternative Proposal constitutes a Superior Proposal and shall have decided to accept such Superior Proposal pursuant to its fiduciary duties under applicable law; provided, however, that the Company may not have the right to terminate this Agreement pursuant to this subparagraph (e) unless (i) five (5) business days shall have elapsed after delivery to Watson of a written notice of such determination by the Board of Directors of the Company and, during such five (5) business day period, the Company shall have informed Watson of the material terms and conditions and financing arrangements of such proposal for an Alternative Proposal and the identity of the Person or group making such proposal for an Alternative Proposal and (ii) at the end of such five (5) business day period, such board shall continue to reasonably believe that such proposal for an Alternative Proposal constitutes a Superior Proposal and promptly thereafter the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement pursuant to this subsection (e) unless it has simultaneously or previously paid the $5,000,000 fee owed to Watson pursuant to Section 7.2.

    (f) By written notice from the Board of Directors of the Company, if (i) as of the date hereof, the representations and warranties made by Watson and Watson Sub are not true and correct, in all material respects; (ii) there has been a breach by Watson or Watson Sub of any representation or warranty contained in this Agreement which would reasonably be expected to have a Watson Material Adverse Effect; or (iii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Watson.

    (g) By written notice from the Board of Directors of Watson, if (i) as of the date hereof, the representations and warranties made by the Company are not true and correct, in all material respects; (ii) there has been a breach by the Company of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect; or (iii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Watson to the Company.

  Any termination notice delivered pursuant to the provisions of this Section
7.1 shall specify the particular section of this Agreement under which this Agreement is being terminated.

  7.2. Effect of Termination and Abandonment. (a) If this Agreement or the transactions contemplated hereby are terminated and if any one of the following conditions has been satisfied, then the Company shall pay to Watson, no later than five (5) business days after the date on which one of the following conditions is satisfied (except as otherwise provided in Section 7.1(e) hereof), a fee equal to $5,000,000: (i) this Agreement is terminated by the Company pursuant to Section 7.1(e); (ii) this Agreement is terminated by Watson pursuant to Section 7.1(d); (iii)(A) this Agreement is terminated by the Company pursuant to Section 7.1(b)(i) or by Watson pursuant to Section 7.1(g); and (B) within four months after the termination of this Agreement, the Company enters into an agreement or an understanding with respect to an Alternative Proposal or consummates a transaction with respect to an Alternative Proposal; and (iv)(A) this Agreement is terminated by Watson pursuant to Section 7.1(c); and (B) within one (1) year after the termination of this Agreement, the Company enters into an agreement or an understanding with respect to an Alternative Proposal or consummates a transaction with respect to an Alternative Proposal. In the event of and upon payment of the full Five Million Dollar ($5,000,000) termination fee pursuant to this Section 7.2(a), the Company shall have no further liability to Watson in connection with this Agreement or the transactions contemplated hereby.

  (b) If the Company terminates this Agreement pursuant to Section 7.1(f), Watson shall reimburse the Company for all actual out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, reasonable legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds no later than ten (10) business days after receiving detailed documentation detailing such costs and expenses.

  (c) If Watson terminates this Agreement pursuant to Section 7.1(c) or 7.1(g), the Company shall reimburse Watson for all actual out-of-pocket costs and expenses incurred by Watson and Watson Sub in connection with this Agreement and the consummation and negotiation of the transactions contemplated hereby, including, without limitation, reasonable legal, professional and service fees and expenses, which amount shall be payable by wire transfer of same day funds no later than ten (10) business days after receiving detailed documentation detailing such costs and expenses.

  (d) If this Agreement is terminated for any reason other than the reasons set forth in Sections 7.2(a), (b) or (c), no amounts shall be payable pursuant to this Section 7.2 by either party and neither party shall have any further liability to the other in connection with this Agreement and the transactions contemplated hereby.

  (e) The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement. Accordingly, if any party fails to promptly pay the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a final, non-appealable judgment for the amounts or fees set forth in this Section 7.2, such party shall pay to the other its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

  (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
7.2 and the provisions of Sections 5.6 and 5.10, which obligations shall survive the termination of this Agreement.

  7.3. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

  8.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement between Watson and the Company shall be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Sections 1.4, 1.5, 1.6, 1.7, 1.9, 5.6, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.17, and Articles 2 and 8 (except Section
8.11) and the agreements delivered pursuant to this Agreement shall survive the Merger. No director, officer, shareholder, employee or agent of the Company, Watson or any of their respective Subsidiaries shall have any personal liability to any other party for any breach of any representation, warranty or obligation contained in this Agreement.

  8.2. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

    If to Watson or Watson Sub:

           Watson Pharmaceuticals, Inc.
           311 Bonnie Circle
           Corona, California 91720
           Fax: (909) 270-1429
           Attn: Chairman & CEO

    With copies to:

           Watson Pharmaceuticals, Inc.
           311 Bonnie Circle
           Corona, California 91720
           Fax: (909) 270-1429
           Attn: Legal Department

    If to the Company:

           TheraTech, Inc.
           417 Wakara Way
           Salt Lake City, Utah 84108
           Fax: (801) 588-6200
           Attn: Chairman & CEO

    With copies to:

           Kirkland & Ellis
           153 East 53rd Street
           New York, NY 10022-4675
           Fax: (212) 446-4900
           Attn: Stephen P.H. Johnson

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  8.3. Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 5.9, 5.13 and 5.18, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.4. Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the Watson Disclosure Statement, the Confidentiality Agreement, the Company Ancillary Documents, the Watson Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  8.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made which by law requires the further approval of Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

  8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

  8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

  8.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  8.11. Incorporation of Exhibits. The Disclosure Statement, the Watson Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Watson Pharmaceuticals, Inc.

                                                       /s/ Allen Chao
                                          By: _________________________________
                                                         Allen Chao
                                                  Chairman, President and
                                                  Chief Executive Officer

                                          Jazz Merger Corp.

                                                       /s/ Allen Chao
                                          By: _________________________________
                                                         Allen Chao
                                                  Chairman, President and
                                                  Chief Executive Officer

                                          Theratech, Inc.

                                                    /s/ Dinesh C. Patel
                                          By: _________________________________
                                                      Dinesh C. Patel
                                                Chairman, President and CEO

                                   APPENDIX B

                                                                October 23, 1998

The Board of Directors
TheraTech, Inc.
417 Wakara Way
Salt Lake City, UT 84108

Gentlemen:

  You have asked CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of TheraTech, Inc. ("TheraTech") of the Exchange Ratio (as defined below) to be received by TheraTech stockholders in connection with proposed merger (the "Merger") of Watson Pharmaceuticals, Inc. ("Watson") and TheraTech pursuant to the terms and conditions set forth in the Agreement and Plan of Merger by and among TheraTech, a wholly-owned subsidiary of Watson and Watson dated October 23, 1998 (the "Merger Agreement").

  Pursuant to the Merger Agreement, as more fully described therein, each share of TheraTech Common Stock shall be converted into the right to receive the following portion of a share of Watson Common Stock (the "Exchange Ratio"): 12 divided by the average of the per share last daily closing price (the "Average Closing Price") of a share of Watson Common Stock as reported on the New York Stock Exchange during ten consecutive trading days ending on the second trading day immediately preceding the effective date of the Merger (the "Effective Date") providing that, the Exchange Ratio shall not exceed 0.29589 or less than
0.2663. For purposes of this Opinion, the aggregate number of shares of Watson Common Stock to be issued in the Merger, as determined pursuant to the Exchange Ratio calculated on the basis set forth in this paragraph and based on the existing capitalization of TheraTech, is referred to herein as the Merger Consideration.

  In arriving at our Opinion we:

  (i) reviewed the Merger Agreement;

  (ii) reviewed TheraTech's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1995, 1996 and 1997 and its quarterly report on Form 10-Q for the six months ended June 30, 1998;

  (iii) reviewed Watson's annual reports to stockholders and its annual reports on Form 10-K for fiscal years ended December 31, 1995, 1996 and 1997 and its quarterly report on Form 10-Q for six months ended June 30, 1998;

  (iv) reviewed the Certificates of Incorporation for both TheraTech and Watson;

  (v) reviewed certain financial projections prepared by management of Watson and TheraTech;

  (vi) held discussions with the senior management of each of TheraTech and Watson to review historical and current operations and financial conditions as well as projections and strategies of the respective companies and visited certain of their respective facilities;

  (vii) reviewed current and historical market prices and trading data of the TheraTech Common Stock and the Watson Common Stock;

  (viii) reviewed financial and market data for certain public companies we deemed comparable to TheraTech and Watson;

  (ix) reviewed and analyzed recent mergers and acquisitions of companies in lines of business we deemed comparable to TheraTech and Watson;

  (x) analyzed the financial impact of the Merger on the combined company;

  (xi) prepared a discounted cash flow valuation of TheraTech and Watson;

  (xii) reviewed the relative contributions to the combined company of TheraTech and Watson with respect to certain historical and projected financial parameters; and

  (xiii) performed such other analyses and reviewed such other documents and information as were deemed appropriate.

  In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information available to us from public sources and provided to us by TheraTech and Watson and their respective representatives. We have also relied upon the managements of TheraTech and Watson as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed, without independent verification or investigation, that such projections, including and without limitation projected cost savings and operating synergies from the Merger, were reasonably prepared on bases reflecting the best available information, estimates and judgment of such respective managements of TheraTech and Watson and that such projections will be realized in the amounts and time periods currently estimated by the managements of TheraTech and Watson. We have not been engaged to assess the achievability of such projections or assumptions on which they were based and express no view as to the projections or assumptions. We have neither made, obtained nor reviewed any independent valuation or appraisal of the assets or liabilities of TheraTech or Watson.

  Our Opinion is based upon our analyses of the foregoing factors and information in light of our assessment of general economic, financial and market conditions as of the date hereof that could be evaluated by us as of such date.

  Our Opinion is limited to a determination of the fairness, from a financial point of view, of the Exchange Ratio. We have not examined the merits or fairness of the Merger in any other respect or on the merits or fairness of any other transactions contemplated by TheraTech including, without limitation, the Merger as compared to any other transaction or business strategy of TheraTech. In addition, we assume that the factual circumstances and terms, as they exist as of the date of our Opinion, will remain substantially unchanged through the time the Merger is completed. CIBC Oppenheimer also assumed, without independent verification, the accuracy of the advice and conclusions of TheraTech's legal counsel and accountants with respect to the tax and accounting matters as provided to CIBC Oppenheimer by TheraTech's management, including, without limitation, the treatment of the Merger as a tax free reorganization for federal income tax purposes and a pooling of interests for financial reporting purposes. We assume that the Merger will be consummated in accordance with the terms of the Merger Agreement, that all conditions to the closing of the Merger will be satisfied without waiver or modification and that Merger would be consummated on a timely basis in the manner contemplated in the Merger Agreement.

  CIBC Oppenheimer, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and private placements. CIBC Oppenheimer has been engaged by the Board of Directors of TheraTech to render financial advisory services to TheraTech in connection with the Merger and will receive a fee for its services, including a fee upon the delivery of this Opinion. In ordinary course of business, CIBC Oppenheimer serves as a market maker in the Common Stock of both TheraTech and Watson and may actively trade the securities of the companies for its own account or for the account of its customers and accordingly may at any time hold a long or short position in each company's Common Stock. CIBC Oppenheimer also provides equity research coverage of both TheraTech and Watson.

  It is understood that our Opinion is intended for the benefit and use of the Board of Directors of TheraTech in its evaluation of the Merger, and our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors or any stockholder with respect to whether to vote in favor of the Merger. We understand that this Opinion will be included in the registration statement filed with the Securities and Exchange Commission and proxy statement/prospectus therein distributed to TheraTech stockholders in connection with the approval of the Merger. We hereby consent to the foregoing use of the Opinion in its entirety. Otherwise, our Opinion may not be published or otherwise used or referred to without our written consent.

  Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Exchange Ratio to be received by TheraTech stockholders in connection with the Merger is fair, from a financial point of view, to the stockholders of TheraTech.

                                          Very truly yours,

                                               /s/ CIBC Oppenheimer Corp.
                                          -------------------------------------
                                                 CIBC Oppenheimer Corp.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada Revised Statutes authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The Registrant has provided for indemnification to the fullest extent permitted by the provisions of the Nevada statute in its Articles of Incorporation and Bylaws.

     The Registrant maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $15,000,000 in the aggregate (subject to a $250,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses the Registrant for amounts which lawfully indemnifies the Registrant or as required or permitted by law to indemnify its directors and officers.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a.  Exhibits

2.1 Agreement and Plan of Merger, among Watson Pharmaceuticals, Inc., TheraTech, Inc. and The Jazz Merger Corp. dated as of October 23, 1998 (incorporated by reference to Appendix A of the Proxy Statement/Prospectus included in this Registration Statement).

3.1  Articles of Incorporation of Watson and all amendments thereto, filed as
     Exhibit 3.1 to Watson's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and hereby incorporated by reference.

3.2 Bylaws of Watson, as amended as of July 18, 1995, filed as Exhibit 3.2 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and hereby incorporated by reference.

4.1 Articles of Incorporation and Bylaws as amended, of the Registrant (included in exhibits 3.1 and 3.2).

5.1 Opinion of D'Ancona & Pflaum as to the legality of the common stock being offered.

5.2 Opinion of Kummer, Kaempfer, Bonner and Renshaw as to the legality of the common stock being offered.

8.1 Opinion of D'Ancona & Pflaum regarding certain federal income tax matters related to the transaction.

8.2 Opinion of Kirkland & Ellis regarding certain federal income tax matters related to the transaction.

10.1 Form of Affiliate Letter

10.2 Form of Amendment to the Employment Agreement of Dr. Patel.

10.3 Form of Amendment to the Employment Agreement of Dr. Ebert.

10.4 Form of Non-Competition Agreement between Watson and Dr. Patel.

10.5 Form of Non-Competition Agreement between Watson and Dr. Ebert.

10.6 Voting Agreement dated as of October 24, 1998, between Watson and Dr.
     Patel.

10.7 Voting Agreement dated as of October 24, 1998, between Watson and Dr. Higuchi.

10.8 TheraTech 1992 Amended and Restated Employees' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1996 Annual Meeting of Stockholders, and hereby incorporated by reference.

10.9 TheraTech 1992 Amended and Restated Directors' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1994 Annual Meeting of Stockholders, and hereby incorporated by reference.

21.1  List of Subsidiaries of Watson.

23.1  Consent of D'Ancona & Pflaum (included in exhibits 5.1 and 8.1).

23.2  Consent of Kummer, Kaempfer, Bonner and Renshaw (included in exhibit 5.2).

23.3  Consent of Kirkland & Ellis (included in exhibit 8.2).

23.4  Consent of PricewaterhouseCoopers LLP.

23.5  Consent of Ernst & Young LLP.

23.6  Consent of Arthur Andersen LLP.

23.7  Consent of Deloitte & Touche LLP.

24.1 Powers of Attorney (included on signature page of this Registration Statement).

99.1  Form of proxy card for TheraTech, Inc.

99.2 Opinion of CIBC Oppenheimer (incorporated by reference to Appendix B to the Proxy Statement/Prospectus included in this Registration Statement).

      b.  Financial Statement Schedules

      None.

ITEM 22.  UNDERTAKINGS

1.   The undersigned registrant hereby undertakes:

     a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned registrant hereby undertakes:


     a. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     b. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on the 24th day of November, 1998.


                               WATSON PHARMACEUTICALS, INC.
                               (Registrant)


                            By:/s/ Allen Chao
                               -----------------------------------------------
                               Allen Chao, Ph.D.
                               Chairman, Chief Executive Officer and President (Principal Executive Officer)



          Each person whose signature appears below appoints Allen Chao, Ph.D., as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his stead, in any capacities to sign any and all amendments, including post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act, this Registration Statement has been duly signed on November 24, 1998 by the following persons in the capacities indicated:


      SIGNATURES                              TITLES                                         DATE
      ---------                               ------                                         ----
/s/ Allen Chao
------------------------    Chairman, Chief Executive Officer and President           November 24, 1998
Allen Chao, Ph.D.           (Principal Executive Officer)

/s/ Michael Boxer
------------------------    Chief Financial Officer (Principal Financial              November 24, 1998
Michael Boxer               Officer)

/s/ Chato Abad
------------------------    Vice President-Finance (Principal Accounting              November 24, 1998
Chato Abad                  Officer)

/s/ Michel J. Feldman
------------------------    Secretary and Director                                    November 24, 1998
Michel J. Feldman

/s/ Michael Fedida
------------------------    Director                                                  November 24, 1998
Michael Fedida

/s/ Alec D. Keith, Ph.D.
------------------------    Director                                                  November 24, 1998
Alec D. Keith, Ph.D.

/s/ Albert F. Hummel
------------------------    Director                                                  November 24, 1998
Albert F. Hummel

/s/ Ronald R. Taylor
------------------------    Director                                                  November 24, 1998
Ronald R. Taylor

/s/ Andrew L. Turner
------------------------    Director                                                  November 24, 1998
Andrew L. Turner

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT
-------
NUMBER
------

2.1 Agreement and Plan of Merger, among Watson Pharmaceuticals, Inc., TheraTech Inc. and The Jazz Merger Corp. dated as of October 23, 1998 (incorporated by reference to Appendix A of the Proxy Statement Prospectus included in this Registration Statement).

3.1   Articles of Incorporation of Watson and all amendments thereto, filed as
      Exhibit 3.1 to Watson's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1995 and Exhibit 3.1 (A) to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and hereby incorporated by reference.

3.2 Bylaws of Watson, as amended as of July 18, 1995, filed as Exhibit 3.2 to Watson's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and hereby incorporated by reference.

4.1 Articles of Incorporation and Bylaws as amended, of the Registrant (included in exhibits 3.1 and 3.2).

5.1 Opinion of D'Ancona & Pflaum as to the legality of the common stock being offered.

5.2 Opinion of Kummer, Kaempfer, Bonner and Renshaw as to the legality of the common stock being offered.

8.1 Opinion of D'Ancona & Pflaum regarding certain federal income tax matters, related to the transaction.

8.2 Opinion of Kirkland & Ellis regarding certain federal income tax matters related to the transaction.

10.1  Form of Affiliate Letter.

10.2  Form of Amendment to the Employment Agreement of Dr. Patel.

10.3  Form of Amendment to the Employment Agreement of Dr. Ebert.

10.4  Form of Non-Competition Agreement between Watson and Dr. Patel.

10.5  Form of Non-Competition Agreement between Watson and Dr. Ebert.

10.6  Voting Agreement dated as of October 24, 1998, between Watson and Dr.
      Patel.

10.7 Voting Agreement dated as of October 24, 1998, between Watson and Dr. Higuchi.

10.8 TheraTech 1992 Amended and Restated Employees' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1996 Annual Meeting of Stockholders, and hereby incorporated by reference.

10.9 TheraTech 1992 Amended and Restated Directors' Stock Option Plan, incorporated by reference to TheraTech's Proxy Statement filed in connection with its 1994 Annual Meeting of Stockholders, and hereby incorporated by reference.

21.1  List of Subsidiaries of Watson.

23.1  Consent of D'Ancona & Pflaum (included in exhibit 5.1 and 8.1).

23.2  Consent of Kummer, Kaempfer, Bonner and Renshaw (included in exhibit 5.2).

23.3  Consent of Kirkland & Ellis (included in exhibit 8.2).

23.4  Consent of PricewaterhouseCoopers LLP.

23.5  Consent of Ernst & Young LLP.

23.6  Consent of Arthur Andersen LLP.

23.7  Consent of Deloitte & Touche LLP.

24.1 Powers of Attorney (included on signature page of this Registration Statement).

99.1  Form of Proxy card for TheraTech.

99.2 Opinion of CIBC Oppenheimer (incorporated by reference to Appendix B to the Proxy Statement/Prospectus included in this Registration Statement).